                                                   Registration Number 333-30206

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------
                                 AMENDMENT NO. 3

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                          SHELBOURNE PROPERTIES I, INC.
             (Exact name of registrant as specified in its charter)

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
         DELAWARE                             6798                      04-3502384
-------------------------------    ----------------------------   ---------------------
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)     Classification Code Number)    Identification Number)
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                          SHELBOURNE PROPERTIES I, INC.
                               5 CAMBRIDGE CENTER
                                    9th FLOOR
                               CAMBRIDGE, MA 02142
                                 (617) 234-3000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                               ------------------
                                    COPY TO:
                              MARK I. FISHER, ESQ.
                             TODD J. EMMERMAN, ESQ.
                              ROSENMAN & COLIN LLP
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 940-8800

                               -------------------

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    PROSPECTUS/CONSENT SOLICITATION STATEMENT

                          Shelbourne Properties I, Inc.

                        1,263,189 Shares of common stock

     If you are a limited partner in Integrated Resources High Equity Partners, Series 85, A California Limited Partnership, your vote is very important.

     Through this consent solicitation statement, we, as the general partners of your partnership, are asking you, the limited partners of your partnership, to approve the conversion of your partnership into a publicly-traded real estate investment trust called Shelbourne Properties I, Inc. If the conversion is approved, you will receive three shares of Shelbourne common stock, on a tax-free basis, for each of your partnership units. Shelbourne's common stock will be listed on the American Stock Exchange.

     We are making this proposal to satisfy the final requirement of a class action settlement approved by the California Superior Court. Holders of a majority of the limited partnership units must vote "YES" on the enclosed consent form for the proposal to be approved. If you have any questions, you may call (888) 448-5554.

     While you may realize a number of potential benefits from the conversion, there are material risks and potential disadvantages associated with the conversion as described in "Risk Factors," starting on page 16. In particular, you should consider that:

     o Unlike your partnership, Shelbourne will have perpetual existence with no specific timing for liquidation of its assets.

     o The estimated range of values for shares of common stock is less than the range of estimated liquidation values for your units. However, we are not proposing a liquidation of your partnership and a liquidation at this time would not be approved by our affiliates which own approximately 25.8% of the units. Shares of common stock may also trade below the net asset value of Shelbourne or below the going concern value of your partnership.

     o Unlike your partnership, Shelbourne will be permitted to reinvest sale and financing proceeds.

     o Shelbourne may incur substantial debt which could create the risk of default on its obligations and hinder its ability to pay dividends.

     o The amount of Shelbourne's dividends may be less than prior distributions by your partnership.

     o Shelbourne may make investments which are riskier than your partnership's current investments.

     o If the conversion is approved, we will no longer be obligated to repay limited partners a maximum of $8.15 per unit, or $3,260,792 in the aggregate, upon liquidation of your partnership as repayment of fees previously received. Our obligation is reduced by approximately $0.98 per unit each year, and is eliminated in 2008.

     o We have a conflict in recommending the conversion because our affiliate, Shelbourne Management LLC, will continue to receive fees for managing Shelbourne.

     o If you vote against the conversion and the conversion is approved by your partnership, you will not be entitled to dissenters' or appraisal rights for your units.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this consent solicitation statement. Any representation to the contrary is a criminal offense.

     The date of this consent solicitation statement is ________ __, 2000.

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SUMMARY ........................................................................................................................1
   Background Of The Proposal...................................................................................................1
      Your Partnership..........................................................................................................1
      The Class Action Settlement...............................................................................................1
   Shelbourne...................................................................................................................2
   Risk Factors.................................................................................................................3
   Benefits of the Conversion...................................................................................................4
   Comparison of Your Partnership and Shelbourne................................................................................5
   Allocation of Common stock..................................................................................................11
   Alternatives to the Conversion..............................................................................................11
      Liquidation and Dissolution of Your Partnership..........................................................................11
      Continuation of Your Partnership.........................................................................................12
   Comparison Valuation Analyses...............................................................................................12
   General Partners'Recommendation.............................................................................................13
   Voting......................................................................................................................14
   Limited Partner List........................................................................................................15

RISK FACTORS...................................................................................................................16
      The conversion will result in a fundamental change in the nature of your investment to an interest in an entity with perpetual existence that may change its investments without your approval....................................................................................................16
      Shelbourne's common stock may trade at prices below the estimated value of your units or the value of Shelbourne's net assets............................................................................16
      Shelbourne's ability to incur debt increases Shelbourne's risk of default on its obligations which could, in turn, adversely affect Shelbourne's results of operations
      and distributions to stockholders........................................................................................17
      Shelbourne may make investments which have a higher degree of risk than the investments held by your partnership.....................................................................................17
      Dividend levels are not guaranteed and may fluctuate.....................................................................17
      If the conversion is approved our obligations to repay fees previously received by us upon liquidation of your partnership will be eliminated...............................................................17
      We have a conflict of interest in recommending the conversion because we are affiliated with Shelbourne Management which will continue to receive fees for managing Shelbourne......................................................................................................18
      You will not have any dissenters'or appraisal rights if you vote against the conversion..................................18
      The estimated  value of Shelbourne's common stock is based upon anticipated growth that will take time to achieve...........................................................................................18
      Stockholders will be diluted by any subsequent equity issuances..........................................................18
      Shelbourne may enter into transactions with our affiliates which may not solely serve your interests as a stockholder..........................................................................................19
      Provisions in the Certificate, Bylaws and Shareholder Rights Agreement could inhibit changes in control.......................................................................................................19
      Shelbourne is subject to risks of default by borrowers and interest rate risks associated with investments in mortgage loans.......................................................................................20
      Shelbourne's performance and value are subject to risks associated with the real estate industry.................................................................................................................20
      Shelbourne may not be able to re-lease properties upon the expiration of leases..........................................21
      Shelbourne will be managed by a third-party advisor and will therefore have less control over its operations......................................................................................................21
      Shelbourne Management will have conflicts of interest in managing Shelbourne's business and may therefore make decisions or take actions that do not solely reflect your interests as a stockholder..............................................................................................................21
      Shelbourne's retention of an external manager could adversely affect the value of your shares............................21
      Shelbourne's ability to grow could be adversely affected if Shelbourne is not successful in raising capital.......................................................................................................21
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      Fluctuations in interest rates could adversely affect the value of your shares...........................................22
      Illiquidity of real estate investments could adversely affect Shelbourne's financial condition...........................22
      The uncertainty of the outcome of lawsuits pending against your partnership could adversely affect Shelbourne's financial condition..................................................................................22
      Liability for environmental matters could adversely affect Shelbourne's financial condition..............................22
      Stockholder approval is not required for Shelbourne to discontinue its status as a real estate investment trust.........................................................................................................23
      Uninsured losses could adversely affect Shelbourne's financial condition.................................................23
FEDERAL INCOME TAX RISKS.......................................................................................................23
   Failure to qualify or remain qualified as a real estate investment trust would cause Shelbourne to be taxed as a corporation................................................................................................23
   Shelbourne will be subject to a 4% nondeductible excise tax if it fails to distribute required amounts.....................................................................................................................24
   There are potential tax disadvantages to conducting business as a real estate investment trust..............................24
BENEFITS OF THE CONVERSION.....................................................................................................25
   Greater Market Value........................................................................................................25
   Tax-Free Receipt of Common Stock............................................................................................25
   Greater Liquidity and More Efficient Market.................................................................................25
   Ability to Make New Investments.............................................................................................25
   Required Dividends..........................................................................................................25
   Beneficial Company Structure................................................................................................25
   Elected Governance..........................................................................................................26
   Ability to Raise Capital....................................................................................................26
   No Unrelated Business Taxable Income........................................................................................26
   Simplified Tax Reporting....................................................................................................26
   Reduced State Income Tax Reporting..........................................................................................26
COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE..................................................................................26
   Form of Organization........................................................................................................27
   General Business............................................................................................................28
   Duration of Existence.......................................................................................................28
   Voting Rights...............................................................................................................29
   Fiduciary Duties, Limitation of Liability and Indemnification...............................................................30
   Review of Books and Records.................................................................................................31
   Management..................................................................................................................31
   Distributions; distribution policy..........................................................................................32
   Leverage; borrowing policy..................................................................................................33
   Lending Policy..............................................................................................................33
   Management Fees to Affiliates...............................................................................................34
   Taxation of Taxable Limited Partners........................................................................................37
   Taxation of Tax-Exempt Limited Partners.....................................................................................37
BACKGROUND OF THE CONVERSION...................................................................................................38
   General.....................................................................................................................38
   Your Partnership............................................................................................................38
   The Class Action............................................................................................................41
   The Class Action Settlement.................................................................................................42
ALTERNATIVES TO THE CONVERSION.................................................................................................44
   Appraisals..................................................................................................................44
   Valuation Analyses..........................................................................................................47
      General..................................................................................................................47
      Continuation.............................................................................................................48
      Liquidation Analysis.....................................................................................................49
      Secondary Market Trading History Analysis................................................................................49
      Conversion and Comparable Company Analysis...............................................................................50
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RECOMMENDATION AND FAIRNESS....................................................................................................51
   General Partners'Recommendation.............................................................................................51
   Fairness of the Conversion..................................................................................................51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................................................53
SELECTED FINANCIAL DATA........................................................................................................54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS......................................................................................................55
   General.....................................................................................................................55
   Liquidity and Capital Resources.............................................................................................55
   Capital Improvements and Capitalized Tenant Procurement Costs...............................................................56
   Real Estate Market..........................................................................................................56
   Impairment of Assets........................................................................................................57
THE CONVERSION.................................................................................................................61
   Mechanics of the Conversion.................................................................................................61
   Effective Time..............................................................................................................61
   Conditions to the Conversion................................................................................................61
   Fees And Expenses...........................................................................................................62
   Accounting Treatment........................................................................................................62
VOTING ........................................................................................................................62
   General.....................................................................................................................62
   Vote Required...............................................................................................................63
   Voting Procedure............................................................................................................63
   Record Date and Outstanding Units...........................................................................................64
   Effect of Voting to Approve the Conversion..................................................................................64
   Solicitation of Votes; Solicitation Expenses................................................................................64
   Limited Partner Lists.......................................................................................................64
CONFLICTS OF INTEREST..........................................................................................................65
   Conflicts Relating to the Conversion........................................................................................65
   Conflicts Following the Conversion..........................................................................................66
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................................................................67
   AP-PCC III, L.P. Services Agreement.........................................................................................67
   Management Fees To Affiliates...............................................................................................67
   Olympia Agreement...........................................................................................................67
SHELBOURNE.....................................................................................................................68
   General.....................................................................................................................68
   The Operating Partnership...................................................................................................68
   Objectives and Strategies...................................................................................................70
   The Properties..............................................................................................................72
   Other Assets and Liabilities................................................................................................76
   Cash Dividend Policy........................................................................................................76
   Management..................................................................................................................77
PRO FORMA FINANCIAL INFORMATION OF SHELBOURNE..................................................................................82
DESCRIPTION OF CAPITAL STOCK...................................................................................................91
   General.....................................................................................................................91
   Common Stock................................................................................................................91
   Preferred Stock.............................................................................................................92
   Listing, Price and Trading..................................................................................................92
   Restrictions on Transfers...................................................................................................92
   Additional Issuances........................................................................................................95
   Shareholder Rights Agreement................................................................................................95
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MATERIAL PROVISIONS OF DELAWARE LAW AND SHELBOURNE'S
CERTIFICATE AND BYLAWS.........................................................................................................97
   Amendment of Certificate and Bylaws.........................................................................................98
   Dissolution of Shelbourne...................................................................................................98
   Meetings of Stockholders....................................................................................................98
   The Board of Directors......................................................................................................98
   Limitation of Liability and Indemnification.................................................................................99
   Business Combinations.......................................................................................................99
   Indemnification Agreements.................................................................................................100
FEDERAL INCOME TAX CONSEQUENCES...............................................................................................100
   The Conversion.............................................................................................................101
   Taxation of Shelbourne as a Real Estate Investment Trust...................................................................101
      General.................................................................................................................101
      Requirements for Qualification..........................................................................................103
      Organizational Requirements.............................................................................................103
      Income Tests............................................................................................................103
      Asset Tests.............................................................................................................106
      Annual Distribution Requirements........................................................................................107
      Failure of Shelbourne to Qualify as a Real Estate Investment Trust......................................................107
   Taxation of Taxable U.S. Stockholders......................................................................................108
      Distributions by Shelbourne.............................................................................................108
      Passive Activity Losses and the Investment Interest Limitation..........................................................109
      Sale of Common Stock....................................................................................................109
      Backup Withholding......................................................................................................109
   Taxation of Tax-Exempt Stockholders........................................................................................109
   Taxation of Non-U.S. Stockholders..........................................................................................110
      Distributions by Shelbourne.............................................................................................110
      Sale of Common Stock....................................................................................................111
      Backup Withholding Tax and Information Reporting........................................................................111
   Tax Status of the Operating Partnership....................................................................................112
   Other Taxes................................................................................................................112
   Transfer Taxes.............................................................................................................112
   Possible Tax Law Changes...................................................................................................112
   Importance of Obtaining Professional Tax Assistance........................................................................113

AVAILABLE INFORMATION.........................................................................................................113

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................................................................114

FORWARD-LOOKING STATEMENTS....................................................................................................114

EXPERTS ......................................................................................................................114

LEGAL MATTERS.................................................................................................................115

APPENDIX A - Consent Form.....................................................................................................A-1

APPENDIX B - Agreement and Plan of Merger.....................................................................................B-1
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


                                     SUMMARY

     The following is a summary of information relating to your partnership and the conversion. This summary highlights selected information from this consent solicitation statement and may not contain all of the information regarding the conversion that is important to you. We are Resources High Equity, Inc. and Presidio AGP Corp., the general partners of your partnership, Integrated Resources High Equity Partners, Series 85, A California Limited Partnership. The conversion will be accomplished by merging your partnership into a newly-formed limited partnership called Shelbourne Properties I L.P. Shelbourne Properties I L.P. will function as the operating partnership through which Shelbourne Properties I, Inc., the publicly-traded real estate investment trust, will conduct all of its business. When we refer to Shelbourne in this consent solicitation statement we mean both Shelbourne Properties I, Inc. and Shelbourne Properties I L.P., together, unless the context requires otherwise. Shelbourne will be managed by Shelbourne Management LLC. To understand the conversion fully and for a more complete description of the terms of and risks related to the conversion, you should read carefully this entire consent solicitation statement and the other documents to which we have referred you.

BACKGROUND OF THE PROPOSAL

YOUR PARTNERSHIP

     Your partnership was formed in 1983 to invest in and hold existing or to-be-constructed income-producing properties. Your partnership currently owns interests in four office buildings and one shopping center. Units in your partnership were publicly offered and sold during 1985 and 1986. Your partnership invested substantially all of the capital raised from the sale of units in the five properties in which it currently owns an interest as well as in two other properties that have been sold. There are no mortgages on any of your partnership's properties. Your partnership originally anticipated holding its properties for seven to ten years and is required to liquidate by no later than December 31, 2008.

     Units in your partnership are not listed on any national stock exchange or traded in any formal trading market. There is, however, a limited and informal secondary market for your units.

     In November 1994, Presidio Capital Corp. acquired control of your general partners as part of a Chapter 11 reorganization of Integrated Resources, Inc., the entity which originally owned and controlled your general partners. In August 1998, NorthStar Capital Investment Corp. acquired control of Presidio. In October 1999, Presidio retained AP-PCC III, L.P. to provide asset management and investor relations services to your partnership on behalf of your general partners. AP-PCC III, L.P. is an affiliate of Winthrop Financial Associates, a Boston-based partnership and property management company which is not affiliated with NorthStar.

THE CLASS ACTION SETTLEMENT

     In 1993 limited partners commenced an action against your general partners in the California Superior Court. The action included claims for breach of fiduciary duty; breach of contract; unfair and fraudulent business practices; negligence; dissolution, accounting, receivership and removal of general partner; fraud; and negligent misrepresentation. This action was brought years before NorthStar acquired control of your general partners in August 1998. Your general partners at all times considered the action to be without merit.

     In February 1996, your general partners submitted a settlement proposal to the court but the court declined to grant final approval to the proposal, indicating that it did not consider that settlement proposal to be fair. After further negotiations, in January 1999 the parties agreed on the terms of a revised settlement. In February 1999, you received a notice containing a detailed description of the terms of the settlement. In April 1999, the court approved the revised settlement after finding it to be fair, reasonable and adequate and in the best interest of the limited partners.

     Under the terms of the settlement:

     1. In July 1999, we proposed amendments to your partnership's agreement of limited partnership to provide for:

         o a $426,867 reduction of the partnership management fee payable to us for 1999;

         o a partnership management fee for subsequent years based on 1.25% of the current gross assets of your partnership rather than 1.05% of the gross amount of your partnership's original offering proceeds paid or allocated to acquire properties; and

         o a fixed amount that we would be obligated to pay you upon liquidation of your partnership as repayment of fees previously received by us and our affiliates, which amount would be reduced by 10% for each year after 1998 in which a liquidation does not occur and eliminated in 2008.

         The amendments were approved and became effective in August 1999.

     2. Presidio Capital Corp. guaranteed our repayment obligation to limited partners upon liquidation of your partnership.

     3. In November 1999, our affiliate, Millennium Funding II LLC, made a tender offer to acquire up to 26,936 units at a price of $114.60 per unit. The offer closed in January 2000 and Millennium acquired all 26,936 units subject to the offer.

     4. We agreed to propose and use our best efforts to complete a conversion of your partnership into a real estate investment trust or other entity with shares traded on a national securities exchange or the NASDAQ National Market. We are proposing the conversion to satisfy this requirement of the settlement.

SHELBOURNE

     Following the conversion, Shelbourne's outstanding shares of common stock will be owned by you and us in proportion to our respective partnership interests. Limited partners will receive 95% of the outstanding common stock in exchange for their partnership units and we will receive 5% of the outstanding common stock in exchange for our general partnership interest.

     Shelbourne's primary business objective will be to maximize the value of its common stock. Shelbourne will seek to achieve this objective by making capital improvements to and/or selling properties and by making additional real estate-related investments. Shelbourne intends to employ a strategy of opportunistic investing by seeking undervalued assets and value-enhancing situations in a broad range of property types and geographical locations. Shelbourne may raise additional capital by mortgaging existing properties or by selling equity or debt securities. Shelbourne may acquire its investments for cash or by issuing equity securities, including limited partnership interests in Shelbourne Properties I L.P., the operating partnership.

     Shelbourne will have a Board of Directors consisting of seven directors, three of whom will be independent directors. Directors of Shelbourne will be elected in the future by holders of common stock. The settlement contemplated that Shelbourne would be externally managed. Accordingly, Shelbourne Management will manage the day-to-day affairs of Shelbourne under an advisory agreement. However, the Board of Directors will be ultimately responsible for the management, control and investment activities of Shelbourne.

     Shelbourne was formed under the Delaware General Corporations Law. Shelbourne's principal executive offices are located at 5 Cambridge Center, 9th floor, Cambridge, MA 02142.

RISK FACTORS

     There are risks associated with the conversion of your partnership, which are more fully discussed beginning on page 16 in "RISK FACTORS", that you should consider in determining whether to vote in favor of the conversion. The following list summarizes the risks of the conversion that we believe to be most material to you:

     o The nature of your investment will change from an interest in a specified portfolio of income-producing properties required to be sold by December 31, 2008 to an interest in a real estate company with perpetual existence that may change its investments from time to time without your approval. In addition, unlike your partnership, Shelbourne will be permitted to reinvest sale and financing proceeds in new investments. This means that these amounts may not be available for distribution to stockholders.

     o The estimated range of values for shares of common stock is less than the range of estimated liquidation values for your units. This means that the estimated amount that you would receive if your partnership were currently liquidated is greater than the estimated amount you would receive by selling your shares. However, you cannot currently realize the liquidation value of your units since a liquidation of your partnership is not being proposed at this time. Shares of common stock may also trade below the net asset value of Shelbourne or below the going concern value of your partnership.

     o Shelbourne will likely incur significant amounts of indebtedness to finance future investments. This use of debt will subject Shelbourne to the risk of default in its obligations, which could in turn adversely affect Shelbourne's results of operations.

     o Shelbourne may make investments which have a higher degree of risk than your partnership's present investments. These investments may include interests in real property, mortgage loans and other real estate companies.

     o The amount of Shelbourne's dividends may be less than prior distributions by your partnership. The amount of dividends will depend upon factors such as the profitability of present and future investments, the terms of any indebtedness, working capital fluctuations and prevailing economic conditions.

     o If the conversion is approved we no longer will have any obligation to pay limited partners an amount which presently equals $8.15 per unit, or $3,260,792 in the aggregate, upon liquidation of your partnership as repayment of fees previously received. The obligation is reduced each year by approximately $0.98 per unit, or $391,000 in the aggregate, and is completely eliminated in 2008. Our affiliates, as owner of 25.8% of the units would receive 25.8% of any amounts paid.

     o We have a conflict in recommending the conversion since our affiliate, Shelbourne Management, will continue to receive fees for managing Shelbourne's business.

     o Shelbourne Management will have a conflict of interest following the conversion because it will receive an asset management fee for managing Shelbourne that is based on Shelbourne's gross assets and it will have the ability to increase Shelbourne's gross assets by causing Shelbourne to acquire additional assets funded by debt or the issuance of new securities.

     o If you vote against the conversion and the conversion is approved, you will not have the right to receive cash based on an appraisal of your interest in your partnership or otherwise.

     o The estimated range of values of Shelbourne's common stock is based upon anticipated growth that will take time to achieve. The growth is anticipated to result from Shelbourne leveraging its assets and investing the proceeds obtained from leveraging. Although Shelbourne intends to actively pursue investment opportunities, we cannot guarantee when investments will be made or the terms of those investments. We also cannot guarantee the terms on which Shelbourne will be able to borrow.

     o Maintaining qualification as a real estate investment trust will require Shelbourne to satisfy requirements that do not apply to your partnership such as distributing substantially all of its taxable income other than capital gains. If Shelbourne fails to qualify or remain qualified as a real estate investment trust, it will be subject to federal, state and local income tax on its taxable income at regular corporate rates. This would reduce the cash available for distribution to stockholders and could materially reduce the value of your common stock.

     o Until you sell all of your common stock in Shelbourne, you will be unable to offset your unused passive activity losses from your partnership against dividends or capital gains from your common stock.

BENEFITS OF THE CONVERSION

     We believe that the conversion will provide you the following benefits which are more fully described on page 25 in "BENEFITS OF THE CONVERSION."

     o The range of estimated values for shares of common stock is significantly greater than recent secondary market prices for units.

     o   You will not be taxed on common stock you receive in the conversion.

     o Common stock will be traded on the American Stock Exchange, which should provide you with significantly greater liquidity and a more efficient market than the limited trading market on which your units may currently be sold.

     o Unlike your partnership, Shelbourne will have the ability to make new investments. The ability to make new investments will enable Shelbourne to change its investment portfolio in response to changing market conditions and to avail itself of potentially favorable investment opportunities.

     o Shelbourne will be required to distribute 95% of its taxable income - 90% after 2000 - other than capital gains, to maintain its status as a real estate investment trust. Your partnership is not required to make distributions.

     o By conducting its operations through the operating partnership, Shelbourne can offer either common stock or limited partnership interests in the operating partnership to potential sellers of real estate. This increases Shelbourne's flexibility in structuring future acquisitions on a tax efficient basis.

     o Following the conversion, Shelbourne's board of directors will be elected by holders of common stock.

     o Shelbourne will have the ability to borrow money and issue equity securities. The proceeds from such loans or equity issuances may be used to finance future investments, to improve existing properties or for other purposes. Indebtedness incurred by Shelbourne will not result in unrelated business taxable income to tax-exempt stockholders.

     o The conversion will result in simplified tax administration for you. You no longer will receive a Schedule K-1 which complicates tax return preparation, but instead will receive a Form 1099-DIV.

     o Unlike your investment in your partnership, you generally will not be subject to state income tax or be required to file individual state income tax returns in states other than in your state of residence solely as a result of an investment in Shelbourne.

COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE

     There are differences between an investment in your partnership and an investment in Shelbourne. The following chart summarizes some of these differences.


CHARACTERISTIC                 YOUR PARTNERSHIP                          SHELBOURNE
--------------                 ----------------                          ----------
Types of Investments           Interests in four office buildings        Interests in four office buildings and one
                               and one shopping center; no               shopping center as well as new real estate
                               ability to make new investments           investments including real property,
                                                                         mortgages and securities of other real estate
                                                                         companies; no restrictive investment criteria
                                                                         such as property use or geographic location


CHARACTERISTIC                 YOUR PARTNERSHIP                          SHELBOURNE
--------------                 ----------------                          ----------
Form of Ownership of           Investments in three properties           The operating partnership will own its
Investments                    through joint-ventures; two               investments directly and through joint-
                               additional properties owned               ventures.  All of Shelbourne's investments
                               directly by your partnership              will be owned through the operating
                                                                         partnership

Method of Acquisition          All of your partnership's                 Shelbourne may acquire properties for cash,
of Investments                 properties were acquired for cash         on a leveraged or unleveraged basis, or
                               on an unleveraged basis                   equity securities, including through the
                                                                         issuance of limited partnership interests in
                                                                         the operating partnership

Liquidity of Your              Relatively illiquid                       Listed for trading on the American Stock
Investment                                                               Exchange

Investment Portfolio           Fixed portfolio                           Investment flexibility; ability to acquire new
                                                                         properties and sell existing properties; ability
                                                                         to acquire and sell other real estate-related
                                                                         investments such as mortgages and securities
                                                                         of other real estate companies

Transactions with Our          Prohibited from selling or leasing        Subject to applicable provisions of Delaware
Affiliates                     properties to, or purchasing              law; transactions with our affiliates must be
                               properties from, our affiliates or        on terms comparable to transactions with
                               receiving long-term secured or            unaffiliated third parties and approved by a
                               unsecured loans from our                  majority of Shelbourne's independent
                               affiliates                                directors

Borrowing Policy               Borrowing to finance                      Shelbourne may borrow on a secured and
                               capital expenditures not permitted        unsecured basis to acquire new investments
                                                                         or to finance capital expenditures; such
                                                                         borrowing will not result in unrelated
                                                                         business taxable income; Shelbourne
                                                                         currently intends not to borrow in excess of
                                                                         75% of its gross assets

Issuances of Additional        Prohibited from issuing additional        Ability to raise additional capital or acquire
Securities                     securities                                additional properties or other investments
                                                                         through issuances of debt or equity securities

Duration of Entity             December 31, 2008; originally             Perpetual, no fixed liquidation date
                               contemplated holding period for
                               properties expired in 1996


CHARACTERISTIC                 YOUR PARTNERSHIP                          SHELBOURNE
--------------                 ----------------                          ----------
Federal Taxation               Not subject to Federal tax                Generally not subject to Federal tax on
                                                                         income distributed to stockholders, but
                                                                         subject to entity-level tax on any
                                                                         undistributed income; significant adverse tax
                                                                         consequences if it fails to qualify or remain
                                                                         qualified as a real estate investment trust

                               Your allocable share of your              Generally taxed on amounts distributed to
                               partnership's taxable income or           you, which distributions will be made pro
                               loss is included in calculating           rata to all holders of common stock
                               your taxable income, regardless
                               of whether your partnership
                               makes any cash distributions;
                               there are special allocations of
                               depreciation deductions to taxable
                               unitholders

Tax Characterization of        Generally passive activity income         Dividends and capital gains from common
Income                                                                   stock are not passive activity income and
                                                                         generally cannot be offset by unused passive
                                                                         activity losses from your partnership or other
                                                                         sources

Tax Reporting                  Schedule K-1, generally mailed to         Form 1099-DIV must be mailed to you
                               you by March 15 of each year,             by January 31 of each year
                               typically increasing your cost of
                               tax return preparation

                               You generally are required to file        You generally will not have to file tax
                               state tax returns, and pay taxes, in      returns or pay taxes in states other than your
                               various states where properties           state of residence
                               are located

Distributions;                 Quarterly historical distributions;       Quarterly dividends; dividend rate
distribution policy            distributions suspended as of             determined by the Board of Directors based
                               September 30, 1999                        on Shelbourne's results of operations, cash
                                                                         flow and capital requirements; mandatory
                                                                         distributions required to satisfy REIT
                                                                         requirements and/or avoid entity-level taxes



CHARACTERISTIC                 YOUR PARTNERSHIP                          SHELBOURNE
--------------                 ----------------                          ----------
Management                     Vested in general partners; AP-           Vested in Board of Directors elected by
                               PCC III, L.P. performs asset              holders of common stock; Board of Directors
                               management and investor                   ultimately responsible for management,
                               relations services for your               control and investment activities of
                               partnership on behalf of your             Shelbourne; Shelbourne Management
                               general partners                          retained to manage Shelbourne's day-to-day
                                                                         business; AP-PCC III, L.P. to perform asset
                                                                         management and investor relations services
                                                                         for Shelbourne on behalf of Shelbourne
                                                                         Management

Voting                         Majority vote of units required           Majority or two-thirds vote of common stock
                               for significant actions specified in      required for significant transactions specified
                               the partnership agreement                 in Shelbourne's certificate of incorporation;
                                                                         annual shareholder vote for election of
                                                                         directors

Partnership Asset              Partnership asset management fee          Partnership asset management fee equal to
Management Fees                paid to us equal to 1.25% of gross        1.25% of gross value of assets will be paid to
                               value of assets                           Shelbourne Management

Property Management            Up to 6% of property revenues             Up to 6% of property revenues but no more
Fees Payable to Us or to       but no more than competitive rate         than competitive rate for similar services,
Our Affiliates                 for similar services                      will be paid to Shelbourne Management

Property Disposition           Generally, 3% subordinated fee            None
Fees Payable to Us or          plus subordinated incentive
Our Affiliates                 management fees

Reimbursement of               All expenses paid by your                 All expenses paid by Shelbourne;
Expenses to Us or Our          partnership; we are reimbursed            Shelbourne Management will be reimbursed
Affiliates                     for expenses incurred for your            for expenses incurred for Shelbourne plus a
                               partnership plus a $150,000 non-          $150,000 non-accountable expense
                               accountable expense                       reimbursement per annum
                               reimbursement per annum

     The following depicts the structure of your partnership before and after the conversion:

                             BEFORE THE CONVERSION:
                             ----------------------

                          ----------------------------
                                NORTHSTAR CAPITAL
                                INVESTMENT CORP.

                          ----------------------------
                 MANAGING MEMBER      |
                      (INDIRECT)      |
                                     \|/
                          ----------------------------
                                PRESIDIO CAPITAL
                             INVESTMENT COMPANY, LLC   ----------
                          ----------------------------           |
-----------------------               |                          |
AP-PCC III, L.P.(1)                   |                          |
                                      |                          |
-----------------------               |   100%                   |
SERVICES  |                           |                          |
AGREEMENT |                           |                          |
          |               ----------------------------           |
          |------------>    PRESIDIO CAPITAL CORP.               |
                                                                 |
                          ----------------------------           |
                                      |                          |
                                      |   100%                   |
                                     \|/                         |
                          ----------------------------           |
                                GENERAL PARTNERS                 |
                                ----------------                 |
                                                                 |
                           RESOURCES HIGH EQUITY, INC.           |
                                                                 |
                               PRESIDIO AGP CORP.                |
                          ----------------------------           |
-----------------------               |                          |
   LIMITED PARTNERS                   |                          |
(NOT AFFILIATED WITH                  |   5%                     |
  GENERAL PARTNERS)                   |   (GENERAL PARTNER)      |
-----------------------               |                          |
          |               ----------------------------           |   24.54%
 70.46%   |                     YOUR PARTNERSHIP                 | (LIMITED
(LIMITED  |                     ----------------                 |  PARTNER)
PARTNER)  |                                                      |
          |---------->  INTEGRATED RESOURCES HIGH EQUITY         |
                        PARTNERS, SERIES 85, A CALIFORNIA  <-----
                              LIMITED PARTNERSHIP
                          ----------------------------

-------------
(1) Provider of asset management and investor relations services for your partnership on behalf of your general partners.



                              AFTER THE CONVERSION:
                              ---------------------

                  -------------------------------
                         NORTHSTAR CAPITAL
                          INVESTMENT CORP.
                  -------------------------------                       \ ------------------------
                                | MANAGING MEMBER (INDIRECT)          ---   AP-PCC III, L.P. (5,6)
                                |                                     | / ------------------------
                                |                                     |
                  -------------------------------                     |
                          PRESIDIO CAPITAL                  SERVICES  |
             ----       INVESTMENT COMPANY,                 AGREEMENT |
             |                 LLC                                    |
             |    -------------------------------                     |    -----------------------
             |                  |                                     |          AFFILIATE OF
             |                  |                                     |            NORTHSTAR
             |           100%   |                                     |             CAPITAL
             |                  |                                     |        INVESTMENT CORP.
             |                  |                                     |    -----------------------
  24.54%     |    -------------------------------                     |                   |
STOCKHOLDER  |                                    /                   |                   |
 (FORMER     |        PRESIDIO CAPITAL CORP.      ---------------------                   |
 LIMITED     |                                    \                                       |
 PARTNER)    |    -------------------------------                                   100%  |
             |         100%     |                                                         |
             |                  |                                                         |
             |    -------------------------------        -----------------------------    |
             |       RESOURCES HIGH EQUITY,                     FORMER LIMITED            |
             |                INC.                                 PARTNERS               |
             |         PRESIDIO AGP CORP.                 (NOT AFFILIATED WITH FORMER     |
             |      (FORMER GENERAL PARTNERS)                 GENERAL PARTNERS)           |
             |    -------------------------------        -----------------------------    |
             |                  5%       |                 |      70.46%                  |
             |            STOCKHOLDER    |                 |   STOCKHOLDER                |
             |                          \|/               \|/                            \|/
             |                        ------------------------ ADVISORY    ----------------------
             |                                                 AGREEMENT       SHELBOURNE(4,6)
             |---------------------->        SHELBOURNE(1)    <--------->       MANAGEMENT
                                                                             (EXTERNAL ADVISOR)
                                      ------------------------             ----------------------
                               100%     |               |
                                       \|/              |
                  -------------------------------       |
                           SHELBOURNE                   | 99%
                      PROPERTIES I GP LLC(3)            |(LIMITED PARTNER)
                  -------------------------------       |
                                 1%         |           |
                            (GENERAL        |           |
                            PARTNER)       \|/         \|/
                                          --------------------------------
                                               OPERATING PARTNERSHIP(2)

                                            SHELBOURNE PROPERTIES I L.P.
                                                  (PROPERTY OWNER)
                                          --------------------------------


----------------

                (See notes to chart beginning on following page)

-------------

1 Shelbourne is the publicly-traded real estate investment trust in which you will own shares.

2 All of Shelbourne's real estate investments will be owned by the operating partnership. Following the conversion, Shelbourne will own 100% of the operating partnership.

3 As general partner of the operating partnership, Shelbourne Properties I GP LLC is responsible for the management, operation and control of the operating partnership. Shelbourne owns 100% of the general partner.

4 Shelbourne Management is the external advisor to be retained by Shelbourne to perform day to day management, advisory and property management services.

5 Provider of asset management and investor relations services to Shelbourne on behalf of Shelbourne Management.

6 Consents are currently being solicited from limited partners in each of High Equity Partners L.P. - Series 86 and High Equity Partners L.P. - Series 88 to convert those partnerships into separate real estate investment trusts. If the conversions of those partnerships are approved, Shelbourne Management and AP-PCC will also provide similar services to the real estate investment trusts resulting from those conversions.

ALLOCATION OF COMMON STOCK

     Units in your partnership will be exchanged for shares of common stock on a three-for-one basis. We and our affiliates who own units, Millennium Funding II Corp., Millennium Funding I LLC and Millennium Funding II LLC, will be allocated common stock on the same basis as unitholders.

     We own a 5% general partnership interest in your partnership corresponding to 21,053 units in your partnership. Our affiliates, Millennium Funding II Corp, Millennium Funding I LLC and Millennium Funding II LLC, own a total of 103,337 units in your partnership. We and our affiliates will therefore receive 373,170 shares of common stock in the conversion for our interests in your partnership.

ALTERNATIVES TO THE CONVERSION

     We have compared the alternatives to the conversion discussed below to assist you in evaluating the conversion.

LIQUIDATION AND DISSOLUTION OF YOUR PARTNERSHIP

     One alternative to the conversion is to liquidate your partnership by selling all of its assets at the best possible price.

o Liquidation of your partnership would provide liquidity to you as properties are sold and net sales proceeds are distributed; and

o If your partnership were liquidated now, you would receive $8.15 per unit from us as repayment of fees previously received.

CONTINUATION OF YOUR PARTNERSHIP

     Continuation of your partnership in its current form would have the following effects:

o Your partnership would pursue its original investment objectives consistent with the provisions of your partnership agreement;

o Your partnership would sell its properties and distribute the net proceeds to you not later than December 31, 2008; and

o    There would be no change in the nature of your voting rights

COMPARISON VALUATION ANALYSES

     We retained Insignia/ESG, Inc., a nationally recognized commercial real estate service provider, to perform four separate valuation analyses: a liquidation analysis, a going concern analysis, a secondary market trading history analysis and a conversion and comparable company analysis. The range of liquidation values and going concern values estimated by Insignia/ESG were based on June 30, 2000 appraisals of your partnership's properties performed by Cushman & Wakefield, Inc., a nationally recognized real estate appraisal firm, and information provided by your partnership. The secondary market trading history analysis was based on secondary market trading data for the most recent bi-monthly period reported by Partnership Spectrum, an independent industry publication. The range of values for Shelbourne's common stock was estimated by applying trading multiples for real estate investment trusts with a market capitalization of less than $250,000,000 to Shelbourne's projected funds from operations assuming Shelbourne leverages its assets and invests the proceeds obtained from leveraging. The following table sets forth the results of the comparative valuation analyses. For ease of comparison, we have presented the respective values on a per share of Shelbourne common stock basis. The estimated values on a per unit basis would be three times the per share values.


                         COMPARATIVE VALUATION ANALYSES
                         ------------------------------

  Estimated range of going concern values               $46.23 - $52.13

  Estimated range of liquidation values                 $52.39 - $59.07

  Range of implied secondary market values              $28.96 - $32.66

  Estimated range of values for
    Shelbourne common stock                             $40.25 - $49.94

GENERAL PARTNERS' RECOMMENDATION

     We believe that the conversion is fair and in your best interest and we recommend that you vote "YES" to approve the conversion.

     Our recommendation is based on the following:

     o We believe that the value of an investment in Shelbourne will have a greater potential for appreciation than the value of an investment in your partnership.

     o The range of estimated values for common stock is significantly higher than the recently reported secondary market price for units.

     o You cannot currently realize the liquidation value of your units since a liquidation of your partnership is not currently contemplated and would, in any event, occur over a significant period of time.

     o The American Stock Exchange will provide you with greater liquidity and a more efficient market to sell common stock as compared to the inefficient and limited secondary market for your partnership units.

     Our belief that the conversion is fair is based on the following:

     o After the conversion you will initially own the same percentage interest in Shelbourne that you presently own in your partnership.

     o Shelbourne will initially own the identical properties owned by your partnership prior to the conversion.

     o Limited partners and general partners will receive common stock in the conversion on the same basis.

     o While fees payable by Shelbourne may increase over current levels, the method of determining those fees will remain the same.

     o   The conversion will be tax-free to you.

     We did not give significant weight to the estimated liquidation value of your partnership derived by Insignia/ESG because:

     o You cannot currently realize the liquidation value since we are not proposing a liquidation of your partnership at this time. We believe that your partnership's properties will appreciate in value before your partnership is required to liquidate in 2008. We note that the current appraised value of your partnership's properties is $71,112,500, or approximately 28.8% higher than the 1998 appraised value of your partnership's properties and approximately 64.4% higher than the 1996 appraised value of your partnership's properties. In addition, our affiliates, Millennium Funding II Corp., Millennium Funding I LLC and Millennium Funding II LLC, which own in the aggregate 25.8% of the outstanding units, would not vote in favor of a proposal to liquidate your partnership at this time.

     o An aggressive bulk sale or gradual liquidation of your partnership's properties would reduce the portion of net sales proceeds available for distribution to you.

     o Your partnership's interest in three properties held in joint ventures with other partnerships would likely be sold at substantial discounts to the fair market values of those properties if the other joint venture partners did not vote to sell those properties.

     We also did not give significant weight to the estimated going concern value of your partnership derived by Insignia/ESG because:

     o You cannot currently realize the going concern value of your units since the only way to currently realize the value of your units is to sell them in the secondary market. Recent secondary market prices are significantly less than the range of estimated values for shares of common stock.

     o Immediately following the conversion Shelbourne will continue to own all of the properties currently owned by your partnership and will incur substantially identical expenses in its operation of those properties.

     o There currently is not an efficient market on which to realize the value of your units. Following the conversion, the American Stock Exchange should provide an efficient market for shareholders who wish to dispose of their shares.

VOTING

     Your vote is important. Please complete and sign the enclosed consent form and return it to the depositary by mail in the enclosed pre-addressed, postage paid envelope or by facsimile to (718) 236-2641.

     This consent solicitation statement is accompanied by a separate consent form in the form of Appendix A. You may take one of the following actions:

           Vote "YES" -- I vote to approve the conversion.

           or

           Vote "NO" -- I vote not to approve the conversion.

           or

           Abstain from voting which will constitute a "NO" vote

     WE STRONGLY URGE YOU TO VOTE "YES" TO APPROVE THE CONVERSION.

     If the conversion is approved, you will receive three shares of common stock in exchange for each of your partnership units whether or not you voted to approve the conversion.

     Please complete, sign and return the enclosed consent form to the depositary no later than the ________ __, 2000 expiration date. You may withdraw your consent form at any time before the expiration date by delivering written notice of your withdrawal to the depositary. You may change your consent form at any time before the expiration date by delivering to the depositary a duly completed and signed substitute consent form, together with a letter indicating that your prior consent form has been revoked.

     You must vote all of your units in the same way. If you return a signed consent form but do not indicate a vote, you will be deemed to have voted "YES" for approval of the conversion.

     The conversion will be approved if limited partners holding a majority of the outstanding units have as of the expiration date voted "YES" to approve the conversion. The information agent will tabulate the consent forms.

     The conversion will apply prospectively from and after the date it becomes effective. If the conversion becomes effective, you will be bound by its terms, whether or not you vote in favor of it.

     The depositary is:

           American Stock Transfer & Trust Company
           40 Wall Street
           New York, New York  10005

LIMITED PARTNER LIST

     You may obtain a copy of a current list of limited partners by delivering a written request to us at 5 Cambridge Center, 9th floor, Cambridge, Massachusetts 02142. You will be required to pay applicable duplicating charges.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information set forth or incorporated by reference in this consent solicitation statement before voting on the conversion.

THE CONVERSION WILL RESULT IN A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT TO AN INTEREST IN AN ENTITY WITH PERPETUAL EXISTENCE THAT MAY CHANGE ITS INVESTMENTS WITHOUT YOUR APPROVAL.

     The nature of your investment will change fundamentally. Shelbourne plans to operate indefinitely, has no required date by which it must liquidate its assets and may change its investments from time to time without your approval. Shelbourne does not intend to distribute proceeds of any sales of its assets except as necessary to maintain its status as a real estate investment trust and to avoid the imposition of income and excise taxes on Shelbourne. Instead, Shelbourne intends to reinvest the proceeds of any sales or financings. Currently, after establishing reserves for existing property requirements, net property sales proceeds would be distributed to you since your partnership is not permitted to make new investments.

SHELBOURNE'S COMMON STOCK MAY TRADE AT PRICES BELOW THE ESTIMATED VALUE OF YOUR UNITS OR THE VALUE OF SHELBOURNE'S NET ASSETS.

         It is possible that after the conversion common stock will trade at prices below the current liquidation value of your units. As a result, the amount you could receive upon sale of your shares of common stock may be less than the amount you would have received if your partnership were liquidated at this time. In that regard, the range of values for shares of common stock estimated by Insignia/ESG is between $40.25 and $49.94 whereas the estimated range of liquidation values estimated by Insignia/ESG is between $52.39 and $59.07. The common stock may also trade at prices below the value of Shelbourne's net assets or below the going concern value of your partnership. We believe that following the conversion the market price of shares of common stock will depend on several factors. Such factors include:

o    how the market perceives Shelbourne and its growth potential;

o    whether Shelbourne maintains or increases its dividend level;

o    the size of Shelbourne in terms of its assets and market capitalization;

o    the timing and terms of Shelbourne's new investments;

o    the degree to which leverage is used in Shelbourne's capital structure;

o    the historical performance of Shelbourne;

o external factors such as the creditworthiness of tenants of Shelbourne's properties, market interest rates, conditions of the real estate and stock markets, performance of our investments in mortgages and other real estate companies; and

o technical factors relating to the supply and demand for shares of common stock.

SHELBOURNE'S ABILITY TO INCUR DEBT INCREASES SHELBOURNE'S RISK OF DEFAULT ON ITS OBLIGATIONS WHICH COULD, IN TURN, ADVERSELY AFFECT SHELBOURNE'S RESULTS OF OPERATIONS AND DISTRIBUTIONS TO STOCKHOLDERS.

     Shelbourne will likely incur significant indebtedness to finance future investments. The use of leverage creates the risk that Shelbourne could default on its obligations which, in turn, could adversely affect Shelbourne's results of operations and ability to pay dividends to its stockholders. Your partnership did not incur any indebtedness in connection with raising capital or acquiring its properties. In contrast, Shelbourne may borrow on a secured and unsecured basis to finance future investments, to improve existing properties or for other purposes. However, Shelbourne's current intention is not to borrow in excess of 75% of its gross assets. The properties owned by Shelbourne could be subject to foreclosure if required principal and interest payments are not made when due. Shelbourne may be unable to make distributions because of the obligation to make principal payments, thereby jeopardizing Shelbourne's qualification as a real estate investment trust or subjecting Shelbourne to entity-level taxes. Finally, any default by Shelbourne in any of its debt obligations may cause other debt obligations to become immediately due and payable.

SHELBOURNE MAY MAKE INVESTMENTS WHICH HAVE A HIGHER DEGREE OF RISK THAN THE INVESTMENTS HELD BY YOUR PARTNERSHIP.

     Shelbourne may make investments which are riskier than your partnership's present investments. Your partnership is presently invested in unencumbered real estate. Shelbourne's investments may include mortgage loans, joint venture interests, interests in other real estate-related companies and other real estate-related investments. These types of investments are typically subject to greater outside factors such as general market conditions and reliance on third parties. If such additional risks were to materialize, Shelbourne's performance could be adversely affected.

DIVIDEND LEVELS ARE NOT GUARANTEED AND MAY FLUCTUATE.

     The amount of Shelbourne's dividends may be less than prior distributions by your partnership. The amount of dividends will depend upon numerous factors, some of which are beyond the control of management. These factors include profitability, interest and principal payments on any indebtedness, the cost of acquisitions including related debt service payments, issuances of debt and equity securities, fluctuations in working capital, capital expenditures, adjustments in reserves and prevailing economic conditions. Shelbourne will not adhere to any particular formula in determining what dividends it will declare and pay. The Board of Directors of Shelbourne will determine the actual dividend rate based on Shelbourne's results of operations, cash flow and capital requirements, economic conditions, tax considerations and other factors. Shelbourne, however, will be required to distribute at least 95% of its taxable income, excluding net capital gain, for the year 2000 in order to maintain its status as a real estate investment trust, and 90% for each year thereafter.

IF THE CONVERSION IS APPROVED OUR OBLIGATIONS TO REPAY FEES PREVIOUSLY RECEIVED BY US UPON LIQUIDATION OF YOUR PARTNERSHIP WILL BE ELIMINATED.

     If the conversion is approved, we no longer will be obligated to pay you additional amounts when your partnership is liquidated. If your partnership were currently liquidated we would be required to pay limited partners $8.15 per unit, or an aggregate of $3,260,792, as repayment of fees previously received. Our obligation is reduced each year by approximately $0.98 per unit, or $391,000 in the aggregate, and is completely eliminated in 2008. Elimination of our obligation to pay you this additional amount was an agreed-upon element of the settlement.

WE HAVE A CONFLICT OF INTEREST IN RECOMMENDING THE CONVERSION BECAUSE WE ARE AFFILIATED WITH SHELBOURNE MANAGEMENT WHICH WILL CONTINUE TO RECEIVE FEES FOR MANAGING SHELBOURNE.

     We have an economic interest in the conversion since Shelbourne Management will have a contractual right to receive fees for managing Shelbourne's business for ten years after the conversion. Although we currently receive fees for managing your partnership, your general partners originally expected to receive these fees through the end of an anticipated holding period that expired in 1996. The duration of our fees is now limited by the requirement that your partnership be liquidated no later than December 31, 2008. In addition, your partnership agreement gives limited partners the right to remove us as general partners.

SHELBOURNE MANAGEMENT WILL HAVE A CONFLICT OF INTEREST BECAUSE ITS ASSET MANAGEMENT FEE WILL BE BASED ON SHELBOURNE'S GROSS ASSET VALUE AND SHELBOURNE MANAGEMENT WILL HAVE THE ABILITY TO INCREASE THE GROSS ASSET VALUE BY INCURRING DEBT AND ACQUIRING NEW INVESTMENTS.

     Shelbourne Management will receive an asset management fee for managing Shelbourne. The asset management fee will be based on the gross assets of Shelbourne and will therefore increase if Shelbourne's gross assets increase. To that extent, Shelbourne Management will benefit if Shelbourne retains properties and leverages its properties to acquire new investments, while Shelbourne's shareholders may be better served by Shelbourne's disposing of a property or holding a property on an unleveraged basis. However, the Board of Directors will be ultimately responsible for the management, control and investment activities of Shelbourne.

YOU WILL NOT HAVE ANY DISSENTERS' OR APPRAISAL RIGHTS IF YOU VOTE AGAINST THE CONVERSION.

     If you vote against the conversion and the conversion is nevertheless approved by limited partners holding a majority of the outstanding units, you will not have the right to receive cash based on an appraisal of your interest in your partnership or otherwise. This means that if you do not wish to participate in the conversion, you would either have to sell your units prior to the conversion or sell your common stock after the conversion.

THE ESTIMATED VALUE OF SHELBOURNE'S COMMON STOCK IS BASED UPON ANTICIPATED GROWTH THAT WILL TAKE TIME TO ACHIEVE.

     Insignia/ESG has estimated the value of shares of Shelbourne's common stock at between $40.25 and $49.94. This range of estimated values assumes that Shelbourne has grown its asset base through the use of leverage such that Shelbourne has a ratio of total indebtedness to total assets of 75%. Other assumptions, including investment performance and interest rates, were made in arriving at the range of estimated values. Although Shelbourne intends to actively pursue investment opportunities, we cannot guarantee the actual timing or terms of any new investments or the timing or terms of any borrowing. In addition, there is substantial uncertainty as to the price at which the shares of Shelbourne's common stock will trade. The shares of common stock may trade below the range estimated by Insignia/ESG.

STOCKHOLDERS WILL BE DILUTED BY ANY SUBSEQUENT EQUITY ISSUANCES.

     The issuance of additional equity securities to raise capital or make new investments would reduce your percentage interest in Shelbourne and could reduce dividends you would receive from Shelbourne.

Unlike your partnership, Shelbourne will have the ability to raise capital by issuing additional shares of common stock and causing the operating partnership to issue additional limited partnership interests.

SHELBOURNE MAY ENTER INTO TRANSACTIONS WITH OUR AFFILIATES WHICH MAY NOT SOLELY SERVE YOUR INTERESTS AS A STOCKHOLDER.

     Shelbourne will be permitted to purchase properties from, sell properties to, borrow money from or enter into other transactions with, companies in which our beneficial owner, NorthStar Capital Investment Corp. has an economic interest. Therefore, such transactions may not solely serve your interests as a stockholder. Although these affiliated transactions must be on terms comparable to those obtainable from third parties and must be approved by a majority of Shelbourne's independent directors, any transactions between Shelbourne and affiliates of ours may not be reached through arms-length negotiation.

PROVISIONS IN THE CERTIFICATE, BYLAWS AND SHAREHOLDER RIGHTS AGREEMENT COULD INHIBIT CHANGES IN CONTROL.

     Some of the provisions of Shelbourne's certificate of incorporation, bylaws and shareholder rights agreement described below, may have the effect of discouraging a third party from making an acquisition proposal for Shelbourne and may therefore inhibit a change in control of Shelbourne. In order to maintain its qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of the outstanding stock of Shelbourne may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code.

     In order to facilitate maintenance of its qualification as a real estate investment trust for federal income tax purposes, and to otherwise address concerns relating to concentration of capital stock ownership, Shelbourne generally has prohibited ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single stockholder of more than 8% of the issued and outstanding shares of Shelbourne's common stock. However, the ownership limit will not apply to NorthStar Capital Investment Corp. or any of its officers, directors and affiliates provided that their ownership in excess of this limit will not jeopardize Shelbourne's qualification as a real estate investment trust for Federal income tax purposes. The Board of Directors may waive the ownership limitation described above or modify the ownership limit with respect to one or more persons if it is satisfied, based upon the advice of tax counsel, that ownership in excess of this limit will not jeopardize Shelbourne's qualification as a real estate investment trust for federal income tax purposes or if it determines that it is no longer in the best interests of Shelbourne's shareholders for Shelbourne to continue to qualify as a real estate investment trust. The ownership limit may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the common stock.

     In addition, the Board of Directors has been divided into three classes, the initial terms of which expire in 2001, 2002 and 2003, with directors of a given class chosen for three-year terms upon expiration of the terms of the members of that class. The staggered terms of the members of the Board of Directors may adversely affect the stockholders' ability to effect a change in control of Shelbourne, even if such a change in control were in the best interests of some, or a majority, of Shelbourne's stockholders.

     The certificate of incorporation authorizes the Board of Directors to issue shares of preferred stock in series and to establish the rights and preferences of any series of preferred stock so issued. The issuance of preferred stock also could have the effect of delaying or preventing a change in control of Shelbourne, even if such a change in control were in the best interests of some, or a majority, of Shelbourne's stockholders.

No shares of preferred stock will be issued or outstanding immediately subsequent to the conversion and Shelbourne has no present intention to issue any such shares.

     Shelbourne has also adopted a shareholder rights agreement. Under the terms of the shareholder rights agreement, in general, if a person or group becomes an "acquiring person" meaning such person or group acquires more than 15% of the outstanding shares of common stock, all other stockholders will have the right to purchase securities from Shelbourne at a discount to such securities' fair market value, thus causing substantial dilution to the acquiring person. The shareholder rights agreement may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the common stock in connection with such a transaction. In addition, since the Board of Directors of Shelbourne can prevent the shareholder rights agreement from operating in the event the Board approves of an acquiring person, the shareholder rights agreement gives the Board significant discretion over whether a potential acquiror's efforts to acquire a large interest in Shelbourne will be successful. Because the shareholder rights agreement contains provisions that are designed to assure that NorthStar Capital Investment Corp. and its affiliates will never, alone, be considered a group that is an acquiring person, the shareholder rights agreement provides NorthStar Capital Investment Corp. and its affiliates with some advantages under the shareholder rights agreement that are not available to other stockholders. For instance, NorthStar Capital Investment Corp. and its affiliates could acquire greater than 15% of the outstanding shares of common stock of Shelbourne without triggering the purchase right described above.

     Some provisions of the Delaware General Corporation Law also may have the effect of inhibiting a third party from making an acquisition proposal for Shelbourne or of impeding a change in control of Shelbourne under circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. For instance, Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in a broad range of business combinations with an interested stockholder for a period of three years from the date such person became an interested stockholder.

SHELBOURNE IS SUBJECT TO RISKS OF DEFAULT BY BORROWERS AND INTEREST RATE RISKS ASSOCIATED WITH INVESTMENTS IN MORTGAGE LOANS.

     Shelbourne may invest in mortgage loans and is therefore subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, Shelbourne may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with Shelbourne's administration of the mortgage loans and any collections upon a borrower's default.

     By investing in mortgage loans Shelbourne is also subject to interest rate risks. Market interest rates have recently fluctuated and may rise in the future. Accordingly, if interest rates rise to a greater percentage rate than that received by Shelbourne from its mortgage loans, Shelbourne's public valuation is likely to be adversely affected.

SHELBOURNE'S PERFORMANCE AND VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

     Following the conversion, Shelbourne may make additional real estate-related investments including investments in additional properties, joint ventures and other real estate companies. These investments will be subject to the general risks associated with the ownership of real estate investments. Such risks include adverse changes normally associated with changes in national, regional and local economic and market conditions, changes in laws and governmental regulations including those governing usage, zoning and taxes, changes in interest rates and the availability of financing. Other factors affecting real estate, which would impact on Shelbourne's properties and could have an impact on its other investments, include acts of God, property damage or casualty losses, unexpected capital expenditures, changes in market rents and the creditworthiness of tenants.

SHELBOURNE MAY NOT BE ABLE TO RE-LEASE PROPERTIES UPON THE EXPIRATION OF LEASES.

     Most of the leases of your partnership's existing properties expire on dates ranging from 2000 to 2009. In addition, leases representing approximately 21%, 31%, 20% and 31% of the gross annual rents at the 568 Broadway, Seattle Tower, Loch Raven and Southport properties, respectively, expire in or before 2001. Upon the expiration of a lease, Shelbourne may not be able to re-lease the related property at a comparable lease rate or without incurring additional expenses.

SHELBOURNE WILL BE MANAGED BY A THIRD-PARTY ADVISOR AND WILL THEREFORE HAVE LESS CONTROL OVER ITS OPERATIONS.

     Shelbourne will rely on Shelbourne Management to manage its business and assets. Subject to the control of Shelbourne's Board of Directors, Shelbourne Management will make all decisions with respect to the management of the company. Thus, the success of Shelbourne's business will depend in large part on the ability of Shelbourne Management to manage Shelbourne's day-to-day operations. Any adversity experienced by Shelbourne Management could adversely impact the operation of Shelbourne's properties and, consequently, Shelbourne's cash flow and ability to make distributions to its stockholders.

SHELBOURNE MANAGEMENT WILL HAVE CONFLICTS OF INTEREST IN MANAGING SHELBOURNE'S BUSINESS AND MAY THEREFORE MAKE DECISIONS OR TAKE ACTIONS THAT DO NOT SOLELY REFLECT YOUR INTERESTS AS A STOCKHOLDER.

     Shelbourne Management manages the assets of other entities, including entities which may seek to make investments which may also be potential acquisition targets for Shelbourne. Shelbourne Management may not always take the actions in advising Shelbourne that would be expected of Shelbourne Management if its business had been limited to managing Shelbourne's assets. Shelbourne Management will also manage two other publicly traded real estate investment trusts if the conversion of the other High Equity partnerships are approved and may manage other public real estate investment trusts. Shelbourne Management has discretion to allocate investment opportunities among the companies it manages.

SHELBOURNE'S RETENTION OF AN EXTERNAL MANAGER COULD ADVERSELY AFFECT THE VALUE OF YOUR SHARES.

     Instead of being self-managed Shelbourne will pay a third party, Shelbourne Management, to manage its operations. Shares of externally managed real estate investment trusts typically trade at a lower valuation than shares of internally managed real estate investment trusts.

SHELBOURNE'S ABILITY TO GROW COULD BE ADVERSELY AFFECTED IF SHELBOURNE IS NOT SUCCESSFUL IN RAISING CAPITAL.

     Shelbourne's ability to grow is largely dependent on its ability to raise additional capital to acquire additional properties and make new investments. While Shelbourne has the ability to raise additional capital in a variety of ways, including through the issuance of debt and equity securities, it may not be successful in raising such capital in the capital and financial markets. For example, since Shelbourne must distribute substantially all of its taxable income to maintain its status as a real estate investment trust, lenders may be unwilling to lend money to it. Also, Shelbourne's ability to raise additional capital by selling additional equity securities may be adversely affected by equity market trends resulting in higher yields for non-real estate securities. If Shelbourne is unable to raise additional capital on favorable terms, Shelbourne's ability to achieve its objectives and the value of your investment could be adversely affected.

FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT THE VALUE OF YOUR SHARES.

     One of the factors that may be expected to influence the prevailing market price of the common stock is the annual yield on the stock price from distributions by Shelbourne. Accordingly, an increase in market interest rates may lead purchasers of shares in common stock in the secondary market to demand a higher annual yield, which could adversely affect the market price of the common stock. For instance, if interest rates are greater than the percentage return you receive on a share of common stock, the price of a share of common stock will likely decrease because potential investors may not be willing to invest in shares of Shelbourne's common stock that would yield less than the market rate on interest-bearing securities, such as bonds. Interest rates have fluctuated over the past several months and may rise in the near future.

ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD ADVERSELY AFFECT SHELBOURNE'S FINANCIAL CONDITION.

     Real estate investments are illiquid relative to some other investments such as publicly traded securities. The illiquidity of Shelbourne's assets may limit its ability to buy or sell property in response to changes in economic or other conditions. In addition, some significant costs and expenses attendant to real estate ownership are fixed, such as principal and interest payments on debt, real estate taxes, and operating and maintenance costs. As a result, Shelbourne's ability to respond to adverse changes in the performance of its investments may be limited, which could have an adverse effect on Shelbourne's financial condition and results of operations.

THE UNCERTAINTY OF THE OUTCOME OF LAWSUITS PENDING AGAINST YOUR PARTNERSHIP COULD ADVERSELY AFFECT SHELBOURNE'S FINANCIAL CONDITION.

     Your partnership is involved in two litigations both involving the joint venture which owns the 568 Broadway property. One litigation involves a number of present or former tenants at 568 Broadway who are in default of their lease obligations. Several of these tenants have brought claims or counterclaims seeking total damages of over $20,000,000 plus additional damages of an indeterminate amount. The plaintiffs' allegations include but are not limited to, claims for breach of contract, failure to provide some services, overcharging of expenses and loss of profits and income.

     In the second litigation, a former retail tenant of 568 Broadway filed a lawsuit against the joint venture that owns 568 Broadway alleging that by erecting a sidewalk shed which the joint venture was required to do by law, the joint venture deprived the plaintiffs of light, air and visibility to their customers. The lawsuit seeks $20,000,000 in compensatory damages and $10,000,000 in punitive damages.

     Although your partnership believes that both claims are without merit, an unsuccessful outcome to either of these lawsuits could adversely affect Shelbourne's financial condition.

LIABILITY FOR ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT SHELBOURNE'S FINANCIAL CONDITION.

     Shelbourne may acquire properties that have unknown environmental problems or develop environmental problems after acquisition that could require substantial expenditures to remedy. In addition, Shelbourne could be found to have environmental problems in some of its existing properties. Often, federal and state laws impose liability on property owners or operators for the clean-up or removal of hazardous substances on their properties even if the present owner did not know of, or was not responsible for, the contamination caused by the substances. In addition to the costs of clean-up, contamination can affect the value of a property, Shelbourne's ability to lease and sell the property, and Shelbourne's ability to borrow funds using the property as collateral. Environmental laws typically allow the government to place liens for such liabilities against affected properties, which liens would be senior in priority to other liens. Costs that Shelbourne incurs to remedy environmental problems in existing properties or to perform environmental compliance due diligence on newly-acquired properties would reduce Shelbourne's cash available for distribution to you as a shareholder. Your partnership has not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of its properties.

STOCKHOLDER APPROVAL IS NOT REQUIRED FOR SHELBOURNE TO DISCONTINUE ITS STATUS AS A REAL ESTATE INVESTMENT TRUST.

     Shelbourne's Board will have the authority to determine whether Shelbourne should continue to qualify as a real estate investment trust. Although Shelbourne currently intends to operate in a manner designed to enable it to qualify as a real estate investment trust, it is possible that future economic, market, legal, tax or other considerations may cause Shelbourne to fail to qualify as a real estate investment trust or may cause Shelbourne's Board to revoke Shelbourne's REIT election. If that were to happen, Shelbourne would be required to pay corporate-level income tax which could reduce the cash available for distribution to stockholders and could materially reduce the value of your common stock.

UNINSURED LOSSES COULD ADVERSELY AFFECT SHELBOURNE'S FINANCIAL CONDITION.

     Your partnership carries, and Shelbourne will continue to carry comprehensive liability, fire, flood, extended coverage and rental loss insurance, as applicable, with respect to its properties as customarily carried for similar properties. There are, however, some types of losses such as from wars or catastrophic acts of nature that may be either uninsurable or not economically insurable. Any uninsured loss could result in both loss of cash flow from, and asset value of, the affected property.

     We do not anticipate obtaining new owner's title insurance policies in connection with the conversion. Each of your partnership's properties has previously been insured by title insurance policies. However, each such title insurance policy may be in an amount less than the current value of the applicable property. In the event of a loss with respect to a property relating to a title defect, Shelbourne could lose both its capital invested in and anticipated profits from such property.

FEDERAL INCOME TAX RISKS

FAILURE TO QUALIFY OR REMAIN QUALIFIED AS A REAL ESTATE INVESTMENT TRUST WOULD CAUSE SHELBOURNE TO BE TAXED AS A CORPORATION.

     Shelbourne intends to elect to be treated for tax purposes and to operate so as to qualify as a real estate investment trust under the Internal Revenue Code effective for its taxable year ending December 31, 2000. If Shelbourne qualifies as a real estate investment trust, it generally will not be subject to corporate-level income tax on income that it currently distributes to its stockholders as long as it makes current distributions of at least 95% - 90% for taxable years after 2000 - of its taxable income excluding net capital gain. This treatment substantially eliminates the "double taxation," i.e., taxation at both the corporate and stockholder levels, that ordinarily results from investment in a corporation. No assurance can be given that Shelbourne will qualify or remain qualified as a real estate investment trust, or that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a real estate investment trust or the Federal income tax consequences of such qualification. Shelbourne has received an opinion of Rosenman & Colin LLP to the effect that, commencing with Shelbourne's taxable year ending on December 31, 2000, Shelbourne will be organized in conformity with the requirements for qualification as a real estate investment trust, and Shelbourne's proposed method of operation will enable it to meet the requirements for qualification and taxation as a real estate investment trust, provided that (1) the conversion and the procedural steps described under "FEDERAL INCOME TAX CONSEQUENCES - REQUIREMENTS FOR QUALIFICATION ORGANIZATIONAL REQUIREMENTS" are completed in a timely fashion and (2) Shelbourne and the operating partnership operate in accordance with the customary representations and assumptions for transactions of this nature, including representations with respect to their organization, business, properties and operations. However, an opinion of counsel is not binding on the Internal Revenue Service or the courts.

     If Shelbourne were to fail to qualify as a real estate investment trust in any taxable year, it would not be allowed a deduction for distributions to stockholders in computing its taxable income, and its taxable income would be subject to Federal income tax at regular corporate rates. Unless entitled to relief, Shelbourne also would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification was lost. The resulting taxes imposed on Shelbourne would reduce the funds available for distribution to its stockholders for each of the years involved, and could materially reduce the value of your common stock.

SHELBOURNE WILL BE SUBJECT TO A 4% NONDEDUCTIBLE EXCISE TAX IF IT FAILS TO DISTRIBUTE REQUIRED AMOUNTS.

     Shelbourne will be subject to a 4% nondeductible excise tax if its distributions during each calendar year do not equal at least the sum of:

     (1) 85% of its ordinary income for that year;

     (2) 95% of its capital gain net income for that year less any capital gains that Shelbourne elects to retain and pay taxes on; and

     (3) any undistributed taxable income from prior periods less any capital gains that Shelbourne elected to retain and pay taxes on.

     While Shelbourne intends to make distributions to its stockholders in amounts sufficient to comply with the foregoing distribution requirement and also avoid the 4% excise tax, the occurrence of an excise tax would adversely affect the value of shares.

THERE ARE POTENTIAL TAX DISADVANTAGES TO CONDUCTING BUSINESS AS A REAL ESTATE INVESTMENT TRUST.

         Maintaining qualification as a real estate investment trust will require Shelbourne to comply with restrictions with respect to its assets, income and distributions that are not applicable to your partnership. See "FEDERAL INCOME TAX CONSEQUENCES - REQUIREMENTS FOR QUALIFICATION. Unlike your partnership, Shelbourne may be subject to entity-level income taxes even while remaining qualified as a real estate investment trust. Unlike your partnership, Shelbourne will be unable to pass through losses to its stockholders.

         Unlike your investment in your partnership, your ownership of common stock will not be a passive activity for purposes of the passive activity loss limitation, and dividends and capital gains from common stock may not be offset by your unused passive activity losses from your partnership or other investments. However, unused passive activity losses from your partnership generally may be deducted when you sell all of your common stock. If you bought your units in your partnership's original offering, we estimate that you may have unused passive activity losses from your partnership of up to $28 per unit. This amount is reduced if you have previously used any of these losses to offset your passive activity income from other investments.

                           BENEFITS OF THE CONVERSION

     As discussed under "BACKGROUND OF THE CONVERSION," we are proposing the conversion as required by the settlement of the class action litigation involving your partnership. We expect that the following benefits will result from the conversion.

GREATER MARKET VALUE

     The estimated range of values for shares of common stock is between $42.48 and $49.94, whereas the estimated range of per share secondary market trading values based on secondary market trading data for the most recent period reported by Partnership Spectrum, an independent third party industry publication, is between $28.96 and $32.66. In addition, these secondary prices do not take into account commissions and other transactional costs which sellers of units may be required to pay and which typically range between 8% and 10% of the reported selling price.

TAX-FREE RECEIPT OF COMMON STOCK

     You will not be taxed on common stock you receive in the conversion.

GREATER LIQUIDITY AND MORE EFFICIENT MARKET

     Common stock will be traded on the American Stock Exchange. The American Stock Exchange will likely provide significantly greater liquidity than limited partners currently have in the existing limited and informal secondary market for units. In the most recent two-month period reported by Partnership Spectrum, 1,256 units, or less than .5% of the outstanding units, were traded on the secondary market.

     The American Stock Exchange should also provide stockholders in Shelbourne with a more efficient market to sell their shares than limited partners currently have in the secondary market for units. Payment for shares sold on the American Stock Exchange is required to be made within three business days from the date that shares are sold. Currently it can take a significant amount of time to complete the sale of units on the secondary market and receive payment.

ABILITY TO MAKE NEW INVESTMENTS

     Shelbourne will have the ability to make new investments. Shelbourne may acquire new properties, interests in joint ventures and other real estate companies, mortgages and other real estate-related assets. The ability to make new investments will enable Shelbourne to change its investment portfolio in response to changing market conditions and to avail itself of potentially favorable investment opportunities. Through such additional investments, Shelbourne will attempt to maximize the value of the common stock.

REQUIRED DIVIDENDS

     Shelbourne will be required to distribute 95% of its taxable income - 90% after 2000 - other than capital gains, to maintain its status as a real estate investment trust. Your partnership is not required to make distributions.

BENEFICIAL COMPANY STRUCTURE

     Shelbourne's "UPREIT" structure will enhance its ability to make future acquisitions. Shelbourne, through the operating partnership, may issue additional partnership interests in transactions which would allow prospective sellers to defer recognizing gain on their transfer of property to the operating partnership.

ELECTED GOVERNANCE

     Following the conversion, directors of Shelbourne will be elected by holders of common stock. In addition, a vote of stockholders holding two-thirds of the outstanding common stock generally may remove a director of Shelbourne. Each year, holders of common stock will elect either two or three directors of Shelbourne, each of whom will serve for a three-year term.

ABILITY TO RAISE CAPITAL

     Shelbourne will have the ability to raise capital by borrowing money, including by mortgaging existing properties, and by issuing equity securities. The proceeds from such loans or equity issuances may be used to finance future investments, to improve existing properties, or for other purposes. In addition, the borrowing of money by Shelbourne will not result in unrelated business taxable income.

NO UNRELATED BUSINESS TAXABLE INCOME

     Dividends paid to you generally will not constitute unrelated business taxable income even if Shelbourne borrows funds to finance acquisitions or improvements.

SIMPLIFIED TAX REPORTING

     The conversion will result in simplified tax administration for many of you. You no longer will receive a Schedule K-1, which is generally received in March, which complicates and typically leads to more costly tax return preparation, but instead will receive a Form 1099-DIV by January 31 of each year to report your taxable income and gain from Shelbourne.

REDUCED STATE INCOME TAX REPORTING

     You generally will not be subject to state income tax or required to file individual state income tax returns in states other than in your state of residence solely as a result of an investment in common stock.

                  COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE

     Your rights and obligations are currently governed by the California Uniform Limited Partnership Act, which we will refer to as "California partnership law", and your partnership agreement. Following the conversion, your rights will be governed by the Delaware General Corporation Law and the organizational documents of Shelbourne. The following compares the material rights and attributes of the ownership of units in your partnership and shares of common stock. See "DESCRIPTION OF CAPITAL STOCK" for additional information on common stock.


              YOUR PARTNERSHIP                                                       SHELBOURNE
------------------------------------------------------        --------------------------------------------------------
                                                    FORM OF ORGANIZATION

Your partnership is a limited partnership formed under        Shelbourne is a corporation organized under Delaware
California partnership law. Your partnership has been         General Corporation Law. Shelbourne intends to
treated as a partnership for Federal income tax               qualify as a real estate investment trust under the
purposes, and is not subject to entity-level taxes.           Internal Revenue Code, thereby generally avoiding
                                                              Federal taxation of income distributed to stockholders.
                                                              Maintaining real estate investment trust status will
                                                              require ongoing satisfaction of various tests and
                                                              restrictions that do not apply to your partnership.
                                                              Shelbourne may be subject to entity-level taxes even
                                                              while remaining qualified as a real estate investment
                                                              trust, including if Shelbourne fails to distribute 100%
                                                              of its real estate investment trust taxable income,
                                                              including its net capital gain.


     Your partnership is a limited partnership governed by California partnership law. Shelbourne is a corporation governed by Delaware corporate law. Qualification of Shelbourne as a real estate investment trust will enable Shelbourne to avoid much of the double taxation normally associated with corporations.


                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------           --------------------------------------------------------
                                                      GENERAL BUSINESS

The business of your partnership is limited to the                    Shelbourne will have the authority to engage in any
ownership of interests in its properties.  The properties             and all business activities permitted a corporation
were intended to be sold over varying periods of time                 organized under the laws of the State of Delaware.
with the resulting liquidation of your partnership.  Your             Specifically, through the operating partnership,
partnership is prohibited from reinvesting its funds in               Shelbourne will own the operating partnership's
additional properties.  All of your partnership's                     properties and, when appropriate, recognize the value
properties were acquired for cash.                                    of the properties through sales and/or mortgage
                                                                      financing. The proceeds of such transactions will be
                                                                      used to make new real estate-related investments.
                                                                      Shelbourne will also acquire new investments with
                                                                      borrowed money or capital raised by issuing additional
                                                                      equity securities.  Shelbourne may acquire properties
                                                                      for cash or through the issuance of equity securities,
                                                                      including limited partnership interests in the
                                                                      operating partnership.

     Shelbourne will be permitted to engage in a broader range of business opportunities as compared to your partnership. Such opportunities will be facilitated as a result of the greater flexibility of Shelbourne with respect to raising additional capital, borrowing money and acquiring additional properties.


-----------------------------------------------------------           --------------------------------------------------------
                                                    DURATION OF EXISTENCE

Your partnership has a finite term of existence. Your                 In accordance with the Delaware General Corporation
partnership agreement provides for a term lasting until               Law and Shelbourne's certificate of incorporation,
December 31, 2008, unless sooner terminated in connection             Shelbourne will have a perpetual existence, and
with a liquidation following the sale of all the                      continue to operate indefinitely.
properties.  While your partnership initially
contemplated selling its interests in its properties
within seven to ten years, we have the discretion and
authority to determine the actual timing of any sales.
Any such determination would be based, in part, on then
prevailing economic and market conditions.

     Your partnership agreement provides for the dissolution of your partnership in 2008, whereas Shelbourne's certificate of incorporation provides for perpetual existence. Accordingly, after the conversion, liquidation of your investment in Shelbourne will not likely be achieved through liquidating distributions, but through the sale of shares of Common Stock on the American Stock Exchange.


                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------        --------------------------------------------------------
                                                        VOTING RIGHTS

You are entitled to one vote per unit on matters requiring a       The bylaws and Delaware law provide that the stockholders of
vote of limited partners. Limited partners generally may           Shelbourne shall be entitled to vote, subject to any voting
vote on:                                                           rights which may be granted to holders of preferred stock, on all matters submitted to a vote of the stockholders. In
o    removal of a general partner and the election of a            determining the number of shares entitled to vote, each
     successor general partner;                                    share of common stock is entitled to one vote.

o    election of an additional general partner;                    Generally, matters submitted to the stockholders require the affirmative vote of stockholders holding a majority of the
o    termination and dissolution of your partnership;              number of votes cast either present in person or by proxy at a duly convened meeting of stockholders, except that the
o    amendments to your partnership's partnership agreement        removal of directors and the amendment of some sections of
     other than amendments relating to actions which are           the certificate of incorporation requires the affirmative
     under the sole authority of your managing general             vote of stockholders holding two-thirds of the number of
     partner;                                                      votes entitled to be cast on such proposals.

o    material changes in your partnership's investment             The bylaws of Shelbourne require Shelbourne to send notice
     objectives;                                                   at least 10 days and not more than 60 days before the annual meeting of stockholders to each stockholder entitled to vote
o    sale of substantially all of the assets of your               at such meeting or to each stockholder who, by law, under
     partnership;                                                  the certificate of incorporation or under the bylaws is
                                                                   entitled to such notice.
o    the pledge or encumbrance of substantially all of the
     assets of your partnership; and

o    the extension of the term of your partnership.

A vote of 50% or more of the outstanding units is required to approve any of the foregoing actions.

     You will be entitled to vote on more matters as a stockholder of Shelbourne than you are as a limited partner in your partnership, including the entitlement to vote in the annual election of directors.

                 YOUR PARTNERSHIP                                                       SHELBOURNE
-------------------------------------------------------------        --------------------------------------------------------------
                                  FIDUCIARY DUTIES, LIMITATION OF LIABILITY AND INDEMNIFICATION

We are accountable to your partnership as fiduciaries and            At least one Delaware court has stated that the fiduciary
are required to exercise good faith and integrity in all our         duties of a general partner are comparable to those of a
dealings in your partnership's affairs. Your partnership             director to a stockholder. Other courts, however, have
agreement generally provides that neither we nor any of our          indicated that the fiduciary duties of a general partner are
affiliates performing services on behalf of your partnership         greater than those of a director to a stockholder, and other
will be liable to your partnership or any of their                   Delaware courts have held that the fiduciary duties of a
respective partners for any loss suffered by your                    general partner can be determined or modified by the
partnership that arises out of any action or inaction of us          partnership agreement.
or our affiliates if we in good faith determine that such
course of conduct was in the best interests of your                  Accordingly, although it is unclear whether or to what
partnership, provided that such course of conduct did not            extent there are any differences in such fiduciary duties,
constitute negligence or misconduct of us and our                    it is possible that the fiduciary duties of directors of
affiliates.                                                          Shelbourne to its stockholders could be less than our
                                                                     fiduciary duties to you. This may result in decreased
Your partnership agreement generally requires your                   potential liability of the directors of Shelbourne and less
partnership to indemnify us to the maximum extent permitted          recourse available to stockholders who believe that
by law from any liability, loss or damage incurred by reason         Shelbourne's Board did not act properly in managing
of an act performed or omitted to be performed by them,              Shelbourne's affairs. Shelbourne's certificate of
including costs and expenses, provided that (1) the course           incorporation limits the liability of Shelbourne's directors
of conduct was determined to be in the best interest of your         to the fullest extent permitted from time to time by
partnership, and (2) the course of conduct did not                   Delaware law. The certificate of incorporation presently
constitute negligence or misconduct.                                 permits the liability of directors to Shelbourne or its
                                                                     stockholders for money damages to be limited, except for
                                                                     liability:

                                                                     o    for any transaction from which the director derived an
                                                                          improper benefit;

                                                                     o    for any breach of the director's duty of loyalty to
                                                                          Shelbourne or its stockholders;

                                                                     o    acts or omissions not in good faith or which involve
                                                                          intentional misconduct or a knowing violation of law;
                                                                          and

                                                                     o    under Section 174 of the General Corporation Law of the
                                                                          State of Delaware.

                                                                     Shelbourne's bylaws require Shelbourne to indemnify its
                                                                     directors and officers to the fullest extent permitted by
                                                                     Delaware law.

                                                                     Delaware law permits indemnification against expenses and
                                                                     liabilities arising out of legal actions brought or
                                                                     threatened against directors for their conduct on behalf of a corporation, provided that they acted in good faith and in a manner reasonably believed was in or not opposed to such corporation's best interests and in the case of a criminal proceeding, that they had no reasonable cause to believe
                                                                     their conduct was unlawful. Delaware does not allow
                                                                     indemnification of directors in the case of an action by or in the right of a corporation, including stockholder
                                                                     derivative suits, unless the directors successfully defend the action or indemnification is ordered by the court.

                                                                     Shelbourne has agreed to indemnify its directors and
                                                                     executive officers to the fullest extent permitted by law
                                                                     and to advance to the directors and executive officers all related expenses, including legal costs, subject to
                                                                     reimbursement, if it is subsequently determined that the
                                                                     indemnification is not permitted.

         The rights of stockholders against management of Shelbourne in some circumstances may be more limited than the rights you have against us or your general partners.


                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------         ---------------------------------------------------------------
                                                 REVIEW OF BOOKS AND RECORDS

Under your partnership agreement and applicable law, you are        Under Delaware General Corporation Law, a stockholder is
entitled to review and obtain a copy of a current list of           entitled, upon written demand, to inspect for any proper
the names and addresses of limited partners in your                 purposes during usual business hours, Shelbourne's stock
partnership as well as other information maintained at the          ledger, a list of Shelbourne's stockholders and its other
principal offices of your partnership.                              books and records and to make copies or extracts therefrom.
                                                                    In addition, Shelbourne is required to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting,
                                                                    arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list must be open to the
                                                                    examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for at least 10 days prior to the meeting either at the place where the
                                                                    meeting is to be held or at a place in the city which is
                                                                    specified in the notice of the meeting.

         The rights of stockholders to obtain an investor list is somewhat more limited than your corresponding right in your partnership.



                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------         --------------------------------------------------------
                                                         MANAGEMENT

With the exception of some significant transactions which           Shelbourne will be managed by its Board of Directors and
require your approval such as a sale of all of your                 executive officers. Management of the day-to-day affairs of
partnership's assets, we have exclusive authority and               Shelbourne will be performed by Shelbourne Management. The
control over the management and operation of your                   Board of Directors will be elected by the holders of common
partnership. You do not have the right to annually elect the        stock.
management of your partnership. However, we may be removed
at any time by a vote of a majority of the outstanding units in your partnership.

         Unlike limited partners in your partnership, holders of Common Stock will vote to elect management of Shelbourne.



                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------          -------------------------------------------------------------
                                             DISTRIBUTIONS; DISTRIBUTION POLICY
Your partnership generally distributes available cash on a           Shelbourne intends to make quarterly dividend payments to
quarterly basis. Amounts distributed to you historically             its stockholders. The amount of such dividends will be
have been derived from your share of adjusted cash from              established by the Board of Directors, taking into account
operations. We may, under your partnership agreement, create         the cash needs of Shelbourne, the requirements of the
working capital and other reserves that may have the effect          Internal Revenue Code for qualification as a real estate
of decreasing cash distributions. You also are entitled to           investment trust and the amount of distributions necessary
receive your share of cash from sales or financings upon the         to avoid becoming subject to non-deductible excise tax. See
sale or, in limited circumstances, financing of your                 "FEDERAL INCOME TAX CONSEQUENCES." Under the Internal
partnership's properties. However, except for the sale of            Revenue Code, Shelbourne is required to distribute ordinary
two properties, your partnership has not to date sold or             income dividends of at least 95% - 90% after taxable year
financed any of its real estate investments.                         2000 - of its taxable income other than net capital gain in order to maintain its qualification as a real estate
                                                                     investment trust. Unlike your partnership, Shelbourne is not required to distribute net proceeds from a financing of
                                                                     properties or from sales of properties. For a summary of
                                                                     Shelbourne's dividend policy, see, "SHELBOURNE -- Cash
                                                                     Dividend Policy".

         Shelbourne will pay dividends when declared by the Board of Directors of Shelbourne. The amount of such dividends will depend upon Shelbourne's operating expenses, debt service payments, capital expenditures and other factors. To maintain its qualification as a real estate investment trust, Shelbourne must distribute 95% - 90% after 2000 - of its taxable income other than net capital gain.



                     YOUR PARTNERSHIP                                                          SHELBOURNE
-----------------------------------------------------------          --------------------------------------------------------------
                                                 LEVERAGE; BORROWING POLICY

Your partnership did not incur any indebtedness in                   Shelbourne will likely incur significant indebtedness on a
connection with raising capital or acquiring its properties.         secured and unsecured basis to finance future investments,
Your partnership is permitted to encumber with mortgage              to improve existing properties or for other purposes.
financing any properties which have been owned by your               Shelbourne will not be limited as to the amount of
partnership for at least five years, provided that your              indebtedness it may incur with respect to any of its
partnership has obtained an opinion of counsel that such             properties, but currently does not intend to borrow, in the
financing will not result in income derived from your                aggregate, more than an amount equal to 75% of its gross
partnership's properties constituting "unrelated business            assets.
taxable income" to tax-exempt investors. There is no maximum percentage leverage with respect to any single property or
all properties on a combined basis. To date, your
partnership has not encumbered any of its properties.



         Your partnership can only employ leverage if borrowing does not result in unrelated business taxable income. Shelbourne may borrow on a secured or unsecured basis. Borrowing by Shelbourne will not result in unrelated business taxable income.



-----------------------------------------------------------          --------------------------------------------------------------
                                                         LENDING POLICY

Your partnership has not engaged in the business of making           Shelbourne may make loans, including mortgage loans, as part
loans and is not permitted to make new investments.                  of its investment strategy. Shelbourne will not be limited as to the amount it may lend with respect to any one
                                                                     investment and is not limited as to the percentage of gross assets represented by loans.

     Your partnership is not in the business of making loans. Subject to complying with the requirements of the Internal Revenue Code for qualification as a real estate investment trust, Shelbourne may make loans, including mortgage loans, as part of its investment strategy.


                  YOUR PARTNERSHIP                                                            SHELBOURNE
------------------------------------------------------              -------------------------------------------------------------
                                                 MANAGEMENT FEES TO AFFILIATES

Your partnership agreement provides for the payment of the           Shelbourne Management will manage Shelbourne under an advisory
following fees to us and our affiliates:                             agreement and will be paid:

o    Asset Management Fee. A per annum partnership asset             o    Asset Management Fee. An asset management fee equal to
     management fee equal to 1.25% of the gross assets of                 1.25% of gross assets of Shelbourne. Since the asset
     your partnership per annum;                                          management fee is based on gross assets, the amount
                                                                          payable to Shelbourne Management will increase to the
o    Non-accountable Expense Reimbursement. $150,000 per                  extent Shelbourne acquires new investments, whether for
     year for non-accountable expenses of your managing                   cash, by causing Shelbourne to incur indebtedness or
     general partner relating to the administration of your               otherwise;
     partnership;
                                                                     o    Non-accountable Expense Reimbursement. $150,000 per
o    Property Management Fee. Competitive property                        year for reimbursement of non-accountable
     management fees not in excess of 6% of revenues payable              administrative expenses;
     to us and our affiliates;
                                                                     o    Property Management Fee. Competitive property
o    Accountable Expense Reimbursement. Reimbursement for                 management fees not in excess of 6% of revenues; and
     accountable expenses incurred in connection with the
     performance of administrative services for your                 o    Accountable Expense Reimbursement. Reimbursements for
     partnership; and                                                     accountable expenses incurred in connection with the
                                                                          performance of administrative services for Shelbourne.
o    Subordinated Incentive Fee. A fee equal to 15% of the
     proceeds of any sales or financings after limited               Under the advisory agreement, Shelbourne Management will be
     partners are distributed their total original invested          responsible to do the following:
     capital plus an amount that would equal a 10% annual
     return on their adjusted invested capital. We do not            o    manage Shelbourne's day-to-day operations;
     expect that limited partners will receive the required
     amount upon liquidation of your partnership and                 o    provide or arrange for customary property management
     therefore we do not expect to receive any subordinated               services to be provided at Shelbourne's properties;
     incentive fees.
                                                                     o    supervise Shelbourne's financings including any sales
                                                                          of Shelbourne's securities;

                                                                     o    conduct relations for Shelbourne with the American
                                                                          Stock Exchange or with dealers which make markets in
                                                                          Shelbourne's securities;

                                                                     o    select and conduct relations with lenders, lawyers,
                                                                          consultants, accountants, mortgage loan originators,
                                                                          brokers, participants, attorneys, appraisers, insurers,
                                                                          and others who may be relevant to Shelbourne's
                                                                          activities;

                                                                     o    administer day-to-day bookkeeping and accounting
                                                                          functions;

                                                                     o    prepare reports to stockholders which may be required
                                                                          by governmental authorities for the ordinary conduct or
                                                                          Shelbourne's business;

                                                                     o    negotiate and enter into leases of space at
                                                                          Shelbourne's properties; and

                                                                     o    supervise the development and improvement of
                                                                          properties, including capital and tenant improvements.



     The method of determining the amount of fees payable to Shelbourne Management for managing Shelbourne and its properties is substantially the same as the method for determining the amount of fees payable to us and our affiliates for performing the same services for your partnership. However, if the conversion is approved we will no longer be obligated to repay a maximum of $8.15 per unit, or an aggregate of $3,260,792, which we would otherwise be required to pay if your partnership were liquidated. In addition, to the extent Shelbourne increases its gross assets, including through acquisitions and through leverage, the asset management fee payable to Shelbourne Management would increase.

     The following information compares (1) the compensation and distributions paid by your partnership to us and our affiliates and (2) the compensation and distributions that would have been paid to us and our affiliates if the conversion had been in effect during the periods presented below.

            HISTORICAL AND PRO FORMA PAYMENTS TO THE GENERAL PARTNERS


                                 ------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------------------
                                                      1997                                       1998
                                 ------------------------------------------------------------------------------------
                                                                   Net                                       Net
                                   Historical     Shelbourne     Increase    Historical     Shelbourne     Increase
                                   Partnership    Pro Forma     (Decrease)   Partnership    Pro Forma     (Decrease)
                                   -----------    ---------     ----------   -----------    ---------     ----------
Asset Management Fee (1)

     No leverage                    $908,172       $576,295    ($331,877)     $887,329       $684,763    ($202,566)

     75% leverage                         --     $2,305,182           --            --     $2,739,051           --

Property Management Fees (2)        $350,490       $350,490            0      $371,144       $371,144            0

General Partners'
Distributions (3) (4)                $75,160        $29,000     ($46,160)      $79,160              0     ($79,160)

Distributions on Units/Shares
Held by our Affiliates (4)           $45,784        $17,666      $28,118      $154,143              0    ($154,143)

Non-Accountable Expense
Reimbursement                       $150,000       $150,000            0      $150,000       $150,000            0

Accountable Expense
Reimbursement                        $41,994        $41,994            0      $102,007       $102,007            0
                                 ------------------------------------------------------------------------------------


                                 ------------------------------------------------------------------------------------
                                            YEAR ENDED DECEMBER 31,                         SIX MONTHS ENDED
                                 ------------------------------------------------------------------------------------
                                                      1999                                 JUNE 30, 2000
                                 ------------------------------------------------------------------------------------
                                                                    Net                                        Net
                                    Historical     Shelbourne     Increase    Historical     Shelbourne      Increase
                                    Partnership    Pro Forma     (Decrease)   Partnership    Pro Forma      (Decrease)
                                    -----------    ---------     ----------   -----------    ---------      ----------
Asset Management Fee (1)

     No leverage                    $418,769       $796,592     $377,823      $345,038       $345,038              0

     75% leverage                         --     $3,186,369           --            --     $1,649,547    ($1,649,547)

Property Management Fees (2)        $291,991       $291,991            0      $169,104       $169,104              0

General Partners'
Distributions (3) (4)                $39,581       $114,951      $75,370             0        $75,193        $75,193

Distributions on Units/Shares
Held by our Affiliates (4)          $151,227       $439,195     $287,968             0       $305,275       $303,275

Non-Accountable Expense
Reimbursement                       $150,000       $150,000            0       $75,000        $75,000              0

Accountable Expense
Reimbursement                        $57,739        $57,739            0             0              0              0
                                 ------------------------------------------------------------------------------------


(1) Amounts under Historical Partnership represent the actual fee paid by your partnership for the period indicated. Amounts under Shelbourne Pro Forma were determined based on a fee of 1.25% of Shelbourne's gross asset value both with and without the effects of borrowing. The amounts under Shelbourne Pro Forma for the six months ended June 30, 2000 do not reflect additional amounts payable based on the June 30, 2000 property appraisals. The fees based on 75% leverage assume that Shelbourne's gross assets were $184,415,000, $219,124,000, $254,910,000 and $263,927,528, as of December
     31, 1997, 1998 and 1999 and June 30, 2000, respectively.

(2)  Historical cost includes $350,490, $371,144, $291,991 and $169,104, of supervisory management fees paid to our affiliate, Resources Supervisory Management Corp. for the years ended December 31, 1997, 1998 and 1999, and the six months ended June 30, 2000, respectively, of which $196,300, $212,371, $220,011 and $154,478, respectively, was paid to unaffiliated management companies

(3) The amount under Historical Partnership represents distributions actually paid to your general partners on account of their 5% interest in your partnership. On a pro forma basis the general partner interest in your partnership will be converted into shares of Shelbourne. The amount listed under Shelbourne Pro Forma represents dividends which would be paid to the general partners as 5% shareholders.


(4) Amounts under Shelbourne Pro Forma represent the distribution of 95% of taxable income in order to qualify as a real estate investment trust.


                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------          -------------------------------------------------------------
                                            TAXATION OF TAXABLE LIMITED PARTNERS

Your partnership, which is treated as a partnership for              Dividends paid to taxable stockholders generally will be
Federal income tax purposes, is not subject to tax, but you          taxable to them as ordinary dividend income except for
must report your allocable share of partnership income and           distributions properly designated as capital gain
loss on your tax return. Partnership distributions are not           distributions. Dividends and capital gains from common stock
taxable to you except to the extent such distributions               cannot be offset by passive activity losses, including any
exceed your adjusted tax basis in your partnership units.            unused passive activity losses from your partnership, in the
Your partnership specially allocates depreciation deductions         case of stockholders who are subject to the passive activity
to taxable unitholders. Losses from your partnership                 loss limitation. Unused passive activity losses from your
constitute passive activity losses which, under the passive          partnership generally may be deducted when you sell all of
activity loss limitation rules, cannot be deducted currently         your common stock. Tax losses of Shelbourne will not pass
except to the extent of your passive activity income, if             through to stockholders, but will reduce Shelbourne's future
any, from other investments. Income from your partnership            taxable income subject to applicable limitations. Each
generally constitutes passive activity income which, subject         January, stockholders will be mailed the familiar Form
to applicable limitations, can be offset by unused passive           1099-DIV for corporate dividends.
activity losses from your partnership or other investments.
Generally, by March 15 of each year, you receive annual              As a stockholder, you generally will not be required to file
Schedule K-1 forms with respect to information for inclusion         state income tax returns or pay state income taxes outside
on your Federal income tax returns.                                  your state of residence with respect to Shelbourne's
                                                                     operations. Shelbourne must pay state income taxes in
You generally must file state income tax returns and may             certain states where it owns properties.
incur state income tax in various states in which your
partnership owns property.



     Shelbourne's dividends generally will be taxable to taxable stockholders as ordinary income which is not passive activity income. Stockholders will receive a Form 1099-DIV rather than a Schedule K-1.


-----------------------------------------------------------          ---------------------------------------------------------
                                           TAXATION OF TAX-EXEMPT LIMITED PARTNERS

Leveraged acquisitions by your partnership would give rise           The Service has ruled that distributions by a real estate
to unrelated business taxable income under the Internal              investment trust to a tax-exempt pension trust generally
Revenue Code.                                                        will not constitute unrelated business taxable income.
                                                                     Accordingly, dividends received from Shelbourne by a
                                                                     stockholder whose income is exempt from Federal income
                                                                     taxation generally should not constitute unrelated business taxable income assuming the stockholder does not hold its
                                                                     shares subject to acquisition indebtedness.


     Shelbourne's dividends generally will not constitute unrelated business taxable income to tax-exempt stockholders.

                          BACKGROUND OF THE CONVERSION

GENERAL

     We are proposing the conversion as part of the court-approved settlement of the class action litigation involving your partnership. The following summarizes the history of your partnership and the events leading toward and surrounding the settlement.

YOUR PARTNERSHIP

     Your partnership was formed in 1983 to invest in and hold existing or to-be-constructed income-producing properties. Your partnership currently owns interests in office buildings and a shopping center. Units in your partnership were registered under the Securities Act of 1933 and publicly offered and sold between February 1985 and May 1986 resulting in the sale of 400,010 partnership units for aggregate gross proceeds to your partnership of $100,002,500. Substantially all of the capital raised by your partnership through the sale of units, net of offering costs, fees and some distributions, was invested in the properties currently owned by your partnership as well as two other properties which have since been sold. A complete description of the properties currently owned by your partnership is set forth under "SHELBOURNE -- THE PROPERTIEs."

     The stated investment objectives of your partnership were to (1) preserve its capital, (2) provide quarterly distributions to partners, and (3) create the potential for capital gains through appreciation of its properties. We believe that your partnership has, to some extent, achieved its objectives of providing quarterly distributions to partners. Prior to the quarter ended September 30, 1999, your partnership has made quarterly distributions to limited partners. For a discussion of the operating history and performance of your partnership, see "SELECTED FINANCIAL DATA" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     The following table sets forth (1) equity balances on a total and per unit basis for all partners in your partnership as of the date of the original offering of units in your partnership and as of June 30, 2000, (2) income allocated by your partnership during such period, (3) distributions from your partnership during such period, and (4) losses allocated by your partnership during such period. The beginning equity account of the general partners includes a reallocation of $5,000,125, representing 5% of the gross proceeds originally raised by your partnership, to reflect the general partners' 5% equity interest in your partnership.


--------------------------------------------------------------------------
                                     ORGANIZATION
              BEGINNING EQUITY     COSTS CHARGED TO
                  BALANCE              CAPITAL         INCOME ALLOCATED
             -------------------------------------------------------------
               TOTAL      PER       TOTAL     PER       TOTAL     PER
                          UNIT                UNIT                UNIT
--------------------------------------------------------------------------
Limited     $95,002,375   237.50  (1,425,000) (3.56)  35,067,559  87.67
Partners
--------------------------------------------------------------------------

General      5,001,125      --     (75,000)     --    1,845,662     --
Partners
--------------------------------------------------------------------------


-------------------------------------------------------------------------------

                 DISTRIBUTIONS ON                           EQUITY BALANCES AS
                      EQUITY            LOSSES ALLOCATED        OF 6/30/00
            -------------------------------------------------------------------
                 TOTAL      PER UNIT     TOTAL     PER        TOTAL     PER
                                                   UNIT                 UNIT
-------------------------------------------------------------------------------
Limited       (50,173,235)  (125.43)  (35,873,266) (89.68)  42,598,4333 106.49
Partners
-------------------------------------------------------------------------------

General       (2,640,698)      --     (1,888,067)    --     2,243,022     --
Partners
-------------------------------------------------------------------------------

     Your partnership has two general partners. The Managing General Partner is Resources High Equity, Inc., a Delaware corporation, and the Associate General Partner is Presidio AGP Corp. As the managing general partner, Resources High Equity, Inc. is responsible for evaluating and negotiating all property dispositions as well as for management of your partnership's properties, and the administration and day to day operation of your partnership. Presidio AGP Corp., the associate general partner of your partnership, does not have any power or responsibility with respect to your partnership and does not devote any material amount of its business time and attention to the affairs of your partnership. We are accountable to your partnership as fiduciaries and accordingly must exercise good faith and integrity in handling its affairs. We do not have any outstanding obligations or commitments to your partnership other than our contingent obligation to pay limited partners up to $8.15 per unit, or $3,260,792 in the aggregate, upon liquidation of your partnership. See the discussion of such contingent obligation included in "ALTERNATIVES TO THE CONVERSION -- LIQUIDATION AND DISSOLUTION OF YOUR PARTNERSHIP."

     Your managing general partner was owned by Integrated Resources, Inc. until November 3, 1994. On that date, Integrated consummated its plan of reorganization under Chapter 11 of the United States Bankruptcy Code and Presidio Capital Corp. acquired your managing general partner. In August 1998, Presidio, which also owns Presidio AGP Corp., was acquired by Presidio Capital Investment Company, LLC, which in turn is controlled by NorthStar Capital Investment Corp.

     In October 1999, Presidio Capital Corp. entered into an agreement with AP-PCC III, L.P., an affiliate of Winthrop Financial Associates. Winthrop is a Boston-based partnership and property management company which is not affiliated with Presidio Capital Corp. Under the agreement, AP-PCC III, L.P. is responsible for providing your partnership with asset management and investor relation services on behalf of your general partners. In order to facilitate the provision of these services, nominees of AP-PCC III, L.P. were elected as officers and directors of your general partners. Following the conversion AP-PCC III, L.P. will continue to furnish the foregoing services on behalf of Shelbourne Management. In addition, nominees of AP-PCC III, L.P. have been elected as officers and directors of Shelbourne Management. Accordingly, since Shelbourne will be managed by one or more individuals who also manage Winthrop, Shelbourne and Winthrop will be affiliates under common control.

     Your partnership's properties were acquired between July 1985 and December 1986. Although your partnership's original management anticipated holding your partnership's properties for seven to ten years following the time such properties were acquired, your partnership agreement provided your general partners with the discretion and authority to determine the actual timing of sales. Your general partners determined not to meet your partnership's original timetable for liquidation based on their assessment of the condition of the real estate markets in the areas where your partnership's properties were located as well as the condition of some of your partnership's properties. Liquidation of your partnership within the originally anticipated time frame would not have accomplished your partnership's stated investment objective of preserving capital or creating capital gains.

     The following table sets forth the number and prices of units sold from February 1, 1996 through May 31, 2000 as reported by Partnership Spectrum, an independent industry publication. These prices do not take into account commissions and other transactional costs which sellers of units may be required to pay and which typically range between 8% and 10% of the reported selling price.

                 SECONDARY MARKET TRADING VOLUME AND UNIT PRICES
    (Except as otherwise indicated all price information on a per unit basis)


------------------------------------------------------------------------------------------------------------------------------------
                             TOTAL UNITS      NUMBER OF                                      WEIGHTED        WEIGHTED AVERAGE
          DATE                 TRADED           TRADES          HIGH           LOW           AVERAGE            PER SHARE
          ----                 ------           ------          ----           ---           -------            ---------
          2/96-3/96                715            18            $55.85       $39.00           $53.20             $17.73

          4/96-5/96              4,104            54            $57.89       $45.00           $52.38             $17.46

          6/96-7/96              2,782            41            $58.13       $45.00           $51.08             $17.03

          8/96-9/96              3,840            49            $60.00       $45.00           $54.74             $18.25

        10/96-11/96              2,125            30            $63.00       $51.25           $56.51             $18.84

         12/96-1/97              4,988            66            $69.00       $51.92           $61.01             $20.34

          2/97-3/97              4,387            53            $76.50       $56.00           $64.47             $21.49

          4/97-5/97              1,032            39            $80.00       $57.00           $64.77             $21.59

          6/97-7/97              1,458            22            $80.11       $58.00           $73.23             $24.41

          8/97-9/97              1,983            31            $83.00       $58.00           $67.79             $22.60

        10/97-11/97              1,201            44            $81.11       $58.00           $66.30             $22.10

         12/97-1/98              2,078            45            $89.00       $58.00           $77.50             $25.83

          2/98-3/98              1,998            61            $95.25       $60.00           $80.95             $26.98

          4/98-5/98                869            29           $100.00       $82.50           $90.52             $30.17

          6/98-7/98              3,403            32           $100.00       $95.00           $95.05             $31.68

          8/98-9/98              3,749            17           $101.25       $95.00           $95.56             $31.85

        10/98-11/98              8,570            11           $100.17       $96.30           $96.43             $32.14

         12/98-1/99              1,510            43           $103.12       $95.00           $97.13             $32.38

          2/99-3/99              1,233            47           $102.00       $95.00           $97.29             $32.43

          4/99-5/99              1,295            31           $133.67       $95.00          $109.39             $36.46

          6/99-7/99              1,066            45           $111.80       $95.00           $98.19             $32.73

          8/99-9/99              1,568            53           $105.00       $85.00           $95.36             $31.79

        10/99-11/99                602            11            $97.00       $85.00           $92.46             $30.82

         12/99-1/00                498            18           $106.00       $89.26           $97.80             $32.60

          2/00-3/00              1,191            25           $115.08       $88.03          $102.32             $34.11

          4/00-5/00              1,256            48           $104.39       $82.00           $92.42             $30.81
------------------------------------------------------------------------------------------------------------------------------------

THE CLASS ACTION

     In May 1993, Mark Erwin, Trustee, Mark Erwin Sale, Inc. Defined Benefit Plan and Leonard Drescher, Trustee of Drescher Family Trust Account, limited partners in your partnership, High Equity Partners L.P. - Series 86 and High Equity Partners L.P. - Series 88 commenced a class action in the California Superior Court on behalf of all limited partners, and in April 1994, the complaint in the action was amended to include claims on behalf of all limited partners who owned units in each of the High Equity partnerships. The amended complaint asserted various state law class and derivative claims against the general partners of the High Equity partnerships and some related persons and entities for, among other things, common law fraud, negligent misrepresentation, breach of contract, unfair and fraudulent business practices, negligence, dissolution, accounting, receivership and removal of general partner and breaches of fiduciary duty. The amended complaint alleged, among other things:

     o that the general partners of the High Equity partnerships caused a waste of the High Equity partnerships' assets by collecting management fees in lieu of pursuing a strategy to maximize the value of the investments owned by the investors in the High Equity partnerships;

     o that the general partners of the High Equity partnerships breached the duty of loyalty and due care to the investors by expropriating management fees from the High Equity partnerships without trying to manage the High Equity partnerships for the purposes for which they were intended;

     o that the general partners of the High Equity partnerships were acting improperly to entrench themselves in a position of control over the High Equity partnerships and that their actions prevented non-affiliated entities from making and completing tender offers to purchase units of limited partnership interest in the High Equity partnerships;

     o that, by refusing to seek the sale of the High Equity partnerships' properties, the general partners of the High Equity partnerships diminished the value of the investors' equity in the High Equity partnerships;

     o that the general partners of the High Equity partnerships took heavily overvalued asset management fees; and

     o that the High Equity partnership units were sold and marketed through the use of false and misleading statements.

     The plaintiffs sought, among other things, the recovery of compensatory and punitive damages, dissolution, an accounting, receivership, and removal of the general partner, as well as an award of attorneys' fees and costs. The defendants in the action at all times considered the action to be without merit and vigorously defended the action.

     In February 1996, the limited partners involved in the class action and the general partners of the High Equity partnerships and related defendants submitted a proposed settlement to the court, which contemplated a reorganization of the three High Equity partnerships into a single real estate investment trust under terms which were substantially different from the conversion being proposed now. In January 1997, the court declined to grant final approval to the proposed settlement.

     On or about July 1, 1997, the limited partners involved in the class action filed an amended complaint, which generally asserts the same claims as the earlier complaint but contains more detailed factual assertions and eliminates some claims they had previously asserted. The general partners of the High Equity partnerships and related defendants in the action challenged the amended complaint on legal grounds and filed demurrers and a motion to strike. In October 1997, the court sustained demurrers to several of the causes of action and ordered stricken from the complaint some paragraphs relating to allegedly wrongful activity by the general partners of the High Equity partnerships and related defendants that was alleged to have occurred before November 30, 1995, and allegations of the complaint relating to certain alleged prohibitions in the partnership agreement. Thereafter, the general partners of the High Equity partnerships and related defendants in the action served answers denying the allegations and asserting numerous defenses.

     On February 11, 1998, the court certified three separate plaintiff classes, and appointed class counsel and liaison counsel.

THE CLASS ACTION SETTLEMENT

     By letter dated January 23, 1998, counsel for the limited partners involved in the class action sent an offer of compromise to counsel for the general partners of the High Equity partnerships and related defendants. On February 12, 1998, representatives of the general partners of the High Equity partnerships and related defendants in the action met with representatives of the limited partners at the offices of counsel to the general partners to discuss the January 12, 1998 offer of compromise. At that meeting the parties disagreed on several issues relating to the offer of compromise and agreed to exchange proposed term sheets.

     On or about March 12, 1998, the general partners communicated a proposed term sheet to a representative of the limited partners involved in the action. Shortly after that, counsel to the general partners had a series of telephone conversations with counsel to the limited partners involved in the action. The primary issues discussed were (a) the amount that the general partners of the High Equity partnerships would be liable to pay upon liquidation of the High Equity partnerships, (b) a liquidation date for the partnerships if reorganizations of the High Equity partnerships could not be accomplished, (c) the extent of the obligations of the general partners of the High Equity partnerships to pursue a reorganization of the High Equity partnerships, (d) the size of tender offer to be made for limited partnership units in the High Equity partnerships in advance of any such reorganization and (e) the request by the limited partners involved in the action that Presidio Capital Corp. guarantee the obligations of the general partners of the High Equity partnerships to pay the "fee give-back amount."

     In May 1998, the parties exchanged further draft term sheets which set forth the respective positions of the limited partners involved in the action and general partners of the High Equity partnerships and related defendants on the issues mentioned above.

     Counsel to the general partners of the High Equity partnerships and related defendants and counsel to the limited partners involved in the action continued to have conversations related to the issues mentioned above in June and July 1998. However, the parties were unable to reach an agreement during those conversations.

     On September 18, 1998, counsel to the general partners of the High Equity partnerships and related defendants and other representatives of the general partners met with counsel to the limited partners involved in the action at the offices of counsel to the limited partners involved in the action in Greenbrae, California. At the end of the meeting an agreement in principle was signed setting for the general outline for a proposed settlement.

     During the following months, the limited partners involved in the class action and the general partners of the High Equity partnerships and related defendants negotiated a more formal settlement stipulation, which they executed on December 23, 1998.

     On January 27, 1999, counsel to the limited partners involved in the action and counsel to the general partners of the High Equity partnerships and related defendants met with Willie Barnes, an expert appointed by the court. By letter report dated January 27, 1999, Mr. Barnes reported to the court that in his opinion the settlement was fair, reasonable and adequate and in the best interests of the settlement class and the High Equity partnerships.

     On February 1, 1999, the court preliminarily approved the settlement and directed that notice be given to the class. We then mailed you a court-approved notice of the settlement that contained a detailed description of the terms of the settlement and notified you of a hearing to be held on April 29, 1999 to consider approval of the terms of the settlement. All limited partners, including those who had opted out of the action were furnished notice and given an opportunity to be heard at the hearing. Some of the limited partners then filed objections to the settlement which objections the court directed to Mr. Barnes to review. By letter dated April 26, 1999, Mr. Barnes reported to the court his view that the proposed settlement was fair and reasonable.

     Shortly after that, counsel to the general partners and related defendants had communicated with representatives of the limited partners who had filed objections to the settlement. The general partners of the High Equity partnerships agreed to have one of their affiliates purchase the units in the High Equity partnerships owned by the objectors at the unit prices set forth in the settlement agreement at which the general partners were required to cause tender offers to be made and to pay the costs the objectors had incurred in connection with the filing of the objections. The objectors then withdrew their objections. On April 29, 1999 the court approved the settlement.

     Pursuant to the settlement, we agreed to take some actions regarding your partnership subject to first obtaining the consent of limited partners to amendments to your partnership agreement described below. The settlement became effective in August 1999 following approval of the amendments. As amended, your partnership agreement provides for (a) a partnership management fee equal to 1.25% of the gross assets of your partnership in lieu of the prior fee of 1.05% of the gross amount of your partnership's original offering proceeds paid or allocable to acquire properties, (b) a fixed 1999 partnership asset management fee of $418,769 which is $426,867 less than the amount that would have been paid for 1999 under the prior formula and (c) fixing the amount that we would be liable to pay upon liquidation of your partnership as repayment of fees previously received by us and our affiliates, which amount would be reduced by 10% for each year after 1998 in which a liquidation does not occur and prorated for a liquidation prior to the end of a year. As amended, your partnership agreement provides that upon a reorganization of your partnership into a real estate investment trust or other public entity, we would have no liability to repay any amount. Our affiliate, Presidio Capital Corp., guaranteed our payment obligation.

     As required by the settlement, our affiliate, Millennium Funding II, LLC, made a tender offer to limited partners of your partnership to acquire 26,936 units of your partnership at a price of $114.60 per unit. The offer closed in January 2000 and Millennium acquired all 26,936 units subject to the tender.

     The final requirement of the settlement obligated us and the other HEP general partners to use our best efforts to reorganize your partnership and the other HEP partnerships into separate real estate investment trusts or other entities whose shares will be listed on a national securities exchange or on the NASDAQ National Market System. We are proposing this conversion to satisfy the foregoing requirement of the settlement with respect to your partnership.

                         ALTERNATIVES TO THE CONVERSION

     In order to assist you in evaluating the conversion, we have compared three alternatives to the conversion:

o    continuation of your partnership until its required dissolution in 2008;

o    liquidation of your partnership at the present time; and

o    sale of your units on the secondary market at the present time.

     If limited partners do not approve the conversion, your partnership will continue in its current form and will operate in the manner currently operated. The alternative of liquidating your partnership would require a vote of a majority of the outstanding units, and, for the reasons set forth under "RECOMMENDATION AND FAIRNESS," that vote is not being solicited at this time. Accordingly, we are not proposing the alternatives discussed below, but rather are providing them for comparison purposes.

     RETENTION OF INSIGNIA/ESG

     We retained Insignia/ESG, Inc. to perform four separate valuation analyses: a going concern analysis, a liquidation analysis, a secondary market trading history analysis and a conversion and comparable company analysis. For ease of comparison, Insignia/ESG presented the values derived under each analaysis on a per share of Shelbourne common stock basis. The estimated values on a per unit basis would be three times the per share values. Insignia/ESG based its going concern and liquidation valuation analyses for your partnership on June 30, 2000 appraisals of your partnership's properties.

     We chose Insignia/ESG because it is one of the nation's leading commercial real estate service providers with the experience and resources necessary to perform the appropriate valuation analyses. Except as described below and under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS," Insignia/ESG has not performed any other services for us, our affiliates or Winthrop Financial Associates in the past two years, and no relationship otherwise exists between us, our affiliates and Insignia/ESG. In April 2000, Insignia/ESG received a $90,750 real estate brokerage commission from one of our affiliates. In March 1999, Insignia/ESG received a $575,000 real estate brokerage commission from a limited partnership in which Winthrop Financial Associates serves as the general partner.

APPRAISALS

     GENERAL

     The appraisals used by Insignia/ESG were performed by Cushman & Wakefield, Inc. or one of its subsidiaries in June 2000. These appraisals updated appraisals which were performed in 1996 and updated in March 1998.

     Cushman & Wakefield was selected for the 1996 appraisals and the 1998 updates by mutual agreement of the general partners of the High Equity partnerships and class counsel in the class action litigation involving your partnership. Cushman & Wakefield was chosen because it is a nationally recognized real estate appraisal firm with extensive appraisal experience. The 1996 appraisals were obtained as part of the settlement of the action for the purpose of obtaining independent third party confirmation of the reasonableness of the values given to the properties in the first proposed settlement of the action. The appraisals were updated in March 1998 in connection with negotiation of the current settlement. We retained

Cushman & Wakefield in June 2000 to update the appraisals in order to provide a more accurate basis with which Insignia/ESG could perform its going concern and liquidation value analyses.

     Cushman & Wakefield and its affiliates have from time to time in the past performed various property valuation and other services for your general partners and their affiliates or real estate partnerships controlled by such affiliates, including real estate brokerage services. All of such other services were performed in the ordinary course, and no relationship between us or our affiliates and Cushman & Wakefield and its affiliates otherwise exists.

     Other than Cushman & Wakefield and Insignia/ESG, we did not contact any third party with respect to performing any valuations of your partnership's properties, your partnership or otherwise with respect to the conversion.

     We will provide free of charge a copy of the appraisal reports completed by Cushman & Wakefield upon your written request or that of your representative, who has been designated in writing, that is submitted to your partnership at 5 Cambridge Center, 9th floor, Cambridge, Massachusetts 02142.

     In preparing the appraisals, Cushman & Wakefield among other considerations set forth in each appraisal, generally inspected your partnership's properties and the surrounding environs. Cushman & Wakefield also reviewed economic and demographic trends in the neighborhoods and regions in which the properties are located and considered the competitive markets in the local areas. Cushman & Wakefield used certain assumptions in determining the appraised values of the properties and the appraisals are subject to certain qualification and limitations, some of which are discussed below.

     In evaluating the properties, Cushman & Wakefield did not take responsibility for the accuracy of the legal description provided or for any matters which are legal in nature. Unless otherwise indicated, Cushman & Wakefield assumed title to the properties is good and marketable and the properties are free and clear of all liens. Cushman & Wakefield did not obtain any surveys of properties in preparing the appraisals. For purposes of forecasting gross income of properties and to arrive at its best estimates of what the investment community, as of the dates of the appraisals, envisions for the future in terms of rental rates, expenses, supply, and demand, Cushman & Wakefield reviewed lease summaries provided by us. Cushman & Wakefield conducted only visual inspections of the properties, and did not consider potential hidden structural defects or damages that might exist at the properties which could have a negative impact on the properties' appraised values. Similarly, unless otherwise stated in the appraisals, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the properties was not considered in arriving at the opinions of value stated in the appraisals. Each appraisal is only an estimate of value, as of the specific date stated in the appraisal, and is subject to the assumptions and limiting conditions stated in the report. As an opinion it is not a measure of realizable value and may not reflect the amount which would be received if the property was sold. Reference should be made to the entire appraisal report.

     The following table sets forth the June 30, 2000 appraised value determined by Cushman & Wakefield. The adjusted appraised value column reflects a 25% or 30% discount to the appraised values of properties held in joint venture. Cushman & Wakefield attributed these discounts to the illiquidity of your partnership's interest in the joint ventures. Cushman & Wakefield determined the discounts by taking into account your partnership's lack of control over the properties, the inability of your partnership to sell its interest without the consent of other venture partners, and the lack of a market in which to sell the joint venture interests.

                                       APPRAISED        ADJUSTED APPRAISED
     PROPERTY                           VALUE                 VALUE
     --------                           -----                 -----

Century Park I (1)                 $10,500,000               $7,875,000
568 Broadway (2)                    19,462,500               13,623,750
Seattle Tower (1)                   11,350,000                8,512,500
Southport Shopping Center           21,700,000               21,700,000
Loch Raven Plaza                     8,100,000                8,100,000
                                     ---------                ---------
                                   $71,112,500              $59,811,250
---------------

(1) Your partnership has a 50% interest in these properties and the amounts listed in the table represent 50% of the applicable value. The adjusted appraised value represents a 25% discount to the appraised value.

(2) Your partnership has a 38.925% interest in this property and the amount listed in the table represents 38.925% of the applicable value. The adjusted appraised value represents a 30% discount to the appraised value.

     Appraisers typically use three approaches in valuing real property: the cost approach, the income capitalization approach, and the sales comparison approach. In most instances, the real property interest being appraised - i.e. whether it is a fee simple, leased fee or leasehold property - affects the suitability of a particular approach. In addition, the type and age of the property and the quantity and quality of available data affect the applicability of each approach in a specific appraisal situation. Due to the leases in place at your partnership's properties, Cushman & Wakefield generally considered the income capitalization approach most relevant to its valuation of the properties with, in most cases, support from the sales comparison approach.

     Cushman & Wakefield did not use the cost approach to value the properties. The cost approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Cushman & Wakefield believes that historically investors have not emphasized cost analysis in purchasing investment grade properties such as those owned by your partnership and that the estimation of obsolescence for functional and economic conditions, as well as depreciation on improvements, makes this approach difficult.

     INCOME CAPITALIZATION APPROACH

     The income capitalization approach is a method of converting the anticipated economic benefits of owning property into a value estimate through capitalization. The principle of "anticipation" underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be estimated, and the most appropriate capitalization method must be selected. The two most common methods of converting net income into value are direct capitalization and discounted cash flow analysis. In the direct capitalization approach, net operating income is divided by an overall rate extracted from market sales to indicate a value. In the discounted cash flow method, anticipated future net income streams and a future sale value are discounted to an estimate of net present value at a chosen yield rate. The following table sets forth the values determined by Cushman & Wakefield using the income approach:

                                      INCOME CAPITALIZATION APPROACH
                             ---------------------------------------------------
                                 DISCOUNTED
             PROPERTY         CASH FLOW METHOD     DIRECT CAPITALIZATION METHOD
             --------         ----------------     ----------------------------
Century Park I (1)              $10,850,000                 $10,150,000
568 Broadway (2)                 19,462,500                      --
Seattle Tower (1) (3)            11,350,000                      --
Southport Shopping Center        21,700,000                      --
Loch Raven Plaza                  8,100,000                      --
---------------

(1) Your partnership has a 50% interest in these properties and the amounts listed in the table represent 50% of the applicable value.

(2) Your partnership has a 38.925% interest in this property and the amount listed in the table represents 38.925% of the applicable value.

(3) Your partnership has adopted a four-year capital improvement plan for this property. Using the income approach, Cushman & Wakefield estimated the value of the property upon the completion of the capital improvement plan to be $15,500,000.

     SALES COMPARISON APPROACH

     In the sales comparison approach, value is estimated by comparing the property with similar, recently sold properties in the surrounding or competing area. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution. The following table sets forth the values determined by Cushman & Wakefield using the sales comparison approach:

                                                  SALES COMPARISON
            PROPERTY                                APPROACH
            --------                                --------
    Century Park I (1)                             $11,000,000
    568 Broadway (2)                                19,851,750
    Seattle Tower (1)                       11,100,000 to $11,500,000
    Shopping Center                                 22,650,000
    Loch Raven Plaza                                 8,000,000

---------------

(1) Your partnership has a 50% interest in these properties and the amounts listed in the table represent 50% of the value.

(2) Your partnership has a 38.925% interest in this property and the amount listed in the table represents 38.925% of the value.

VALUATION ANALYSES

GENERAL

     The following discussion includes a description of the analyses performed by Insignia/ESG for your partnership. The full text of Insignia/ESG's written valuation analysis report, dated August 31, 2000, which describes the assumptions made, matters considered and limitations on the analyses is filed as an exhibit to the Registration Statement of which this consent solicitation is a part. You should read the report in its entirety. We will provide free of charge a copy of the report upon your written request or that of your representative, who has been designated in writing, that is submitted to your partnership at 5 Cambridge Center, 9th floor, Cambridge, Massachusetts 02142.

     In performing these analyses, Insignia/ESG reviewed the documents we provided about your partnership which are identified in the Insignia/ESG report. Insignia/ESG also relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all financial and other information we provided to or discussed with them about your partnership. Insignia/ESG assumed, at our direction and without independent verification or investigation, that forecasts of future financial condition and operating results of your partnership were reasonably prepared by us on bases reflecting the best currently available information, estimates and our good faith judgment. Insignia/ESG also relied upon our assurances that we were unaware of any facts that would make the historical information or forecasts incomplete or misleading. Except for the Cushman & Wakefield appraisals, Insignia/ESG neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities, contingent or otherwise, of your partnership. The analyses do not address the tax consequences of any aspect of the proposed conversion, other than transfer taxes on the disposition of real estate upon liquidation. Insignia/ESG did not express any opinion as to the underlying evaluation, future performance or long-term viability of your partnership or Shelbourne, or the price at which units in your partnership or common stock of Shelbourne will trade, whether or not the conversion occurs. Insignia/ESG's analyses are necessarily based on available information and general economic, financial and securities market conditions and circumstances as they exist and can be evaluated by it on the date of the report. Although subsequent developments may affect Insignia/ESG's analyses, Insignia/ESG does not have any obligation to update, revise or reaffirm the analyses. Insignia/ESG did not make any recommendation to any holder of partnership units regarding the conversion.

CONTINUATION

     Continuing your partnership would provide you with continuity of your original investment. From its date of organization, your partnership has pursued the specific investment objectives set forth in your partnership agreement, and if continued, would continue to pursue those investment objectives. If we continue your partnership, you would have the opportunity to realize any potential benefits of owning your partnership's existing properties over the remaining term of your partnership. Your partnership is required to sell its properties and distribute the net proceeds to you not later than December 31, 2008. In addition, if your partnership were continued there would be no change in the nature of your voting rights.

     Insignia/ESG estimated the going concern value of your partnership to be between $46.23 and $52.13 per share as of June 30, 2000. In this analysis Insignia/ESG made the following adjustments to the $71,112,500 appraised value of your partnership's properties:

     1. Insignia/ESG added $9,870,325 representing the amount as of June 30, 2000 of your partnership's cash and cash equivalents and other non-real estate assets that we believed would have value upon liquidation, reduced by your partnership's outstanding current liabilities.

     2. Insignia/ESG subtracted $596,117 representing the present value of our estimate of the cost of maintaining a $1,000,000 reserve in your partnership through 2008.

     3. Insignia/ESG subtracted $12,986,186 representing the present value of the estimated cost of operating your partnership. Insignia/ESG derived this estimated cost by discounting the anticipated amount of your partnership's asset management fee and administrative costs for the life of your partnership.

     4. Insignia/ESG subtracted $5,279,252 representing a discount attributable to your partnership's joint venture investments. This reduction results from the application of the joint venture discount used by Cushman & Wakefield to the future sale value component of the appraised value for each joint venture investment.

     Insignia/ESG then applied a 6% margin of error to establish the range of estimated going concern values of your partnership.

     For the reasons set forth in "RECOMMENDATION AND FAIRNESS," we did not give significant weight to the estimated going concern value of your partnership in recommending the conversion.

LIQUIDATION ANALYSIS

     If your partnership were liquidated, it would sell its assets at the best available price, pay off existing liabilities, distribute the cash proceeds in accordance with your partnership agreement, and then dissolve. Liquidation of your partnership would provide liquidity to you as properties are sold and net sales proceeds are distributed. If your partnership were liquidated you would no longer be subject to the risks associated with owning real estate. If your partnership were liquidated as of August 31, 2000, we would pay to limited partners $8.15 per unit or an aggregate of $3,260,792, as repayment of fees previously received. That amount decreases every quarter and is eliminated if your partnership is not liquidated until December 31, 2008.

     Insignia/ESG estimated the liquidation value of your partnership to be between $52.39 and $59.07 per share as of June 30, 2000. In this analysis Insignia/ESG made the following adjustments to the $59,811,250 adjusted appraised value of your partnership's properties:

     1. Insignia/ESG subtracted $3,195,516 representing the estimated costs of disposing of your partnership's properties and dissolving your partnership. Disposition costs generally consist of transfer taxes, brokerage commissions and closing costs and were assumed to be the amounts used by Cushman & Wakefield in determining the future sale values of each property. Dissolution costs include professional fees and administrative costs and were estimated by us to be $500,000.

     2. Insignia/ESG added $9,870,325 representing the amount as of June 30, 2000 of your partnership's cash and cash equivalents and other non-real estate assets that we believed would have value upon liquidation, reduced by your partnership's outstanding current liabilities.

     3. Insignia/ESG added $2.77 per share representing the amount we would be required to pay limited partners if your partnership were liquidated as of June 30, 2000 as repayment of fees previously receivable.

     Insignia/ESG then applied a 6% margin of error to establish the range of estimated liquidation values of your partnership.

     For the reasons set forth in "RECOMMENDATION AND FAIRNESS," we did not give significant weight to the estimated liquidation value of your partnership in recommending the conversion.

SECONDARY MARKET TRADING HISTORY ANALYSIS

     The units in your partnership are not listed on any national stock exchange or traded in any formal trading market. There is, however, a limited and informal secondary market for units.

     Insignia/ESG estimated the per share secondary market value, based on recent secondary market trading activity of units, to be between $28.96 and $32.66. To estimate the secondary market value, Insignia/ESG used the weighted average trading price for units traded between April 1 and May 31, 2000. Insignia/ESG then applied a 6% margin of error to establish the range of estimated per share secondary market prices. Secondary market trading data was provided by your partnership based on information reported by Partnership Spectrum, an independent industry publication.

CONVERSION AND COMPARABLE COMPANY ANALYSIS

     Insignia/ESG estimated the value of the shares of common stock of Shelbourne to be between $40.25 and $49.94 per share. In this analysis Insignia/ESG applied a range of multiples to Shelbourne's projected funds from operations.

     Insignia/ESG derived the range of multiples by identifying publicly traded real estate investment trusts with a market capitalization of less than $250,000,000. None of the approximately 50 real estate investment trusts identified by Insignia/ESG were directly comparable to Shelbourne. However, Insignia/ESG estimated the median current trading multiple for those trusts based on projected 2001 funds from operations. Insignia/ESG then applied a margin of error to this estimate indicating a range of multiples for Shelbourne from 5.4 to 6.7.

     Insignia/ESG applied the foregoing range of multiples to Shelbourne's projected funds from operations. Shelbourne's projected funds from operations were estimated by us as follows:

     1. We projected Shelbourne's funds from operations from the properties now owned by your partnership. Our projections were based on actual operating results for the twelve months ended June 30, 2000 as adjusted to reflect an increase in expenses resulting previously from higher asset management fees based on the new Cushman & Wakefield appraisals. The resulting projected funds from operations for Shelbourne from the properties currently owned by your partnership was $5,624,454.

     2. We projected Shelbourne's funds from operations from additional investments that Shelbourne anticipates making in the future by leveraging its existing assets and any newly acquired assets. In estimating the amount of additional investments by Shelbourne, we assumed that Shelbourne would achieve a 75% debt to asset ratio and would use approximately 80% of its current cash reserves to acquire more investments. We also assumed that the debt would bear interest at an average rate of 8% per year and that the new investments would generate annual net operating income of 10.5% of their cost. The resulting projected funds from operations from the additional investments is $3,790,244.

     Applying this methodology, Insignia/ESG established the range of estimated values for shares of common stock of Shelbourne. The estimated value is not intended to be a prediction of the price at which the shares of common stock will trade on the American Stock Exchange. The common stock may trade at prices below the estimated range of values.

                           RECOMMENDATION AND FAIRNESS

GENERAL PARTNERS' RECOMMENDATION

     We believe that the conversion is fair and in your best interest and we recommend that you vote "YES" to approve the conversion.

     Our recommendation is based on the following:

     o We believe that the value of an investment in Shelbourne will have a greater potential for appreciation than the value of an investment in your partnership.

     o The range of estimated values for common stock is significantly higher than the recently reported secondary market price for units.

     o You cannot currently realize the liquidation value of your units since a liquidation of your partnership is not currently contemplated and would, in any event, occur over a significant period of time.

     o The American Stock Exchange will provide you with greater liquidity and a more efficient market to sell common stock as compared to the inefficient and limited secondary market for your partnership units.

FAIRNESS OF THE CONVERSION

     We believe that the conversion is fair and in the best interests of limited partners. Our belief that the conversion is fair is based on the following factors:

     o After the conversion you will own the same percentage interest in Shelbourne that you presently own in your partnership.

     o Shelbourne will initially own the identical properties owned by your partnership prior to the conversion.

     o Limited partners and general partners will receive common stock in the conversion on the same basis.

     o While fees payable by Shelbourne may increase over current levels, the method of determining those fees will remain the same.

     o   The conversion will be tax-free to you.

     We gave greatest weight to the first three factors listed above in determining that the conversion is fair to you.

     We did not give significant weight to the estimated continuation and liquidation value derived by Insignia/ESG in determining that the conversion is fair for the following reasons:

LIQUIDATION

o You cannot currently realize the liquidation value since we are not proposing a liquidation of your partnership at this time. We believe that your partnership's properties will appreciate in value before your partnership is required to liquidate in 2008. We note that the current appraised value of your partnership's properties is $71,112,500, or approximately 28.8% higher than the 1998 appraised value of your partnership's properties, and approximately 64.4% higher than the 1996 appraised value of your partnership's properties. In addition, our affiliates, Millennium Funding II Corp., Millennium Funding I LLC and Millennium Funding II LLC, which own in the aggregate 25.8% of the outstanding units, would not vote in favor of a proposal to liquidate your partnership at this time.

o An aggressive bulk sale of your partnership's properties could result in significant discounts from fair market values while a gradual liquidation likely would involve higher administrative costs and greater uncertainty, either of which would reduce the portion of net sales proceeds available for distribution to you; and

o Three of your partnership's properties which are held in joint ventures with other partnerships would likely be sold at substantial discounts to the fair market value of those properties. This would likely be the case even though we control the joint venture partner in these investments since we must exercise our fiduciary duties to each joint venture partner separately. You can not assume for purposes of this analysis that your partnership's joint venture partner would be willing to sell the joint venture investment at this time. We note that Cushman & Wakefield applied a 25% or 30% discount from the appraised value of a property held in joint venture to reflect the illiquidity of your partnership's interest in the joint venture.

CONTINUATION

o The estimated range of values for shares of common stock is between $40.25 and $49.94, which is significantly higher than the weighted average secondary market prices for units during the most recent period reported by Partnership Spectrum, an independent third party industry publication. In addition, these prices do not take into account commissions and other transactional costs which sellers of units may be required to pay and which typically range between 8% and 10% of the reported selling price.

o The continuation analysis performed by Insignia/ESG was based on the appraised value of your partnership's properties and the expenses associated with operating your partnership. Immediately following the conversion Shelbourne will continue to own all of the properties currently owned by your partnership and will incur substantially identical expenses in its operation of those properties. Accordingly, we do not believe that the going concern value derived by Insignia/ESG is relevant in determining whether the conversion is fair;

o There currently is not an efficient market through which to realize the value of your units. Secondary market sales activity for the units, including privately negotiated sales, has been limited. At present, privately negotiated sales and sales through intermediaries, such as the trading system operated by American Partnership Board, are the only means available to a limited partner to liquidate an investment in units. Following the conversion the American Stock Exchange should provide an efficient market for shareholders who wish to dispose of their shares.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Shelbourne's common stock for each stockholder known by Shelbourne to own in excess of 5% of Shelbourne's outstanding voting securities upon consummation of the conversion. No director or executive officer will, upon consummation of the conversion, own any securities of Shelbourne.

                                                                                              AMOUNT AND NATURE OF
                                                   TITLE OF                                   BENEFICIAL OWNERSHIP
             NAME OF BENEFICIAL OWNER             SECURITIES               ADDRESS              OF COMMON STOCK       % OF CLASS
             ------------------------             ----------               -------              ---------------       ----------
NorthStar Capital Investment Corp. (1)         Common Stock       527 Madison Avenue             373,170 (2)(3)         29.54%
                                                                  New York, New York  10022

------------

(1) NorthStar Capital Investment Corp. is the general partner of NorthStar Partnership, L.P., the sole shareholder of NorthStar Presidio Capital Holding Corp. NorthStar Presidio Capital Holding Corp. is the majority owner of Presidio Capital Investment Company, LLC, the sole shareholder of Presidio Capital Corp.

(2) Comprised of (a) 219,099 shares which will be held by Millennium Funding II Corp., a wholly-owned subsidiary of Presidio Capital Corp., (b) 10,053 shares which will be held by Millennium Funding I LLC, a wholly-owned subsidiary of Presidio Capital Investment Company, LLC, (c) 80,859 shares which will be held by Millennium Funding II LLC, a wholly-owned subsidiary of Presidio Capital Investment Company, LLC and (d) 63,159 shares which will be received by us in exchange for our 5% general partnership interest in your partnership.

(3) Does not include 15,566 units in your partnership, representing 46,698 shares of Shelbourne, or 3.7% of the class, which are subject to a "buy/sell" agreement with a third party. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                           SELECTED FINANCIAL DATA (1)

     Set forth below is selected financial data for the periods indicated, on a historical basis and on a pro forma basis as if the conversion was consummated on January 1, 1999. The pro forma balance sheet information is presented as if the conversion was consummated as of June 30, 2000 . The information set forth below should be read in conjunction with the Financial Statements of your partnership, the Pro Forma Financial Information of Shelbourne and Management's Discussion and Analysis of the Financial Condition and Results of Operations, appearing elsewhere in this consent solicitation statement or incorporated herein by reference.

                                                                                                                   SHELBOURNE PRO
                                                                                                                       FORMA
                                                                                                                   FOR THE YEAR
                                                 HISTORICAL HIGH EQUITY PARTNERS L.P. - SERIES 85                      ENDED
                                                         FOR THE YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                                   ----------------------------------------------------------------------           -------------
                                        1995            1996           1997          1998           1999                1999
                                        ----            ----           ----          ----           ----                ----
INCOME STATEMENT DATA
---------------------

Total Revenues                       $8,062,512      $9,139,351      $9,297,488     $9,798,441    $11,388,898        $11,388,898
Total Costs and Expenses            $26,687,446      $7,004,634      $7,162,829     $6,867,218     $6,541,360         $6,541,360
Net Income (Loss)                  ($18,624,934)     $2,134,717      $2,134,659     $2,931,223     $4,847,538         $4,847,538


BALANCE SHEET DATA
------------------

Cash and Cash Equiv.                 $2,450,943      $4,870,517      $4,350,887     $6,301,641     $8,521,370
Total Assets                        $37,309,597     $39,290,185     $39,600,417    $40,814,689    $44,178,753
Total Liabilities                    $1,622,068      $2,478,491      $2,157,258     $2,023,503     $1,331,628
L.P. Equity                         $33,902,201     $34,970,158     $35,570,050    $36,850,676    $40,703,819
G.P. Equity (Deficit)                $1,785,328      $1,841,536      $1,873,109     $1,940,510     $2,143,306
Total Common Stockholders Equity

OTHER FINANCIAL DATA
--------------------

Net Increase (Decrease)               ($215,442)     $2,419,574       ($519,630)   $1,950,754      $2,219,729           $712,298
    in Cash and Cash Equiv.

Net Cash Provided By                 $2,870,781      $4,075,413      $2,808,029     $3,574,184     $4,163,401         $4,163,401
    Operating Activities

Distributions                        $1,010,552      $1,010,552      $1,360,033     $1,583,196     $1,187,398         $2,694,829

PER UNIT/SHARE DATA
-------------------

Net Income (loss)/units                 ($44.23)          $5.07           $5.07          $6.96         $11.51
Basic and diluted income per share                                                                                         $3.84
Pro Forma Taxable income per                                                                                               $2.25
share
Book Value Per Unit                      $84.76          $87.43          $88.93         $92.13        $101.76
Book Value - pro forma per share                                                                                          $32.73
Distributions declared as a               $2.40           $2.40           $3.57          $3.76          $2.82
  return of capital per unit
Proforma Shelbourne REIT                                                                                                   $2.13
  distribution from earnings
  and profits per share
Proforma Shelbourne REIT                                                                                                      $0
  distribution as a return
  of capital per share
Ratio of earnings to total assets        -49.92%          5.43%            5.39%          7.18%         10.97%             11.36%



                                      HISTORICAL PARTNERSHIP FOR   SHELBOURNE PRO
                                                 THE               FORMA FOR THE
                                           SIX MONTHS ENDED          SIX MONTHS
                                               JUNE 30,             ENDED JUNE 30,
                                     ---------------------------    -------------
                                         1999           2000            2000
                                         ----           ----            ----
INCOME STATEMENT DATA
---------------------

Total Revenues                          $5,340,176      $5,326,429      $5,326,439
Total Costs and Expenses                $3,673,658      $3,332,099      $3,431,514
Net Income (Loss)                       $1,666,518      $1,994,330      $1,894,915


BALANCE SHEET DATA
------------------

Cash and Cash Equiv.                    $8,086,807     $10,775,882      $9,273,017
Total Assets                           $42,287,717     $46,051,505     $44,548,640
Total Liabilities                       $2,621,611      $1,210,050      $1,304,465
L.P. Equity                            $37,681,850     $42,598,433
G.P. Equity (Deficit)                   $1,984,256      $2,243,022
Total Common Stockholders Equity                                       $43,244,175

OTHER FINANCIAL DATA
--------------------

Net Increase (Decrease)                 $1,785,166      $2,254,512        $750,647
    in Cash and Cash Equiv.

Net Cash Provided By                    $2,754,721      $2,396,269      $2,396,269
    Operating Activities

Distributions                             $791,598              $0      $1,503,865

PER UNIT/SHARE DATA
-------------------

Net Income (loss)/units                      $3.96           $4.74
Basic and diluted income per share                                           $1.50
Pro Forma Taxable income per                                                 $1.25
share
Book Value Per Unit                         $94.20         $106.50
Book Value - pro forma per share                                            $34.23
Distributions declared as a                  $1.88              $0
  return of capital per unit
Proforma Shelbourne REIT                                                     $1.19
  distribution from earnings
  and profits per share
Proforma Shelbourne REIT                                                        $0
  distribution as a return
  of capital per share
Ratio of earnings to total assets            3.94%            4.33%           4.25%

(1) No value was assigned for purposes of the conversion as your partnership was the only participant in the transaction. The general partner is being allocated 5% of the shares issued consistent with its participation in your partnership.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following is our discussion and analysis of the financial condition of your partnership and Shelbourne and the historical operations of your partnership. Our discussion should be read in conjunction with the financial statements of your partnership and the related notes.

     Following the restructuring, Shelbourne's will own 100% of the operating partnership and will make all of its future investments through the operating partnership. The operating partnership will own the properties currently owned by your partnership. As a result, Shelbourne's revenues will be derived primarily from distributions from the operating partnership. The distributions from the operating partnership will be derived primarily from revenue generated by the ownership, operation, financing and disposition of the properties currently owned by your partnership and any other properties and real estate related assets the operating partnership may acquire in the future.

     The Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" on December 3, 1999. Your partnership has reviewed its revenue recognition policies and as a result there will be no material change in the revenue recognized by Shelbourne.

LIQUIDITY AND CAPITAL RESOURCES

     Your partnership currently uses its working capital reserves and any cash from operations as its primary source of liquidity. Following the conversion, your partnership's cash will become an asset of, and potential source of liquidity for, Shelbourne. In addition to cash, Shelbourne will have as potential sources of liquidity, capital raised by either borrowing money on a long-term or short-term basis, or issuing additional equity securities. Due to the current restrictions on debt incurrence in your partnership and the resulting lack of mortgage debt on the properties, following the conversion management anticipates that Shelbourne will have significantly enhanced capital resources as compared to your partnership. Shelbourne's use of these sources of capital will likely result in the encumbrance of its current and future assets with substantial amounts of indebtedness. As a result, Shelbourne may have an increased risk of default on its obligations and thus a decrease in its long-term liquidity.

     Your partnership had $10,775,882 of cash and cash equivalents at June 30, 2000, as compared to $8,521,370 at December 31, 1999. During the six months ended June 30, 2000 cash and cash equivalents increased $2,254,512 as a result of $2,396,269 of net cash provided by operating activities which was partially offset by $141,757 of net cash used in investing activities. Cash used in investing activities consisted of tenant improvements to the properties. Your partnership's primary source, and Shelbourne's initial primary source of funds, is cash flow from the operation of its properties, principally rents received from tenants, which amounted to $2,396,269 for the six months ended June 30, 2000. Unlike your partnership, because Shelbourne may acquire additional assets, its cash flow from operations will be derived from a larger, more diverse, and potentially riskier group of assets than your partnership. Likewise, Shelbourne's ability to pay dividends may be affected by the trading value of its stock, the planned leveraging of its assets and reinvestment of sale and financing proceeds for the acquisition of additional assets.

     For the six months ended June 30, 2000, your partnership's capital expenditures were funded from cash flow and your partnership's working capital reserves. The following table sets forth, for the six months ended June 30, 2000 and for the prior two fiscal years, your partnership's expenditures at each of its properties for capital improvements and capitalized tenant procurement costs:

CAPITAL IMPROVEMENTS AND CAPITALIZED TENANT PROCUREMENT COSTS

                            6/30/2000         1999             1998
                            ---------         ----             ----

   Seattle Tower         $   82,832     $    355,407     $      490,322
   Century Park I            22,153          173,239             89,729
   568 Broadway              65,080          154,616            293,021
   Loch Raven                31,598           95,206            908,324
   Southport                 52,051          272,628            502,081
                         -----------    -------------    ---------------
   TOTALS                $  253,714     $  1,051,096     $    2,283,477
                         -----------    -------------    ---------------

     Your partnership has budgeted expenditures for capital improvements and capitalized tenant procurement costs of $1,005,000 in 2000. These costs which are anticipated to be incurred in the normal course of business are expected to be funded from cash flow from the operation of the properties and working capital reserves which are temporarily invested in short-term money market instruments. However, the actual amount of such expenditures will depend upon the level of leasing activity and other factors which cannot be predicted with certainty. Following the conversion, it is anticipated that Shelbourne's cash flow from operations together with its other sources of capital including cash reserves, financing proceeds and the issuance of additional equity will be sufficient to fund its capital improvements and tenant procurement costs. However, because it is expected that Shelbourne will have significant mortgage indebtedness and a substantially larger pool of real estate assets, the risk that it may be unable to fund the necessary capital and tenant procurement costs at its properties will likely be increased.

     Except as discussed herein, management is not aware of any other trends, events, commitments or uncertainties that will have a significant impact on Shelbourne's liquidity. If, however, real estate market conditions deteriorate in any areas where your partnership's properties are located, there is substantial risk that future cash flow may be insufficient to fund the capital improvements and lease procurement costs of the properties. In that event, Shelbourne would utilize its remaining working capital reserves, reduce distributions, raise additional capital through financing or the issuance of equity, or sell one or more properties.

REAL ESTATE MARKET

     In the markets in which your partnership's properties are located, the market values of existing properties continue to recover from the effects of the substantial decline in the real estate market in the early 1990's. However, in select markets, values have been slow to recover, and high vacancy rates continue to exist in some areas. The geographic diversity of your partnership's properties decreases the risk of a significant partnership devaluation resulting from an isolated market slump in a particular region. The overall economic outlook for the specific markets in which your partnership's properties are located continues to be stable to improving.

     The outlook is particularly positive for 568 Broadway as office and retail space in the Midtown South sub-market in which 568 Broadway is located is becoming increasingly popular. Little new office and retail space inventory have been introduced to offset demand in the area, resulting in a favorable operating environment for the property. Rents are thus anticipated to continue to increase at the property for the foreseeable future.

     Likewise, the outlook for Seattle Tower is positive as extraordinary business development in the Puget Sound region and the demand for space in the central business district of Seattle continue. Nonetheless, due to the age of many of the leases at the building and the functional obsolescence of the building for many potential tenants, much of the space at Seattle Tower is currently leased at below market rental rates. The property thus has the potential for substantially improved operations as current leases expire and the capital needs of the property are addressed. In an effort to maximize rents over the next four years, in excess of $2.5 million is budgeted for capital improvements at Seattle Tower. This capital work will attempt to address the extremely outdated mechanical systems and the lack of technological infrastructure at the property, both of which are currently impeding the property's realization of market rental rates. It is anticipated that these improvements coupled with expected overall growth in the office market in downtown Seattle would position the property for a substantial improvement in operations in the future.

     The prospects for your partnership's retail properties are also very good as demand for retail space in the properties' sub-markets is very high and vacancy low. Both Southport and Loch Raven are situated in well-established commercial areas, and are extremely popular in their respective communities. The general economies and demographic trends in both the Baltimore and Fort Lauderdale sub-markets in which the properties operate suggest a sound outlook for the properties.

     Demand for office and research and development space in the Kearny Mesa office sub-market in which Century Park is located is very strong, contributing to historically high occupancy levels in the area. New supply that is entering the marketplace is, however, expected to slow the growth of rental rates and the market has begun to soften slightly. Nonetheless, overall growth in the real estate market is expected to continue and the property is believed to be well situated and adequately configured to benefit from this anticipated improvement. The extent to which Century Park will realize the benefit of any market appreciation will, however, be subject to the terms of the existing leases at the property, which are not scheduled to expire for several years.

     Technological changes are also occurring which may reduce the space needs of many tenants and potential tenants and may alter the demand for amenities and power supplies at your partnership's properties. As a result of these changes and the continued risk for overall market volatility, your partnership's, and ultimately Shelbourne's, potential for realizing the full value of its investment in the properties is at continued risk.

IMPAIRMENT OF ASSETS

     Your partnership evaluates the recoverability of the net carrying value of its real estate and related assets at least annually, and more often if circumstances dictate as required by SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." If there is an indication that the carrying amount of a property may not be recoverable, your partnership prepares an estimate of the future undiscounted cash flows expected to result from the use of the property and its eventual disposition, generally over a five-year holding period. In performing this review, management takes into account, among other things, the existing occupancy, the expected leasing prospects of the property and the economic situation in the region where the property is located.

     If the sum of the expected future undiscounted cash flow is less than the carrying amount of the property, your partnership recognizes an impairment loss, and reduces the carrying amount of the asset to its estimated fair value as required by SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Management estimates fair value using discounted cash flows or market comparables, as most appropriate for each property. Independent certified appraisers are utilized to assist management, when warranted.

     Impairment adjustments to reduce the carrying value of the real estate assets recorded by your partnership do not affect the tax basis of the assets and are not included in the determination of taxable income or loss.

     Management is not aware of any other current trends, events, or commitments that will have a significant impact on the long-term value of the properties. However, because the cash flows used to evaluate the recoverability of the assets and their fair values are based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying values at the balance sheet dates. The cash flows and market comparables used in this process are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize. Actual results may vary from the estimates and the variances may be material. Shelbourne may provide additional adjustments to reduce the carrying value of the properties, which could be material in subsequent years if real estate markets or local economic conditions change.

     All of your partnership's properties have experienced varying degrees of operating difficulties and your partnership recorded significant impairment adjustments in prior years. Improvements in the real estate market and in property operations resulted in no adjustments for impairment being needed from 1996 through June 30, 2000.

     The following table represents the impairment adjustments recorded to date against your partnership's properties held as of June 30, 2000:

          Property
          --------
          Seattle Tower                        $6,050,000
          Century Park I                       11,700,000
          568 Broadway                         10,821,150
          Loch Raven                            4,800,000
          Southport                             4,900,000
                                              -----------
          TOTAL                               $38,271,150
                                              ===========
RESULTS OF OPERATIONS

JUNE 30, 2000 VS. JUNE 30, 1999
-------------------------------

     Your partnership experienced an increase in net income of $327,812 for the six months ended June 30, 2000 as compared to the same period in the prior year.

     The increase in net income was due to a decrease in costs and expenses of $347,677 and an increase in rental revenue if $6,118 that was partially offset by a decrease in interest and other income of $19,865.

     Rental revenues increased for the six months ended June 30, 2000 compared to the same period in 1999 due to higher overall rental rates at Southport and Seattle Tower.

     The decrease in cost and expenses for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999 is due to decrease in partnership management fees and administrative expense which more than offset an increase in depreciation and amortization expense. The decrease in administrative expense is primarily attributable to the cost incurred during the six months ended June 30, 1999 in

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

connection with the settled class action litigation. Partnership management fees paid during the first two quarters of 2000 decreased by $77,780 as compared to the first two quarters of 1999 as a result of an amendment to the partnership agreement which changed the calculation of such fee. Property operating expenses and property management fees remained relatively stable. Your partnership experienced higher depreciation expense due to real estate improvements in 1999.

     Interest income increased during the six months ended June 30, 2000 due to higher cash balances during both periods as compared to the comparable periods in 1999. Other income decreased during the six months ended June 30, 2000 as compared to the same period in 1999 due to a decrease in investor transfer fees.

     Inflation is not expected to have a material impact on your partnership's operations or financial position.

1999 VS. 1998
-------------

     Your partnership experienced an increase in net income of 65.4% for the year ended December 31, 1999 to $4,847,538 compared to the prior year net income of $2,931,223 due to higher rental revenues and lower costs and expenses. The increases to net income also reflected higher interest and other income during 1999.

     Rental revenues increased by 19.1% during the year ended December 31, 1999 to $10,941,322 from $9,189,542 for the same period in 1998 with Southport, 568 Broadway and Loch Raven reflecting higher rental rates on lease turnovers.

     Costs and expenses decreased by 4.7% during the year ended December 31, 1999 to $6,541,360 compared to $6,867,218 for the same period in 1998, primarily due to decreases in partnership management and property management fees and partially offset by an increase in administrative expenses. Administrative expenses for the year ended December 31, 1999 increased $299,193 or 32.7% compared to 1998 due to higher professional fees related to the settlement of the litigation and reorganization of your partnership. Depreciation and amortization decreased $73,253 or 5.2% due to higher depreciation recorded in 1998 on certain capitalized tenant improvements. Partnership management fees decreased $468,561 or 52.8% in 1999 due to an amendment to the partnership agreement. Beginning with the third quarter of 2000, it is expected that your partnership's asset management fees will increase by approximately 29% to $888,906 on an annualized basis due to an increase in the appraised value of your partnership's assets. Following the conversion, Shelbourne Management will receive fees based on Shelbourne's gross assets. Because we expect Shelbourne to increase its gross assets relative to your partnership's current gross assets, the asset management fees paid to Shelbourne Management are expected to be significantly greater than your partnership's anticipated asset management fee obligations.

     Interest income increased by 80.3% to $334,116 in 1999 due to higher interest rates and higher invested cash balances during the current year compared to 1998. Other income increased by $79,210 during the year ended December 31, 1999 to $113,460 compared to $34,250 in 1998 due to an increase in fees from investor servicing primarily related to an increase in investor transfers.

1998 VS. 1997
-------------

     Your partnership experienced an increase in net income of 37.3% for the year ended December 31, 1998 to $2,931,223 compared to the prior year net income of $2,134,659 due to the gain on the sale of the

Westbrook property of $389,359, higher rental revenues and lower costs and expenses. These increases to net income were partially offset by lower interest and other income during 1998.

     Rental revenues increased by 21% to $1,231,778 at Century Park and by 5.7% or $2,999,473 at Southport during the year ended December 31, 1998 compared to 1997, primarily due to higher occupancy and rental rates, respectively. These increases were partially offset by lower rental revenues at Westbrook during the second half of 1998 as a result of the sale of the property in August 1998, as previously discussed.

     Costs and expenses decreased by 4.1% during the year ended December 31, 1998 to $6,867,218 compared to $7,162,829 in the same period in 1997, primarily due to decreases in operating expenses, partnership management fees and administrative expenses. Operating expenses decreased by 4.4% during 1998 to $3,276,169 due to the sale of Westbrook in August 1998 and a decrease in insurance expenses at all of the properties due to the payment of lower premiums while coverage remained the same. Administrative expenses for the year ended December 31, 1998 decreased $200,905 or 17.9% compared to 1997 due to lower legal and accounting fees related to the ongoing litigation and possible reorganization of your partnership. Depreciation and amortization increased $55,581 or 4.1% due to higher depreciation recorded in 1998 on certain capitalized tenant improvements. Property management fees increased 5.9% to $371,144 in 1998 due to higher revenues, as previously discussed.

     Interest income decreased by 10.7% to $185,290 in 1998 due to lower interest rates and lower invested cash balances during the current year compared to 1997. Other income decreased by 50.1% to $34,250 for the year ended December 31, 1998 compared to 1997 due to a decrease in fees from investor servicing primarily related to a decrease in investor transfers.

                                 THE CONVERSION

MECHANICS OF THE CONVERSION

     The conversion will be accomplished by merging your partnership into Shelbourne Properties I L.P., a newly-formed partnership wholly-owned by Shelbourne on the terms set forth in the Merger Agreement attached to this consent solicitation statement as Appendix B. Shelbourne Properties I L.P., will survive the merger as the operating partnership. As part of the merger, each unit in your partnership will be converted into three shares of common stock. As a result of the conversion, Shelbourne will own 100% of the operating partnership. Shelbourne will own a 1% partnership interest in the operating partnership through its wholly-owned subsidiary, which will be the general partner of the operating partnership.

EFFECTIVE TIME

     The conversion will become effective as soon as practicable after the later of (a) the last date on which consent forms may be received by the depositary in order to be valid or (b) the last of the conditions to the conversion are fulfilled or waived.

     The conversion will become effective upon filing certificates of merger and other documents and instruments required by Delaware and California law with the Office of the Secretary of State of the State of Delaware and the State of California.

CONDITIONS TO THE CONVERSION

     Our obligation to effect the conversion is subject to satisfaction of the following conditions:

     o Approval of the conversion by limited partners holding a majority of the outstanding units in your partnership

     o This consent solicitation statement has become effective and is not subject to any stop order or a proceeding seeking a stop order

     o The issuance of securities in the conversion complies with all requirements of state securities or "blue sky" laws

     o Shelbourne has at least 100 shareholders and not more than 50% in value of the outstanding common stock is owned, directly or indirectly, by five or fewer individuals as defined in the Internal Revenue Code to include certain entities

     o No pension trust individually owns more than 25% in value of the common stock of Shelbourne, and all pension trusts that individually own 10% in value or more of the common stock of Shelbourne own in the aggregate less than 50% in value of the common stock of Shelbourne

     o Less than 50% in value of the common stock will be held directly or indirectly by foreign persons

     o The common stock has been approved for listing upon issuance on the American Stock Exchange

     o Rosenman & Colin LLP has rendered tax opinions concerning the conversion and Shelbourne's qualification as a real estate investment trust. See "FEDERAL INCOME TAX

         CONSEQUENCES -- THE CONVERSION" and "-- TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST - GENERAL."

FEES AND EXPENSES

     All costs and expenses incurred in connection with the conversion will be paid by your partnership, whether or not the conversion is consummated. The following is an estimate of such expenses.

            Registration, Listing and Filing Fees................     $25,715

            Legal Fees...........................................     250,000

            Appraisals and Valuation Fees........................     100,500

            Accounting Fees and Expenses.........................      50,000

            Solicitation Fees and Expenses.......................      50,000

            Printing and Engraving Expenses......................      30,000

            Postage..............................................      40,000

            Miscellaneous........................................      18,785
                                                                     --------

                   Total.........................................    $565,000


ACCOUNTING TREATMENT

     The conversion will be accomplished by merging your partnership into Shelbourne Properties I L.P., a limited partnership wholly-owned by Shelbourne Properties I, Inc. As there will be no change in the ultimate ownership structure the conversion will be accounted for on a historical cost basis.

                                     VOTING

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN THE ENCLOSED CONSENT FORM AND POWER OF ATTORNEY AND RETURN IT TO THE INFORMATION AGENT BY MAIL IN THE ENCLOSED PRE-ADDRESSED, POSTAGE PAID ENVELOPE OR BY FACSIMILE TO (718) 236-2641.

GENERAL

     You may take one of the following actions with respect to the conversion:

           Vote "YES" -- I vote to approve the conversion

           or

           Vote "NO" -- I vote not to approve the conversion

           or

           Abstain from voting which will constitute a "NO" vote.

     WE STRONGLY URGE YOU TO VOTE "YES" FOR APPROVAL OF THE CONVERSION.

     If the conversion is approved, you will receive three shares of common stock in exchange for each of your units whether or not you voted in favor of the conversion.

VOTE REQUIRED

     The affirmative vote of limited partners holding a majority of the outstanding units of your partnership is required for approval of the conversion. This consent solicitation statement constitutes our solicitation of your consent to the conversion, including all such actions required by your partnership to consummate the conversion. We also must approve the conversion as general partners of your partnership. We intend to approve the conversion, and our affiliates, Millennium Funding II Corp., Millennium Funding I LLC and Millennium Funding II LLC who own an aggregate of 25.8% of the units, intend to vote "YES" to approve the conversion. In addition, in 1998 Presidio Capital Corp. entered into an agreement with a limited partner owning 15,566 units, representing approximately 3.9% of the outstanding units, in which the limited partner agreed to vote all of its units in favor of a conversion, such as the one which we are proposing, which results in limited partners receiving securities listed on a national securities exchange.

VOTING PROCEDURE

     The consent form and power of attorney are filed as Appendix A to this consent solicitation statement. Please note that we refer, collectively, to the power of attorney and consent as the consent form. The consent form consists of two parts. The first part seeks your consent to the conversion and related matters. The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints each of Michael L. Ashner and Peter Braverman as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the conversion. The power of attorney is intended solely to ease the administrative burden of completing the conversion without needing to obtain your signature on multiple documents. Please complete, sign and return the enclosed consent form to the depositary in the enclosed pre-addressed, postage paid envelope no later than __________ __, 2000. The depositary is:

                                American Stock Transfer & Trust Company
                                40 Wall Street
                                New York, New York  10005

     You may withdraw a consent form at any time before the expiration date by delivering to the depositary written notice of your withdrawal. You may change a consent form at any time before the expiration date by delivering to the depositary a duly completed and signed substitute consent form, together with a letter indicating that your prior consent form(s) have been revoked.

     You must vote all of your units in the same way. If you return a signed consent form but do not indicate a "YES" or "NO" vote or an abstention, you will be deemed to have voted "YES" for approval of the conversion.

     The conversion will be approved at such time as limited partners holding a majority of the outstanding units shall have consented to the conversion but in no event prior to the expiration date. The depositary will tabulate the consent forms received from you.

     The conversion will apply prospectively from and after the date it becomes effective. You will be bound by the conversion, if it becomes effective, whether or not you vote in favor of the conversion. Delivery of a consent form is at your risk. The consent form will be effective only when it is actually received by the depositary. A pre-addressed, postage paid envelope to be used in returning completed consent forms has been included with this consent solicitation statement.

RECORD DATE AND OUTSTANDING UNITS

     If you are a limited partner at the close of business on __________ ___, 2000, the record date for voting, you will be entitled to one vote for each unit held. On the record date there were 400,010 units outstanding held by 8,981 limited partners, including 103,337 units, representing 25.8% of the outstanding units, owned by our affiliates Millennium Funding II Corp., Millennium Funding I LLC and Millennium Funding II LLC.

EFFECT OF VOTING TO APPROVE THE CONVERSION

     Your vote of "YES" on the conversion form will constitute your approval to the merger of your partnership on substantially the terms provided in the merger agreement attached as Appendix B. By executing the enclosed power of attorney, you authorize Michael L. Ashner and Peter Braverman to execute any and all documents in connection with the conversion.

SOLICITATION OF VOTES; SOLICITATION EXPENSES

     We may solicit your approval of the conversion. Our employees may solicit approval of the conversion by use of the mails, by telephone, telegram, or other means. Solicitation expenses will be paid as set forth under "THE CONVERSION -- FEES AND EXPENSEs." No party soliciting approval of the conversion will receive compensation contingent on the outcome of their solicitation efforts or the approval of the conversion.

LIMITED PARTNER LISTS

     You may obtain a copy of a current list of limited partners by delivering a written request to us at 5 Cambridge Center, 9th Floor, Cambridge, Massachusetts 02142. You will be required to pay applicable duplicating charges. Under Rule 14a-7 of the Exchange Act, we will, at your option, either:

     o mail at your expense to the limited partners you designate copies of any proxy statement, proxy form or other soliciting material that you furnished to us; or

     o deliver to you at your expense, within five business days of the receipt of the request, a reasonably current list of the names and addresses of the limited partners. In connection with a request under Rule 14a-7 of the Exchange Act, we are obligated, upon your written request, to deliver to you (1) a statement of the approximate number of limited partners in your partnership, and (2) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such limited partners.

                             CONFLICTS OF INTEREST

     The following describes the conflicts of interest resulting from the relationships among us, Shelbourne Management and Shelbourne which exist in connection with the conversion or which may potentially exist after the conversion.

CONFLICTS RELATING TO THE CONVERSION

     In determining whether to recommend the conversion to you we have an inherent conflict of interest for the following reasons:

     ELIMINATION OF FEE GIVE BACK AMOUNT

     We have a conflict of interest in recommending the conversion because if the conversion is approved, we no longer will be obligated to pay you additional amounts when your partnership is liquidated. If your partnership were liquidated at this time we would be required to pay limited partners an aggregate of $8.15 per unit, or an aggregate of $3,260,792, as repayment of fees previously received. The amount which we are required to pay to you upon liquidation of your partnership is reduced each calendar year by approximately $0.98 per unit, or an aggregate of $391,000, and is eliminated in 2008. Elimination of our obligation to pay you this additional amount was an agreed-upon element of the settlement.

     OUR AFFILIATION WITH SHELBOURNE MANAGEMENT

     We have a conflict of interest in recommending the conversion because an affiliate of Presidio Capital Investment Company, LLC, our beneficial owner, has an economic interest in the conversion since it also beneficially owns Shelbourne Management. Shelbourne Management will have a contractual right to receive fees for managing Shelbourne's business for ten years. These fees will include:

     o   an asset management fee equal to 1.25% of Shelbourne's gross assets;

     o $150,000 per year for non-accountable expenses relating to the administration of Shelbourne; and

     o   competitive property management fees not in excess of 6% of revenues.

     Although we, as your general partners, currently have the right to receive fees from your partnership based on its gross assets, the duration of our fees is limited by the requirement that your partnership be liquidated no later than December 31, 2008. In addition, your partnership agreement gives limited partners the right to remove us as general partners.

CONFLICTS FOLLOWING THE CONVERSION

     The following describes the conflicts of interest which will exist following the conversion:

     ALLOCATION OF INVESTMENT OPPORTUNITIES AMONG SHELBOURNE AND OTHER ENTITIES MANAGED BY SHELBOURNE MANAGEMENT

     Shelbourne Management may manage other real estate investment trusts with investment objectives similar to Shelbourne's. Therefore, Shelbourne Management could be subject to a conflict of interest in determining whether to present an investment opportunity to Shelbourne or another real estate investment trust which it manages. Shelbourne Management will determine how to allocate investment opportunities among the entities it manages based on the type and characteristics of the investment opportunity, the financial condition of each of the entities it manages and the availability of capital of such entities. Shelbourne Management may also propose that potential investments be acquired on a joint venture basis by Shelbourne and other real estate investment trusts managed by Shelbourne Management.

     POTENTIAL TRANSACTIONS WITH OUR AFFILIATES

     Shelbourne will be permitted to purchase properties from, sell properties to, borrow money from or enter into other transactions with, companies in which our beneficial owner, NorthStar Capital Investment Corp. has an economic interest. Therefore, such transactions may not solely serve your interests as a stockholder. Although these affiliated transactions must be on terms comparable to those obtainable from third parties and must be approved by a majority of Shelbourne's independent directors, any transactions between Shelbourne and affiliates of ours may not be reached through arms-length negotiation.

     SHELBOURNE MANAGEMENT WILL RECEIVE AN ASSET MANAGEMENT FEE BASED ON SHELBOURNE'S GROSS ASSETS

     Shelbourne Management will receive an asset management fee based on Shelbourne's gross assets. The asset management fee will increase if Shelbourne's gross assets increase. To that extent, Shelbourne Management will benefit if Shelbourne retains ownership of properties, leverages its properties or acquires new properties, while Shelbourne's shareholders may be better served if Shelbourne disposes of properties or holds properties on an unleveraged basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AP-PCC III, L.P. SERVICES AGREEMENT

     We are wholly-owned by Presidio Capital Corp. Effective October 21, 1999, Presidio Capital Corp. entered into a services agreement with AP-PCC III, L.P. under which AP-PCC III was retained to provide asset management and investor relation services to your partnership and other entities affiliated with your partnership. Under this agreement, following the conversion AP-PCC III will provide asset management and investor relation services to Shelbourne for Shelbourne Management, a subsidiary of Presidio Capital Corp.

     As a result of the services agreement AP-PCC III has the duty to direct the day to day affairs of your partnership, including, without limitation, reviewing and analyzing potential sale, financing or restructuring proposals regarding your partnership's assets, preparation of all reports, maintaining records and maintaining bank accounts of your partnership. AP-PCC III is not permitted, however, without the consent of Presidio Capital Corp., or as otherwise required under the terms of your limited partnership agreement to, among other things, cause your partnership to sell or acquire an asset or file for bankruptcy protection.

     Similarly, as a result of this agreement AP-PCC III will have the duty to direct the day to day affairs of Shelbourne for Shelbourne Management, including, without limitation, reviewing and analyzing potential sale, financing or restructuring proposals regarding Shelbourne's assets, preparation of all reports, maintaining records and maintaining bank accounts of Shelbourne.

     In order to facilitate the provision of asset management services and investor relation services by AP-PCC III, effective October 25, 1999, nominees of AP-PCC III were elected as officers and directors of your general partners. Nominees of AP-PCC III will also serve as officers and directors of Shelbourne and Shelbourne Management. AP-PCC III is compensated for its services by Presidio Capital Corp.

     AP-PCC III is an affiliate of Winthrop Financial Associates, a Boston-based company that provides asset management services, investor relation services and property management services to over 150 limited partnerships which own commercial property and other assets.

     From August 28, 1997 until October 21, 1999, the services currently being provided by AP-PCC were provided by NorthStar Presidio Management Company LLC, an affiliate of Presidio Capital Corp. For the years ended December 31, 1999 and December 31, 1998, reimbursable expenses incurred by NorthStar Presidio Management Company LLC in respect of your partnership amounted to approximately $57,739 and $102,007, respectively.

MANAGEMENT FEES TO AFFILIATES

     We receive various fees and are entitled to various reimbursements for managing the affairs of your partnership and Shelbourne Management will receive various fees and be entitled to various reimbursements for managing the affairs of Shelbourne. See "COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE - MANAGEMENT FEES TO AFFILIATES," for a detailed description of these fees.

OLYMPIA AGREEMENT

     In connection with a tender offer for units of your partnership made on March 12, 1998 by Olympia Investors, L.P., Olympia and Presidio Capital Corp. entered into an agreement dated March 6, 1998. After the Olympia offer expired Olympia announced that it had accepted for payment 31,132 units properly tendered under the offer. Under the agreement, Presidio purchased 50% of those units owned by Olympia as a result of the offer, or 15,566 units, for $101.81 per unit. In addition, Olympia has the right to cause Presidio to purchase its remaining units for a price based on appraisal procedures set forth in the agreement.

Olympia recently exercised this right. Presidio has retained Insignia/ESG to represent it in connection with this matter.

                                   SHELBOURNE

GENERAL

     Shelbourne was recently formed for purposes of the conversion. Shelbourne's principal executive offices are located at 5 Cambridge Center, 9th floor, Cambridge, MA 02142. The telephone number of Shelbourne at such office is (617) 234-3000.

     Shelbourne will conduct all of its operations through the operating partnership. Following the conversion, Shelbourne will elect to be treated for Federal income tax purposes as a real estate investment trust.

     As a result of the conversion, Shelbourne's only asset will be its ownership interests in the operating partnership. Shelbourne will be a limited partner of the operating partnership, and Shelbourne Properties I GP, LLC, a wholly-owned subsidiary of Shelbourne, will be the general partner of the operating partnership.

     This structure, which is commonly referred to as an "UPREIT" structure, will enhance Shelbourne's ability to make future acquisitions in a manner which allows prospective sellers to defer recognizing gain on their transfer of property to the operating partnership.

THE OPERATING PARTNERSHIP

     GENERAL

     Following the conversion, your partnership will be merged with and into Shelbourne Properties I L.P. which will become the operating partnership and will own and operate the assets and properties currently owned by your partnership.

     ORGANIZATION; TERM

     Shelbourne Properties I L.P. was organized under the laws of the State of Delaware on April 3, 2000. The operating partnership's partnership agreement will provide for perpetual existence.

     OWNERSHIP OF PROPERTIES

     Following the conversion, legal title to the interests in the properties currently held by your partnership will be held by the operating partnership. No specific assets have been identified for sale, financing or purchase following the conversion.

     PARTNERSHIP AGREEMENT

     Shelbourne Properties I L.P. has adopted a partnership agreement which will remain in effect following the conversion. The following is a summary of the operating partnership's partnership agreement.

     GENERAL PARTNER

     Shelbourne Properties I GP, LLC, a wholly-owned subsidiary of Shelbourne, as the sole general partner of the operating partnership, has full, exclusive and complete responsibility and discretion in the management, operation and control of the operating partnership. Shelbourne has retained Shelbourne Management to provide day-to-day management and administrative services following the conversion.

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


Shelbourne Management will generally provide the services that we provided prior to the conversion. See "SHELBOURNE -- MANAGEMENT - THE ADVISORY AGREEMENT AND THE ADVISOr."

     BUSINESS OPERATIONS

     The operating partnership's partnership agreement provides that all business activities of Shelbourne, including all activities pertaining to the acquisition and operation of properties, must be conducted through the operating partnership. Unless otherwise determined by Shelbourne's Board, the operating partnership will be operated in a manner that is intended to enable Shelbourne to satisfy the requirements for classification as a real estate investment trust.

     ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

     Shelbourne may from time to time after the conversion contribute additional capital to, or make loans to, the operating partnership for a variety of purposes including the funding of future acquisitions, the funding of capital expenditures or the establishment of reserves. In addition, the operating partnership's partnership agreement will further provide that Shelbourne Properties I GP, LLC, as general partner, may from time to time cause the operating partnership to issue additional partnership interests, which additional partnership interests may be convertible into shares of Shelbourne's common stock.

     EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

     The operating partnership's partnership agreement generally provides that Shelbourne Properties I GP, LLC, as general partner of the operating partnership, will incur no liability to the operating partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if Shelbourne Properties I GP, LLC carried out its duties in good faith. In addition, Shelbourne Properties I GP, LLC is not responsible for any misconduct or negligence on the part of its agents, provided it appointed such agents in good faith. Shelbourne Properties I GP, LLC may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that Shelbourne Properties I GP, LLC reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     The operating partnership's partnership agreement also provides for indemnification of Shelbourne Properties I GP, LLC, the directors and officers of Shelbourne Properties I GP, LLC, and such other persons as Shelbourne Properties I GP, LLC may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses, including legal fees, actually incurred by such person in connection with the preceding unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the preceding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

     TAX MATTERS

     Shelbourne Properties I GP, LLC will be the tax matters partner of the operating partnership and, as such, will have the authority to make tax elections and other tax-related decisions on behalf of the operating partnership.

OBJECTIVES AND STRATEGIES

     Shelbourne's primary business objective following the conversion will be to maximize the value of common stock. Shelbourne will seek to achieve this objective by making capital improvements to and/or selling its properties and by making additional real estate related investments. Shelbourne intends to employ a strategy of opportunistic investing by seeking undervalued assets and value-enhancing situations in a broad range of property types and geographical locations. To achieve these objectives, Shelbourne may need to raise additional capital. Shelbourne will raise capital either by selling or leveraging properties, by otherwise borrowing money, or by selling additional equity or debt securities.

     We believe that favorable investment opportunities exist within the current real estate environment for investors with cash or access to capital. Shelbourne may pursue a variety of types of real estate investments including acquiring properties, investing in mortgage loans, and investing in other real estate companies. We have not identified or executed commitments for any additional investments at the current time. While Shelbourne will seek to implement its investment strategies as soon as practicable following the conversion, the ultimate timing and extent of any new investments will depend upon various factors. These factors include Shelbourne's capitalization and ability to raise debt and/or equity financing, the availability of attractive investments, expected investment returns and other similar economic factors generally considered when making real estate-related investments. Shelbourne also will consider the effect that such investments will have on its ability to satisfy the various income, asset and distribution tests applicable to real estate investment trusts, and will use reasonable efforts to avoid making any investments that might jeopardize its ability to maintain qualification as a real estate investment trust, unless the Board of Directors determines that maintaining such qualification is no longer in the best interests of Shelbourne's stockholders. See "FEDERAL INCOME TAX CONSEQUENCES -- TAXATION OF SHELBOURNE AS A REAl ESTATE INVESTMENT TRUST -REQUIREMENTS FOR QUALIFICATION."

     Shelbourne Management is responsible for seeking out and evaluating potential investment opportunities for Shelbourne. Shelbourne's Board will make the ultimate determination as to whether or not Shelbourne should pursue an investment opportunity. Shelbourne's Board may determine to establish a more specific investment strategy for Shelbourne than that initially contemplated or, from time to time, change Shelbourne's investment strategy without a vote of shareholders.

     Shelbourne's investments may include:

     o Interests in real estate. Shelbourne does not intend to limit its investment portfolio to any particular type of real estate assets. Instead, Shelbourne will consider investment opportunities in all types of real estate, including investments in office buildings, apartment buildings, shopping centers, industrial and commercial properties, special purpose buildings and undeveloped acreage. In addition, Shelbourne does not currently intend to focus its real estate investment activity in any particular market or geographic region. Shelbourne intends to acquire interests in real estate with its cash reserves, through the issuance of additional units in the operating partnership, through the issuance of additional equity securities in Shelbourne or by borrowing money. Shelbourne will not be limited as to the amount of indebtedness it may incur with respect to, or number of mortgages it may place on, any of its properties, but currently does not intend to borrow, in the aggregate, more than an amount equal to 75% of its gross assets. Shelbourne will acquire interests in real estate for the purpose of generating income and realizing capital gain. Shelbourne will not be limited as to the amount or percentage of assets which may be invested in any specific property.

     o Interests in real estate mortgages. Shelbourne may invest in first or second mortgages and will not be limited to investing in guaranteed or insured mortgages. Subject to complying with the requirements of the Internal Revenue Code for qualification as a real estate investment trust, Shelbourne will not be limited as to the proportion of its assets which may be invested in any type of mortgage or in any single mortgage. Shelbourne may acquire mortgages which encumber any of various types of properties, including residential buildings, office buildings, shopping centers, industrial and commercial properties and unimproved land.

     o Investments in other real estate companies. Shelbourne may invest in equity or debt securities of other real estate companies, including other real estate investment trusts. Subject to limitations applicable to qualification as a real estate investment trust, Shelbourne may also seek to exercise control over other real estate companies in which it invests and will not be limited as to the proportion of its assets which may be invested in other real estate companies. Shelbourne does not have any pre-determined investment criteria for its investments in other real estate companies. Shelbourne does not intend to underwrite the securities of any other company.

         Shelbourne may pursue the foregoing types of investments through joint ventures with other real estate investors.

     The ability of Shelbourne to make new investments will depend in part upon it raising additional capital or obtaining financing following the conversion. Shelbourne may seek to raise additional capital through placing mortgages on existing properties and the public and/or private sale of debt and/or equity securities. The ability of Shelbourne to raise additional capital, and the manner in which Shelbourne raises such capital, may depend in part on the trading price of common stock following the conversion. Shelbourne may raise additional capital by issuing debt or equity securities with rights and preferences that are senior to those of common stock. By conducting its operations through the operating partnership, Shelbourne will be able to offer either common stock or limited partnership interests in the operating partnership to potential property sellers thereby increasing Shelbourne's flexibility in structuring acquisitions on a tax-efficient basis. Shelbourne may from time to time offer to repurchase shares of its outstanding capital stock.

THE PROPERTIES

     The operating partnership will own and operate the properties your partnership currently owns. All of the properties are owned free of any mortgage indebtedness.

     The following table contains information on your partnership's properties.



                                        ORIGINAL COST                                        7/1/00
                                            LESS                            6/30/00         ADJUSTED
                                         ACCUMULATED   ADJUSTMENT FOR   CARRYING VALUE      APPRAISED       DATE    TOTAL RENTABLE
                                        DEPRECIATION     IMPAIRMENT           (1)           VALUE (2)     ACQUIRED  SQUARE FOOTAGE
                                        ------------     ----------           ---           ---------     --------  --------------
             DESCRIPTION
             -----------
Century Park I Office Complex Kearny
Mesa, California (50% owned)              $15,975,009      $11,700,000      $4,275,009       $7,875,000    11/86        200,002

568 Broadway Office Building New
York, New York (38.925% owned)            $15,722,940      $10,821,150      $4,901,790      $13,623,750    12/86        300,832

Seattle Tower Office Building
Seattle, Washington (50% owned)           $10,876,434       $6,050,000      $4,826,434       $8,512,500    12/86        167,534

Loch Raven Plaza
Retail/Office Complex
Towson, Maryland                          $10,563,964       $4,800,000      $5,763,964       $8,100,000     6/86        149,083

Southport Shopping Center
Fort Lauderdale, Florida                  $19,063,877       $4,900,000     $14,163,877      $21,700,000     4/86        143,089
                                          -----------       ----------     -----------      -----------                 -------
     TOTAL                                $70,202,224      $38,271,150     $31,931,074      $59,811,250                 960,540


-----------------

(1) Carrying value is the amount shown on your partnership's June 30, 2000 balance sheet. It represents the historical cost of each property reduced by depreciation, amortization and adjustments for impairment in the value of the property. Impairment adjustments reduced the carrying value to a property's estimated fair value. No impairment adjustment has been taken by your partnership since 1995.

(2) The adjusted appraised value is the value determined in the most current appraisal performed by Cushman & Wakefield. The adjusted value of the three properties owned by your partnership in joint venture reflect a discount from the appraised value of each property which Cushman & Wakefield attributed to the illiquidity of your partnership's interest in the joint venture. See "ALTERNATIVES TO THE CONVERSION - APPRAISALS."

         The following table lists the occupancy rates of your partnership's properties at the beginning of each of the last 5 years.


                                                                                  OCCUPANCY
                                            --------------------------------------------------------------------------------------
               PROPERTY                     1/1/2000         1/1/1999         1/1/1998            1/1/1997           1/1/1996
               --------                     --------         --------         --------            --------           --------
568 Broadway Office Building                    100%              100%             100%                 100%              95%
Century Park I Office Complex                   100%              100%              91%                  74%              74%
Loch Raven Plaza                                 92%               93%              90%                  91%              88%
Seattle Tower Office Building                    98%               96%              95%                  96%              92%
Southport Shopping Center                        98%               99%             100%                  95%              96%


     The following table lists the average annual rent per square foot for the last 5 years at each property owned by your partnership.


                                                                     AVERAGE RENTAL RATE PER SQUARE FOOT
                                           ----------------------------------------------------------------------------------------
               PROPERTY                        1999               1998              1997               1996               1995
               --------                        ----               ----              ----               ----               ----
568 Broadway Office Building                   $25.81              $21.07           $21.06             $16.15            $15.90
Century Park I Office Complex                  $13.71              $12.32           $10.10              $8.20             $5.20
Loch Raven Plaza                               $10.36               $7.01            $7.76              $5.96             $9.17
Seattle Tower Office Building                  $16.57              $15.06           $14.57             $11.11             $9.73
Southport Shopping Center                      $26.21              $20.96           $19.83             $11.35            $17.44


     The following tables contain information on leases at your partnership's properties that are scheduled to expire over the next ten years. The annual rent numbers were determined based on scheduled base rent for the calendar year 2000.


568 BROADWAY OFFICE BUILDING
----------------------------


                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF           ANNUAL RENT OF         PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES           EXPIRING LEASES       GROSS ANNUAL RENT
----                       ------               ---------------           ---------------       -----------------
2000                          5                     11,665                      $140,609               2.12%
2001                          7                     33,889                    $1,246,605              18.83%
2002                         10                     18,316                      $322,532               4.87%
2003                         12                     26,550                      $604,537               9.13%
2004                          5                     23,840                      $412,134               6.23%
2005                         13                     36,717                      $677,303              10.238%
2006                          6                     26,830                      $930,148              14.05%
2007                          6                     13,825                      $329,199               4.97%
2008                         18                     85,680                    $1,655,483              25.01%
2009                          1                      5,500                      $159,500               2.41%

CENTURY PARK I OFFICE COMPLEX
-----------------------------


                     NUMBER OF EXPIRING       SQUARE FOOTAGE OF          ANNUAL RENT OF           PERCENTAGE OF
YEAR                       LEASES              EXPIRING LEASES          EXPIRING LEASES         GROSS ANNUAL RENT
----                       ------              ---------------          ---------------         -----------------
2000
2001                           1                   9,406                  $150,093                    5.72%
2002                           2                  40,693                  $622,379                   23.74%
2003
2004
2005                           3                  96,719                $1,256,586                   47.92%
2006
2007                           1                  51,242                  $593,042                   22.62%



SEATTLE TOWER OFFICE BUILDING
-----------------------------


                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF           ANNUAL RENT OF         PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES           EXPIRING LEASES       GROSS ANNUAL RENT
----                       ------               ---------------           ---------------       -----------------
2000                          6                      8,583                     $138,659                5.64%
2001                         20                     33,717                     $611,452               24.89%
2002                         11                     23,353                     $467,384               19.03%
2003                         10                     33,454                     $601,857               24.51%
2004                          5                     10,013                     $209,534                8.53%
2005                          3                      2,381                      $59,161                2.41%
2006
2007
2008
2009                          7                     23,673                     $368,340               15.0%

LOCH RAVEN PLAZA
----------------


                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF           ANNUAL RENT OF         PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES           EXPIRING LEASES       GROSS ANNUAL RENT
----                       ------               ---------------           ---------------       -----------------
2000                          1                      26,648                   $87,000                 10.79%
2001                          3                       6,590                   $76,577                  9.50%
2002                          3                       7,740                  $111,385                 13.81%
2003                          5                      14,300                  $130,827                 16.22%
2004                          4                      49,438                  $305,252                 37.85%
2005                          2                       7,365                   $68,935                  8.55%
2006
2007                          1                       1,530                   $15,385                  1.91%


SOUTHPORT SHOPPING CENTER
-------------------------

                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF           ANNUAL RENT OF         PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES           EXPIRING LEASES       GROSS ANNUAL RENT
----                       ------                        ------                    ------             -----------
2000                          4                      6,749                   $137,647                  8.00%
2001                         11                     17,302                   $393,359                 22.87%
2002                          5                     15,434                   $121,766                  7.08%
2003                          6                     17,317                   $287,085                 16.69%
2004                          8                     18,269                   $373,733                 21.73%
2005                          6                     47,449                   $328,037                 19.08%
2006
2007                          1                      7,235                    $60,345                  3.51%

     The following table contains information for each tenant that occupies ten percent or more of the rentable square footage of any of your partnership's properties.


                                                 PRINCIPAL     SQUARE FEET                        LEASE
                                                BUSINESS OF     LEASED BY                      EXPIRATION
       PROPERTY            NAME OF TENANT          TENANT        TENANT        ANNUAL RENT        DATE            RENEWAL OPTIONS
       --------            --------------          ------        ------        -----------        ----            ---------------
Seattle Tower            Electric Lightwave     Telephone        23,475           $363,393      8/31/09      None.
                                                switching
                                                company

568-578 Broadway         Scholastic             Publishing       87,000         $1,254,723      4/30/08      One 5 yr. option.

Loch Raven Plaza         Greetings &            Retailer         42,166           $194,806      1/31/04      Four 5 yr. options.
                         Readings

                         Super Fresh            Grocery          26,648            $87,000      9/30/05      Five 5 yr. options.
                                                retailer

Century Park             San Diego Gas &        Utilities        75,969           $962,651     11/30/07      One 5 yr. option.
                         Electric
                         Per-Se Technologies    Physician's      64,817           $813,334      7/31/05      Two 5 yr. options.
                                                billing
                                                service

                         CitiFinancial          Loan             25,988           $407,222     10/31/02      One 5 yr. option.
                                                servicing

Southport                Publix Supermarket     Grocery          35,000           $100,129      3/31/05      Three 5 yr. terms.
                                                retailer

You can find additional information about your partnership's properties in your partnership's Annual Report on Form 10-K for 1999 which is incorporated by reference in this consent solicitation.

OTHER ASSETS AND LIABILITIES

     Following the conversion, the operating partnership will own the other assets of your partnership. These other assets include, among other things, cash and cash equivalents totaling approximately $10,775,882, as of June 30, 2000. The operating partnership will be subject to the liabilities of your partnership. These liabilities, totaling approximately $1,210,050 as of June 30, 2000, consist primarily of your partnership's accounts payable. The assets of the operating partnership as of the date of the conversion will be reduced by the expenses of the conversion.

CASH DIVIDEND POLICY

     Following the conversion, the sole partners of the operating partnership will be Shelbourne as the 99% limited partner and Shelbourne Properties I GP, LLC, a wholly-owned subsidiary of Shelbourne, as the 1% general partner. The operating partnership's partnership agreement will provide for distributions to its partners in proportion to their percentage interest in the operating partnership. Shelbourne Properties I GP, LLC, as the general partner of the operating partnership, will have the exclusive right to declare and cause the operating partnership to make distributions. For so long as Shelbourne elects to qualify as a real estate investment trust, Shelbourne will use reasonable efforts to cause the operating partnership to make distributions to Shelbourne in amounts such that Shelbourne will be able to pay dividends that will satisfy the requirements for qualification as a real estate investment trust and avoid any Federal income or excise tax liability for Shelbourne. See "FEDERAL INCOME TAX CONSEQUENCES -- TAXATION OF SHELBOURNE AS A REAL ESTATe INVESTMENT TRUST - REQUIREMENTS FOR QUALIFICATION - ANNUAL DISTRIBUTION REQUIREMENTS."

     The operating partnership expects to make regular quarterly cash distributions to Shelbourne. Shelbourne, in turn, will pay cash dividends to holders of common stock. We expect Shelbourne to pay quarterly dividends within 45 days after the end of each calendar quarter to holders of record of common stock on the record date determined by Shelbourne's Board of Directors. The first dividend on the shares of common stock will be paid for the period from the effective date of the conversion through the end of the calendar quarter in which such effective date occurs.

     The amount of funds actually available for the payment of dividends will be affected by a number of factors and circumstances, including the revenue actually received from properties and other investments, operating expenses, the interest expense incurred in borrowings, the ability of tenants to meet their obligations, unanticipated capital expenditures, general economic conditions and a large number of other factors and circumstances, including those discussed under "RISK FACTORS." Many of these factors are not within Shelbourne's control.

     Shelbourne's dividend policy may be altered by Shelbourne's Board of Directors without the approval of its stockholders.

MANAGEMENT

     GENERAL. Following the conversion, all management, advisory and property management services that we or our affiliates currently perform for your partnership will be performed by one of our affiliates, Shelbourne Management LLC, under an advisory agreement. Shelbourne will retain Shelbourne Management pursuant to the authority of its Board of Directors. Pursuant to Shelbourne's organizational documents, responsibility for operation of Shelbourne's business and affairs is vested in the Board of Directors. Accordingly, the Board of Directors is ultimately responsible for the management, control and investment activities of Shelbourne's business and operations, as well as the general supervision of Shelbourne's officers, agents, employees, advisors, managers, and independent contractors, including the advisor. The settlement contemplated that Shelbourne would be externally managed and that your partnership's fee structure would continue in effect for Shelbourne after the conversion. Under an agreement between AP-PCC III, L.P., an affiliate of Winthrop Financial Associates, and Presidio Capital Corp., the sole shareholder of your general partners, AP-PCC III, L.P. will be responsible for providing asset management and investor relation services to Shelbourne for Shelbourne Management.

     DIRECTORS. The certificate of incorporation divides the Board of Directors into three classes of directors. The initial terms of the three classes will expire in 2001 (two directors who have not yet been named), 2002 (Michael L. Ashner and Robert Martin) and 2003 (David T. Hamamoto, W. Edward Scheetz and David G. King, Jr.), respectively. In order to facilitate the provisions of the services agreement between Presidio Capital Corp. and AP-PCC III, L.P., Mr. Ashner was elected to serve on the Board as a nominee of AP-PCC III, L.P. Beginning in 2001, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. Shelbourne believes that classification of the Board of Directors helps to assure the continuity and stability of Shelbourne's business strategies and policies as determined by the Board of Directors. Holders of shares of common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     OFFICERS. Officers of Shelbourne will be elected by and serve at the discretion of the Board of Directors. There are no arrangements or understandings between or among any of the officers or directors and any other person pursuant to which any officer or director was selected as such. There are no family relationships among any directors and officers of Shelbourne.

     THE ADVISORY AGREEMENT AND THE ADVISOR. The advisory agreement with Shelbourne Management will commence on the effective date of the conversion and terminate ten years after such date. During that period, Shelbourne Management will manage the day-to-day operations of Shelbourne and the operating partnership and will be responsible to do the following:

     o   manage Shelbourne's day-to-day operations;

     o provide or arrange for customary property management services to be provided at Shelbourne's properties;

     o supervise Shelbourne's financings including any sales of Shelbourne's securities;

     o conduct relations for Shelbourne with the American Stock Exchange or with dealers which make markets in Shelbourne's securities;

     o select and conduct relations with lenders, lawyers, consultants, accountants, mortgage loan originators, brokers, participants, attorneys, appraisers, insurers, and others who may be relevant to Shelbourne's activities;

     o   administer day-to-day bookkeeping and accounting functions;

     o prepare reports to stockholders which may be required by governmental authorities for the ordinary conduct of Shelbourne's business;

     o   negotiate and enter into leases of space at Shelbourne's properties;

     o supervise the development and improvement of properties, including capital and tenant improvements.

     Shelbourne Management will receive (1) an annual asset management fee, payable quarterly, equal to 1.25% of the gross asset value of Shelbourne as of the last day of each year, (2) property management fees of up to 6% of property revenues, (3) $150,000 for non-accountable expenses and (4) reimbursement of expenses incurred in connection with the performance of its services. Gross asset value is the gross asset value of all assets owned by the operating partnership as determined by the latest appraisal of such assets by an independent appraiser of national reputation selected by the advisor. Since the asset management fee is based on gross assets, the amount payable to Shelbourne Management will increase to the extent Shelbourne acquires new investments, whether for cash, by causing Shelbourne to incur indebtedness or otherwise.

     Shelbourne Management is a newly-formed company affiliated with us which will provide management services to entities in which Presidio Capital Investment Company, LLC, our beneficial owner, has an interest including the other High Equity partnerships if they are converted into real estate investment trusts. See "BACKGROUND OF THE CONVERSION - THE CLASS ACTION SETTLEMENT."

     The initial directors and executive officers of Shelbourne and Shelbourne Management following the conversion are set forth below. Two additional directors will be added prior to the effective date of the

Registration Statement of which this consent solicitation is a part. The individuals listed below as the sole director and the executive officers of Shelbourne Management will also serve as the sole director and hold the same executive officer positions of Shelbourne Properties I GP, LLC, the general partner of the operating partnership.

      NAME               AGE                     TITLE
      ----               ---                     -----
Michael L. Ashner        48     President and Sole Director of Shelbourne
                                  Management and President and Director of Shelbourne

Peter Braverman          48     Vice President of Shelbourne Management and
                                  Vice President of  Shelbourne

David T. Hamamoto        40     Director of Shelbourne

Steven B. Kauff          37     Vice President of Shelbourne Management and
                                  Vice President of Shelbourne

David G. King, Jr.       37     Vice President of Shelbourne Management and
                                  Vice President and Director of Shelbourne

Dallas E. Lucas          37     Vice President of Shelbourne Management and
                                  Vice President of Shelbourne

Robert Martin            38     Director of Shelbourne

W. Edward Scheetz        34     Director of Shelbourne

Lara Sweeney             28     Vice President and Secretary of Shelbourne
                                  Management and Vice President and Secretary of Shelbourne

Carolyn Tiffany          33     Vice President and Treasurer of Shelbourne
                                  Management and Vice President and Treasurer of Shelbourne


     MICHAEL L. ASHNER. Mr. Ashner has been President and the sole director of your general partners since November 1999. Mr. Ashner serves as the Chief Executive Officer of Winthrop Financial Associates, A Limited Partnership and its affiliates, a position he has held since January 15, 1996, as well as the Chief Executive Officer of The Newkirk Group. From June 1994 until January 1996, Mr. Ashner was a Director, President and Co-chairman of National Property Investors, Inc., a real estate investment company. Mr. Ashner was also a Director and executive officer of NPI Property Management Corporation from April 1984 until January 1996. In addition, since 1981 Mr. Ashner has been President of Exeter Capital Corporation, a firm which has organized and administered real estate limited partnerships. Mr. Ashner also currently serves on the Board of Directors of Interstate Hotel Corp., Nexthealth Corp., Greater Bay Hotel and Casino Inc., Burnham Pacific Properties, Inc. and NBTY Inc.

     PETER BRAVERMAN. Mr. Braverman has been a Vice President of your general partners since November 1999. Mr. Braverman has served as the Executive Vice President of Winthrop Financial Associates and its affiliates since January 1996. Mr. Braverman also serves as the Executive Vice President of The Newkirk Group. From June 1995 until January 1996, Mr. Braverman was a Vice President of

National Property Investors, Inc. and NPI Property Management Corporation. From June 1991 until March 1994, Mr. Braverman was President of the Braverman Group, a firm specializing in management consulting for the real estate and construction industries. From 1988 to 1991, Mr. Braverman was a Vice President and Assistant Secretary of Fischbach Corporation, a publicly traded, international real estate and construction firm.

     DAVID T. HAMAMOTO. Mr. Hamamoto is a Co-Chief Executive Officer of NorthStar Capital Investment Corp., having co-founded the firm in July 1997. At NorthStar Capital Investment Corp., Mr. Hamamoto has overseen the investment of more than $1 billion in real estate assets and operating companies with an aggregate cost exceeding $2 billion. In his capacity as Co-Chief Executive Officer, Mr. Hamamoto is responsible for capital raising, setting investment strategy, creating deal flow, advising on financing, asset management, and acquisition issues, and overseeing the day-to-day activities of NorthStar Capital Investment Corp.'s investment professionals. Prior to founding NorthStar Capital Investment Corp., Mr. Hamamoto initiated the effort in 1988 to build a real estate principal investment business at Goldman, Sachs & Co. under the auspices of the Whitehall Funds, and was a co-head of the Whitehall Funds and a partner at Goldman, Sachs & Co. from 1994 to 1997. Mr. Hamamoto is a director of Emeritus Corporation, one of the largest publicly traded owners and operators of assisted living facilities, and U.S. Franchise Systems, a publicly traded franchising concern. Mr. Hamamoto received a B.S. from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania.

     STEVEN B. KAUFF. Mr. Kauff has been a Vice President of NorthStar Capital Investment Corp. since July 1999. He is also a Vice President of your general partners. Prior to joining NorthStar Capital Investment Corp. he was with Arthur Andersen LLP in the Real Estate and Hospitality Services Group from 1996 to 1999, where he specialized in transaction consulting, due diligence and tax products for real estate ventures, including real estate investment trusts and partnerships. From 1994 to 1996, Mr. Kauff was with Price Waterhouse LLP in the Real Estate Industry Services Group.

     DAVID G. KING, JR. Mr. King has been a Vice President and Assistant Treasurer of NorthStar Capital Investment Corp. since November 1997. He is also a Vice President of your general partners. Prior to joining NorthStar Capital Investment Corp., he was a Senior Vice President of Finance at Olympia & York Companies (USA).

     DALLAS E. LUCAS. Mr. Lucas has been a director, Vice President, Treasurer and Chief Financial Officer of NorthStar Capital Investment Corp. since August 1998. He is also a Vice President of your general partners. From 1994 until August 1998 he was the Chief Financial Officer and Senior Vice President of Crescent Real Estate Equities Company.

     ROBERT MARTIN. Mr. Martin is a Senior Managing Director at Insignia/ESG. He has been actively involved in the real estate business for more than 15 years.

     W. EDWARD SCHEETZ. Mr. Scheetz is a Co-Chief Executive Officer of NorthStar Capital Investment Corp., having co-founded the firm in July 1997. At NorthStar Capital Investment Corp., Mr. Scheetz has overseen the investment of more than $1 billion in real estate assets and operating companies with an aggregate cost exceeding $2 billion. In his capacity as Co-Chief Executive Officer, Mr. Scheetz is responsible for capital raising, setting investment strategy, creating deal flow, advising on financing, asset management, and acquisition issues, and overseeing the day-to-day activities of NorthStar Capital Investment Corp.'s investment professionals. Prior to founding NorthStar Capital Investment Corp., Mr. Scheetz was a partner from 1993 to 1997 at Apollo Real Estate Advisors where he was responsible for the investment activities of Apollo Real Estate Investment Fund I and II. From 1989 to 1993, Mr. Scheetz was a principal with Trammell Crow Ventures where he was responsible for that firm's opportunistic real estate investment activities. Mr. Scheetz received an A.B. in economics from Princeton University.

     LARA SWEENEY. Ms. Sweeney has been a Vice President and Secretary of your general partners since November 1999. Ms. Sweeney has been a Senior Vice President of Winthrop Financial Associates since 1996. Ms. Sweeney was Director of Investor Relations for National Property Investors, Inc. from 1994 until 1996.

     CAROLYN TIFFANY. Ms. Tiffany has been a Vice President and Treasurer of your general partners since November 1999. Ms. Tiffany has been with Winthrop Financial Associates since January 1993. From 1993 to September 1995, Ms. Tiffany was a Senior Analyst and Associate in Winthrop Financial Associate's accounting and asset management departments. Ms. Tiffany was a Vice President in the asset management and investor relations departments of Winthrop Financial Associates from October 1995 to December 1997, at which time she became the Chief Operating Officer of Winthrop Financial Associates. In addition, Ms. Tiffany is the Chief Operating Officer of The Newkirk Group.

     COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Shelbourne intends to pay an annual fee of $6,667 to each of its three independent directors (Robert Martin and two additional directors to be named). Shelbourne will not pay any director's fees to directors who are employees of Shelbourne and/or Shelbourne Management. Shelbourne will reimburse all directors for travel expenses and other out-of-pocket expenses incurred in connection with their serving as directors of Shelbourne. Executive officers of Shelbourne will not receive any remuneration for their services as such to Shelbourne, but will be compensated by Shelbourne Management in their capacities as officers and employees of Shelbourne Management.

     COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors will establish an Audit Committee that will consist solely of independent directors. The Audit Committee will recommend to the Board of Directors the independent public accountants to be selected to audit Shelbourne's annual financial statements, will approve (1) any special assignments given to such accountants, (2) such accountants' letter of comments and management's responses thereto and (3) any major accounting changes made or contemplated, and will review the effectiveness and adequacy of Shelbourne's internal accounting controls.

     The Board of Directors may from time to time establish other committees to facilitate the management of Shelbourne.

     BENEFICIAL OWNERSHIP OF SHARES BY CERTAIN PERSONS

     We own, together with our affiliates, a 29.5% interest in your partnership comprised of a 5% general partnership interest owned by us and 103,337 units owned by our affiliates. Accordingly, we, together with our affiliates, will be entitled to receive 373,170 shares of common stock in the conversion, representing approximately 29.5% of the total number of shares of common stock that will be outstanding immediately following the conversion.

                  PRO FORMA FINANCIAL INFORMATION OF SHELBOURNE

     The following pro forma statements of operations and cash flows of Shelbourne for the six months ended June 30, 2000 and the year ended December 31, 1999 assume that the conversion was consummated on January 1, 1999 and have been prepared based on the historical financial statements of your partnership and Shelbourne. The pro forma balance sheet has been prepared as if the conversion was consummated on June 30, 2000.

     The following pro forma financial information should be read in conjunction with the financial statements of your partnership which are incorporated by reference in this consent solicitation statement and which form the basis of the pro forma financial statements for Shelbourne. These statements do not purport to be indicative of the results of operations or cash flows that actually would have occurred had the conversion been consummated on January 1, 1999, or that may be expected to occur in the future.

SHELBOURNE PROPERTIES I, INC.
PRO FORMA BALANCE SHEET
JUNE 30, 2000


                                                                               Pro Forma             Other
                                      Shelbourne         Partnership        Capitalization         Pro Forma             Shelbourne
                                      Historical          Historical         of Shelbourne        Adjustments             Pro Forma
                                     --------------     ---------------    ------------------  -------------------    --------------
ASSETS
------

REAL ESTATE                                               $31,931,074                                                   $31,931,074

CASH AND CASH EQUIVALENTS                   $1,000         10,775,882                           ($1,503,865)              9,273,017

OTHER ASSETS                                                3,040,056                                                     3,040,056

RECEIVABLES                                                   304,493                                                       304,493
                                     --------------     ---------------    ------------------  -------------------    --------------

                                            $1,000        $46,051,505                           ($1,503,865)            $44,548,640
                                     ==============     ===============    ==================  ===================    ==============

LIABILITIES AND PARTNERS' EQUITY:
---------------------------------

ACCOUNTS PAYABLE AND                                         $996,602                               $94,415 (e)          $1,091,017
   ACCRUED EXPENSES

DUE TO AFFILIATES                                             213,448                                                       213,448
                                     --------------     ---------------    ------------------  -------------------    --------------

                                                            1,210,050                                94,415               1,304,465
                                     --------------     ---------------    ------------------  -------------------    --------------

COMMITMENTS AND
  CONTINGENCIES

PARTNERS' EQUITY

LIMITED PARTNERS' EQUITY                                   42,598,433      ($42,598,433) (a)
  (400,010 UNITS ISSUED AND
  OUTSTANDING)

GENERAL PARTNERS' EQUITY                                    2,243,022        (2,243,022) (a)

COMMON STOCK, PAR VALUE
   $.01 (1,263,189 SHARES ISSUED

   AND OUTSTANDING)                              1                               12,632  (b)                                 12,633

PAID-IN CAPITAL                                                                                     (94,415)

                                               999                           42,828,823 (b)      (1,503,865) (c)         43,231,542
                                     --------------     ---------------    ------------------  -------------------    --------------

                                             1,000         44,841,455                            (1,598,285)             43,244,175
                                     --------------     ---------------    ------------------  -------------------    --------------

                                            $1,000        $46,051,505                           ($1,503,865)            $44,548,640
                                     ==============     ===============    ==================  ===================    ==============


SHELBOURNE PROPERTIES I, INC. PRO FORMA STATEMENT OF
OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2000


                                                            Shelbourne        Partnership         Pro Forma          Shelbourne
                                                            Historical         Historical        Adjustments         Pro Forma
                                                           --------------    ---------------    --------------     ---------------
REVENUES:
---------

RENTAL INCOME                                                                   $5,099,110                            $5,099,110
                                                           --------------    ---------------    --------------     ---------------

COST AND EXPENSES
-----------------

OPERATING EXPENSES                                                               1,541,746                             1,541,746

DEPRECIATION AND AMORTIZATION                                                      689,166                               689,166

PARTNERSHIP MANAGEMENT FEE                                                         345,038         99,415 (e)            444,453

ADMINISTRATIVE EXPENSES                                                            587,045                               587,045

PROPERTY MANAGEMENT FEE                                                            169,104                               169,104
                                                           --------------    ---------------    --------------     ---------------

                                                                                 3,332,099         99,415              3,343,514
                                                           --------------    ---------------    --------------     ---------------

INCOME BEFORE INTEREST AND OTHER INCOME:                                        $1,767,011        $99,415             $1,667,596

INTEREST INCOME                                                                    217,819                               217,819

OTHER INCOME                                                                         9,500                                 9,500
                                                           --------------    ---------------    --------------     ---------------

NET INCOME                                                                      $1,994,330        $99,415             $1,894,915
                                                           ==============    ===============    ==============     ===============

BASIC AND DILUTED NET INCOME  PER UNIT (400,010 UNITS                                $4.74
OUTSTANDING)
                                                           ==============    ===============    ==============     ===============

BASIC AND DILUTED NET INCOME PER SHARE (1,263,189                                                                         $1.50
SHARES) OUTSTANDING)
                                                           ==============    ===============    ==============     ===============

SHELBOURNE PROPERTIES I, INC.
PRO FORMA STATEMENT OF CASH FLOWS FOR
THE SIX MONTHS
ENDED JUNE 30, 2000


                                            Shelbourne        Partnership             Pro Forma                Shelbourne
                                            Historical        Historical             Adjustments               Pro Forma
                                         -----------------    ---------------     ------------------        -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income                                                      $1,994,330             ($99,415) (e)          $1,894,915

Adjustment to reconcile net income to
     net
     cash provided by operating
     activities:

     Depreciation and amortization                                 689,165                                       689,165

     Straight-line adjustment for                                   21,674                                        21,674
       stepped lease rentals

Changes in asset and liabilities

     Receivables                                                   (95,075)                                      (95,075)

     Accounts payable and accrued                                 (227,771)              99,415 (e)             (128,358)
         expenses

     Due to affiliates                                             106,193                                       106,193

     Other assets                                                  (92,247)                                      (92,247)
                                         -----------------    ---------------     ------------------        -----------------

Net cash provided by operating                                   2,396,269                                     2,396,269
activities
                                         -----------------    ---------------     ------------------        -----------------

CASH FLOWS FROM INVESTING ACTIVITIES

Improvements to real estate                                       (141,757)                                     (141,757)
                                         -----------------    ---------------     ------------------        -----------------

CASH FLOWS FROM FINANCING ACTIVITIES

Distribution to partners                                                             (1,503,865) (c)          (1,503,865)


Increase (decrease) in cash and cash                             2,254,512           (1,503,865)                 750,647
equivalents

Cash and cash equivalents, beginning          1,000              8,521,370                                     8,522,370
of period
                                         -----------------    ---------------     ------------------        -----------------

Cash and cash equivalents, end of            $1,000             $10,775,882         ($1,503,865)              $9,273,017
period
                                         =================    ===============     ==================        =================

SHELBOURNE PROPERTIES I, INC.
COMPUTATION OF PRO FORMA EARNINGS PER SHARE


                                                                                            For the six months ended
                                                                                                 June 30, 2000
                                                                                           ---------------------------
Average number of pro forma common and common                                                    1,263,189
equivalent shares outstanding during the period                                                  =========

Pro forma net income                                                                            $1,894,915
                                                                                                ==========
Pro forma basic and diluted income per share                                                       $1.50
                                                                                                    ====




SHELBOURNE PROPERTIES I, INC. PRO FORMA STATEMENT OF
OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999


                                                            Shelbourne        Partnership         Pro Forma          Shelbourne
                                                            Historical         Historical        Adjustments         Pro Forma
                                                           --------------    ---------------    --------------     ---------------
REVENUES:

RENTAL INCOME                                                                  $10,941,322                         $10,941,322
                                                           --------------    ---------------    --------------     ---------------

COST AND EXPENSES

OPERATING EXPENSES                                                               3,272,085                           3,272,085

DEPRECIATION AND AMORTIZATION                                                    1,343,257                           1,343,257

PARTNERSHIP MANAGEMENT FEE                                                         418,768                             418,768 (d)

ADMINISTRATIVE EXPENSES                                                          1,215,259                           1,215,259

PROPERTY MANAGEMENT FEE                                                            291,991                             291,991
                                                           --------------    ---------------    --------------     ---------------

                                                                                 6,541,360                           6,541,360
                                                           --------------    ---------------    --------------     ---------------

INCOME BEFORE INTEREST AND OTHER INCOME:                                        $4,399,962                          $4,399,962

INTEREST INCOME                                                                    334,116                             334,116

OTHER INCOME                                                                       113,460                             113,460
                                                           --------------    ---------------    --------------     ---------------

NET INCOME                                                                      $4,847,538                          $4,847,538
                                                           ==============    ===============    ==============     ===============

NET INCOME  PER UNIT (400,010 UNITS OUTSTANDING)                                    $11.51
                                                           ==============    ===============    ==============     ===============

NET INCOME PER SHARE (1,263,189 SHARES) OUTSTANDING)                                                                      $3.84
                                                           ==============    ===============    ==============     ===============

SHELBOURNE PROPERTIES I, INC. PRO FORMA STATEMENT OF
CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1999


                                                         Shelbourne         Partnership            Pro Forma          Shelbourne
                                                         Historical          Historical           Adjustments          Pro Forma
                                                       ---------------    -----------------    ------------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                                                                 $4,847,538                                 $4,847,538

Adjustment to reconcile net income to net cash provided by operating activities:

     Depreciation and amortization                                          1,343,257                                  1,343,257

     Straight-line adjustment for stepped lease rentals                    (1,250,983)                                 (1,250,983)

Changes in asset and liabilities

     Receivables                                                             (61,995)                                    (61,995)

     Accounts payable and accrued expenses                                   (40,891)                                    (40,891)

     Due to affiliates                                                      (255,185)                                   (255,185)

     Other assets                                                           (418,340)                                   (418,340)
                                                       ---------------    -----------------    ------------------    --------------

Net cash provided by operating activities                                   4,163,401                                  4,163,401
                                                       ---------------    -----------------    ------------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES

Improvements to real estate                                                 (756,274)                                   (756,274)
                                                       ---------------    -----------------    ------------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES

Distribution to partners                                                  (1,187,398)           (1,507,431) (d)       (2,694,629)
                                                       ---------------    -----------------    ------------------    --------------


Increase (decrease) in cash and cash equivalents                            2,219,729           (1,507,431)              712,498

Cash and cash equivalents, beginning of period              1,000           6,301,641                                  6,302,641
                                                       ---------------    -----------------    ------------------    --------------

Cash and cash equivalents, end of period                   $1,000          $8,521,370          ($1,507,431)           $7,014,939
                                                       ===============    =================    ==================    ==============

SHELBOURNE PROPERTIES I, INC.
COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                                                                               For the year ended
                                                                                               December 31, 1999
                                                                                           ---------------------------
Average number of pro forma common and common                                                    1,263,189
equivalent shares outstanding during the period                                                  =========

Pro forma net income                                                                            $4,847,538
                                                                                                ==========
Pro forma basic and diluted income per share                                                       $3.84
                                                                                                    ====


                          SHELBOURNE PROPERTIES I, INC.
           NOTES TO PRO FORMA FINANCIAL STATEMENTS FOR THE YEAR ENDED
            DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 2000

(a)      These adjustments eliminate the Partnership Equity.

(b)      These adjustments capitalize Shelbourne.

(c) This adjustment reflects the distribution of 95% of taxable income in order to qualify as a real estate investment trust.

(d) While the settlement fixed the asset management fee for 1999 at $418,769, the fee in future years will be based on 1.25% of the gross assets of Shelbourne. The fee for 1999 would have been $796,592 if it had been calculated based on 1.25% of gross assets using the 1998 property appraisals and $888,906 using the June 30, 2000 property appraisals.

(e) This adjustment reflects the asset management fee that would have been paid for the six months ended June 30, 2000 if the fee was based on the June 30, 2000 property appraisals.

                          DESCRIPTION OF CAPITAL STOCK

     The description of Shelbourne's capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to Shelbourne's certificate of incorporation and bylaws, copies of which are exhibits to the Registration Statement of which this consent solicitation statement is a part.

GENERAL

     Shelbourne will have authority under its certificate of incorporation to issue up to 4,500,000 shares of stock, consisting of 2,500,000 shares of common stock, par value $0.01 per share, 1,500,000 shares of excess stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share. Under Delaware law, stockholders generally are not responsible for the corporation's debts or obligations. Immediately following consummation of the conversion, 1,263,189 shares of common stock will be issued and outstanding and no shares of excess stock or preferred stock will be issued and outstanding.

     With respect to the preferred stock, the certificate of incorporation authorizes the Board of Directors to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such stock.

COMMON STOCK

     All shares of common stock offered hereby have been duly authorized, and will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares and to the provisions of Shelbourne's certificate of incorporation regarding excess stock, holders of common stock are entitled to receive dividends on common stock if, as and when authorized and declared by the Board of Directors of Shelbourne out of assets legally available for such dividends. In addition, subject to the preferential rights of any other shares or series of shares and to the provisions of Shelbourne's certificate of incorporation regarding excess stock, holders of common stock are entitled to share ratably in the assets of Shelbourne legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Shelbourne.

     Subject to the provisions of Shelbourne's certificate of incorporation regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. In addition, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any director.

     Holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of Shelbourne.

     Shelbourne intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Subject to the provisions of Shelbourne's certificate of incorporation regarding excess stock, all common stock has equal dividend, distribution, liquidation and other rights, and has no preference or exchange rights and, except as provided by Delaware law, no appraisal rights.

PREFERRED STOCK

     The Board of Directors may from time to time establish and issue one or more series of preferred stock without stockholder approval. The Board of Directors may classify or reclassify any unissued preferred stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because the Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. In addition, the Board of Directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or any other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the common stock might receive a premium for their shares over the then current market price of such shares. As of the date hereof, no shares of preferred stock are outstanding, and Shelbourne has no present plans to issue any preferred stock. Shelbourne has authorized the issuance of a series of preferred stock in connection with Shelbourne's shareholder rights plan. See "DESCRIPTION OF CAPITAL STOCK -- SHAREHOLDER RIGHTS AGREEMENt" and "CERTAIN PROVISIONS OF DELAWARE LAW AND OF SHELBOURNE'S CERTIFICATE AND BYLAWS."

LISTING, PRICE AND TRADING

     There is currently no established trading market for common stock, and, prior to the conversion, common stock will not be listed on any national securities exchange or quoted on the National Association of Securities Dealers quotation system. Therefore, no sale or bid price information is available with respect to shares of common stock. Consummation of the conversion is conditioned on the common stock being approved for listing on the American Stock Exchange, subject to official notice of issuance. American Stock Transfer & Trust Company will act as transfer agent and registrar of common stock. There can be no assurance as to the price at which common stock will trade on the American Stock Exchange.

     Subject to the restrictions on ownership (discussed below), shares of common stock that you receive in the conversion will be freely transferable.

RESTRICTIONS ON TRANSFERS

     For Shelbourne to continue to qualify as a real estate investment trust under the Internal Revenue Code, it must adhere to the following ownership limits:

     (a) not more than 50% in value of the outstanding equity securities of all classes may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year; and

     (b) the equity securities must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

     A description of these complex requirements is included in the "Federal Income Tax Considerations" section starting on page 100 of this consent solicitation.

     In order to protect Shelbourne against the risk of losing its status as a real estate investment trust and to otherwise protect Shelbourne from the consequences of a concentration of ownership among its stockholders, the certificate of incorporation, subject to some exceptions, provides that no single person, which includes any "group" of persons - other than the "related parties," as defined below - may "beneficially own" more than 8% of the aggregate number of outstanding shares of any class or series of capital stock. Under the certificate of incorporation, a person generally "beneficially owns" shares if:

     (a) such person has direct ownership of such shares;

     (b) such person has indirect ownership of such shares taking into account the constructive ownership rules of the Internal Revenue Code; or

     (c) such person would be permitted to "beneficially own" such shares pursuant to Rule 13d- 3 under the Exchange Act.

     A "related party", however, will not be deemed to beneficially own shares by virtue of clause (c) above and a "group" of which a related party is a member will generally not have attributed to the group's beneficial ownership any shares beneficially owned by such related party. NorthStar Capital Investment Corp. and its officers, directors and affiliates are "related parties." Related parties will be limited in the number of shares which they may beneficially own if, and to the extent that, the Board of Directors determines that such ownership would jeopardize Shelbourne's status as a real estate investment trust for Federal income tax purposes.

     Any transfer of shares of capital stock or of any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the 8% ownership limit described above or the related party ownership limit described above, as applicable, or that would result:

     (1) in the disqualification of Shelbourne as a real estate investment trust, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons;

     (2) in Shelbourne's being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code;

     (3) in Shelbourne's being a "pension-held real estate investment trust" within the meaning of Section 856(h)(3)(D) of the Internal Revenue Code;

     (4) in Shelbourne's failing to be a "domestically controlled real estate investment trust" within the meaning of Section 897(h)(4)(B) of the Internal Revenue Code; or

     (5) in Shelbourne's ownership, taking into account the constructive ownership rules of the Internal Revenue Code, or ownership by any actual or constructive owner of 10% or more of the common stock, of 10% or more of the vote or ownership interests in a tenant of any of Shelbourne's properties taking into account the constructive ownership rules of Section 318 of the Internal Revenue Code as modified by Section 856(d)(5) of the Internal Revenue Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of Shelbourne to attempt to qualify, or to continue to qualify, as a real estate investment trust. The Board of Directors may, in its sole discretion, waive the 8% ownership limit if evidence satisfactory to the Board of Directors is presented that the changes in ownership will not jeopardize Shelbourne's status as a real estate investment trust and the Board of Directors otherwise decides that such action is in the best interest of Shelbourne.

     Any purported transfer of Shelbourne's capital stock or any other event that would otherwise result in any person violating the 8% ownership limit or the related party ownership limit, as applicable, or the certificate of incorporation will be void with respect to the purported transferee as to that number of shares in excess of the applicable ownership limit. In such instance, the prohibited transferee will acquire no right or interest in such excess shares. In addition, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the applicable ownership limit - we will refer to such person or entity as the "prohibited owner" - will cease to own any right or interest in such excess shares. Any such excess shares described above will be converted automatically into an equal number of shares of excess stock and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Shelbourne. Such automatic transfer shall be deemed to be effective as of the close of business on the Trading Day (as defined in the certificate of incorporation) prior to the date of such violative transfer. As soon as practical after the transfer of shares to the trust, the trustee of the trust will be required to sell such shares of excess stock to a person or entity who could own such shares without violating the applicable ownership limit, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for such shares of excess stock or the sales proceeds received by the trust for such shares of excess stock. The trustee of such trust will be designated by Shelbourne and be unaffiliated with Shelbourne and any prohibited transferee or prohibited owner. In the case of any shares of excess stock resulting from any event other than a transfer, or from a transfer for no consideration such as a gift, the trustee will be required to sell such shares of excess stock to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the fair market value of such shares of excess stock as of the date of such event or the sales proceeds received by the trust for such shares of excess stock. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary of the trust. Prior to a sale of any such shares of excess stock by the trust, the trustee will be entitled to receive in trust for the beneficiary of the trust, all dividends and other distributions paid by Shelbourne with respect to such shares of excess stock.

     In addition, shares of stock of Shelbourne held in the trust shall be deemed to have been offered for sale to Shelbourne, or its designee, at a price per share equal to the lesser of:

     (1) the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift, and

     (2) the market price on the date Shelbourne, or its designee, accepts such offer. Shelbourne will have the right to accept such offer for a period of 90 days.

     Upon such a sale to Shelbourne, the interest of the beneficiary of the trust in the shares sold will be required to terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

     These restrictions do not preclude settlement of transactions through the American Stock Exchange.

     Each stockholder will upon demand be required to disclose to Shelbourne in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to real estate investment trusts, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The 8% ownership limit may have the effect of precluding acquisition of control of Shelbourne.

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ADDITIONAL ISSUANCES

     Pursuant to the certificate of incorporation, the Board of Directors may, in its sole discretion, issue additional equity securities, provided that the total number of shares issued does not exceed the authorized number of shares of stock set forth in the certificate of incorporation. Shelbourne may from time to time, in the future, seek to raise additional capital through equity issuances. Any additional issuances of securities could have a dilutive effect on the distribution and voting rights of stockholders.

SHAREHOLDER RIGHTS AGREEMENT

     The Board of Directors of Shelbourne has adopted a shareholder rights agreement . The adoption of the shareholder rights agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, Shelbourne or a large block of Shelbourne's common stock. Pursuant to the terms of the shareholder rights agreement, each share of common stock issued in the conversion will be accompanied by a preferred stock purchase right. In addition, one purchase right will automatically attach to each share of common stock issued between the date of the conversion and the "distribution date" described below. Each purchase right entitles the registered holder to purchase from Shelbourne a unit consisting of one one-thousandth of a share of Series A Junior Participating Cumulative preferred stock, par value $.01 per share at a cash exercise price of $86.29 per preferred stock unit, subject to adjustment. Each share of common stock offered hereby will be entitled to a purchase right when distributed.

     Initially, the purchase rights are not exercisable and are attached to and trade with the outstanding shares of common stock. The purchase rights will separate from the common stock and will become exercisable on the "distribution date" which means the earliest of the following two dates:

     (1) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has become an "acquiring person" meaning such person or group has acquired beneficial ownership of more than 15% of the sum of the outstanding shares of common stock and excess stock, the date of said announcement being referred to in this discussion as the "15% stock acquisition date"; or

     (2) the close of business on the tenth business day, or such other calendar day as the Board of Directors may determine, following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of more than 15% of the outstanding shares of common stock and excess stock.

     For these purposes, neither NorthStar Capital Investment Corp. nor any of its officers, directors or affiliates will be deemed an acquiring person. In addition, no "group" of which NorthStar Capital Investment Corp. or any of its affiliates is a member will be deemed to beneficially own the shares of common shares or excess stock beneficially owned by such party.

     Until the distribution date or earlier redemption, exchange or expiration of the purchase rights:

     (a) the purchase rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates;

     (b) new common stock certificates issued after the date of the conversion will contain a notation incorporating the shareholder rights agreement by reference; and

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     (c) the surrender for transfer of any certificates for common stock will also constitute the transfer of the purchase rights associated with the common stock represented by such certificate.

     The purchase rights are not exercisable until the distribution date and will expire in 2010, unless previously redeemed or exchanged by Shelbourne as described below.

     As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the purchase rights. Except as otherwise determined by the Board of Directors, only shares of common stock issued prior to the distribution date will be issued with purchase rights.

     In the event that a 15% stock acquisition date occurs, proper provision will be made so that each holder of a purchase right other than an acquiring person or its associates or affiliates, whose purchase rights shall become null and void, will thereafter have the right to receive upon exercise that number of units of Series A preferred stock of Shelbourne having a market value of two times the exercise price of the purchase right. For purposes of this discussion, we will refer to this right as the "subscription right." In the event that, at any time following the 15% stock acquisition date any one of the following occurs, each holder of a purchase right shall thereafter have the right to receive, upon exercise, common stock of the acquiring entity having a market value equal to two times the exercise price of the purchase right. For purposes of this discussion, we will refer to this right as the "merger right."

     (a) Shelbourne consolidates with, or merges with and into, any other person, and Shelbourne is not the continuing or surviving corporation;

     (b) any person consolidates with Shelbourne, or merges with and into Shelbourne and Shelbourne is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

     (c) 50% or more of Shelbourne's assets or earning power is sold, mortgaged or otherwise transferred.

     The holder of a purchase right will continue to have the merger right whether or not such holder has exercised the subscription right. Purchase rights that are or were beneficially owned by an acquiring person may under some circumstances specified in the shareholder rights agreement become null and void.

     At any time after the 15% stock acquisition date the Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable purchase rights for shares of common stock or units of Series A preferred stock at an exchange ratio of one share of common stock or one unit of series A preferred stock per purchase right. Notwithstanding the foregoing, the Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the common stock of Shelbourne.

     The exercise price payable, and the number of units of series A preferred stock or other securities or property issuable, upon exercise of the purchase rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the series A preferred stock, (b) if holders of the series A preferred stock are granted certain rights or warrants to subscribe for series A preferred stock or convertible securities at less than the current market price of the series A preferred stock, or (c) upon the distribution to holders of the series A preferred stock of evidences of

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

indebtedness or assets excluding regular quarterly cash dividends, or of subscription rights or warrants other than those referred to above.

     With some exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price, determined on a per purchase right basis. Shelbourne is not obligated to issue fractional units. If Shelbourne elects not to issue fractional units, in lieu thereof an adjustment in cash will be made based on the fair market value of the series A preferred stock on the last trading date prior to the date of exercise. Any of the provisions of the shareholder rights agreement may be amended by the Board of Directors at any time prior to the distribution date.

     The purchase rights may be redeemed in whole, but not in part, at a price of $0.01 per purchase right by the Board of Directors only until the earlier of
(1) the close of business on the tenth calendar day after the 15% stock acquisition date, or (2) the expiration date of the shareholder rights agreement. Such redemption amount shall be payable in cash, common stock or other consideration deemed appropriate by the Board of Directors. Immediately upon the action of the Board of Directors ordering redemption of the purchase rights, the purchase rights will terminate and thereafter the only right of the holders of purchase rights will be to receive the redemption price.

     The shareholder rights agreement may be amended by the Board of Directors in its sole discretion until the distribution date. After the distribution date, the Board of Directors may, subject to some limitations set forth in the shareholder rights agreement, amend the shareholder rights agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of purchase rights holders, excluding the interests of an acquiring person or its associates or affiliates.

     Until a purchase right is exercised, the holder will have no rights as a stockholder of Shelbourne, beyond those as an existing stockholder, including the right to vote or to receive dividends. While the distribution of the purchase rights will not be taxable to stockholders or to Shelbourne, stockholders may, depending upon the circumstances, recognize taxable income in the event that the purchase rights become exercisable for units, other securities of Shelbourne, other consideration or for common stock of an acquiring entity.

     A copy of the shareholder rights agreement has been filed with the Commission and is incorporated as an exhibit hereto by reference to the Registration Statement to which this consent solicitation is a part. A copy of the shareholder rights agreement is also available from Shelbourne upon written request. The foregoing description of the purchase rights does not purport to be complete and is qualified in its entirety by reference to the purchase rights Agreement, which is incorporated herein by reference.

                     MATERIAL PROVISIONS OF DELAWARE LAW AND
                      SHELBOURNE'S CERTIFICATE AND BYLAWS

     The following summary of material provisions of Delaware law and Shelbourne's certificate of incorporation and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and Shelbourne's certificate of incorporation and bylaws, copies of which have been filed with the Commission and are incorporated as exhibits hereto by reference to the Registration Statement of which this is a part.

     There are provisions of Shelbourne's certificate of incorporation and bylaws that could make more difficult the acquisition of Shelbourne by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage some types of coercive takeover practices and inadequate takeover

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bids and to encourage persons seeking to acquire control of Shelbourne to negotiate first with the Board of Directors. Shelbourne believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the certificate of incorporation and the bylaws, which have been filed with the Commission and are incorporated as exhibits hereto by reference to the Registration Statement to which this is a part. See "DESCRIPTION OF CAPITAL STOCK -- RESTRICTIONS ON TRANSFERS."

AMENDMENT OF CERTIFICATE AND BYLAWS

     Except as described in the following two sentences, Shelbourne's certificate of incorporation may be amended only by the affirmative vote of the holders of two-thirds of all of the votes entitled to be cast on the matter. However, if a majority of the directors then in office approve such amendment, the holders of only a majority of the all the votes entitled to be cast on the matter are needed to approve the amendment. In addition, amendments dealing with various articles of the certificate of incorporation such as articles relating to stockholder action; the powers, election of, removal of and classification of directors; limitation of liability; and amendment of the By-laws or the certificate of incorporation, shall require the affirmative vote of not less than two-thirds of the outstanding votes entitled to be cast on the matter. Unless otherwise required by law, the Board of Directors may amend Shelbourne's bylaws by the affirmative vote of a majority of the directors then in office. The bylaws may also be amended by the stockholders, at an annual meeting or at a special meeting called for such purpose, by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter; provided, that if the Board of Directors recommends that stockholders approve such amendment at such meeting, such amendment shall require the affirmative vote of only a majority of the shares present at such meeting and entitled to vote.

DISSOLUTION OF SHELBOURNE

     Delaware law permits the dissolution of Shelbourne by (1) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (2) upon proper notice, stockholder approval by the affirmative vote of a majority of the votes entitled to be cast on the matter.

MEETINGS OF STOCKHOLDERS

     Under Shelbourne's bylaws, annual meetings of stockholders shall be held at such date and time as determined by the Board of Directors, the Chairman of the Board or the President. The bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders. Special meetings of stockholders may be called only by a majority of the Directors then in office and only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

THE BOARD OF DIRECTORS

     Shelbourne's certificate of incorporation provides that the Board of Directors shall initially consist of seven Directors and thereafter the number of Directors of Shelbourne may be established by the Board of Directors but may not be fewer than the minimum number required by the Delaware law nor more than nine. Subject to the rights, if any, of the holders of any series of preferred stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any vacancy will be filled, including any vacancy created by an increase in the number of Directors, at any regular meeting or at any special meeting called for

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the purpose, by a majority of the remaining Directors. Pursuant to the terms of the certificate of incorporation, the Directors are divided into three classes. One class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 2001, another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 2002 and the third class will hold office initially for a term expiring in 2003. As the term of each class expires, Directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The use of a classified board may render more difficult a change in control of Shelbourne or removal of incumbent management. Shelbourne believes, however, that classification of the Board of Directors will help to assure the continuity and stability of its business strategies and policies.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Shelbourne's certificate of incorporation generally limits the liability of Shelbourne's Directors to Shelbourne to the fullest extent permitted from time to time by Delaware law. The Delaware General Corporation Law permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and some other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to such corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of a corporation, including stockholder derivative suits, unless the directors successfully defend the action or indemnification is ordered by the court.

     The bylaws provide that Directors and officers of Shelbourne shall be, and, in the discretion of the Board of Directors, non-officer employees may be, indemnified by Shelbourne to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities, including legal fees, actually and reasonably incurred in connection with service for or on behalf of Shelbourne. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise. The certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Shelbourne pursuant to the foregoing provisions, Shelbourne has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BUSINESS COMBINATIONS

         Shelbourne is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested

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stockholder" for a period of three years from the date that such person became an interested stockholder unless:

     o the transaction resulting in a person becoming an interested stockholder, or the business combination, was approved by the board of directors of the corporation before the consummation of such transaction;

     o the interested stockholder owned 85% or more of the outstanding voting stock of the corporation, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans, immediately after the transaction in which it became an interested stockholder; or

     o on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

     Under Section 203, an "interested stockholder" is defined, with some exceptions, as any person who, together with affiliates and associates, owns or within the prior three years did own, 15% or more of the corporation's outstanding voting stock.

INDEMNIFICATION AGREEMENTS

     Shelbourne has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that Shelbourne indemnify its directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, including legal fees, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, Shelbourne must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover directors and executive officers under Shelbourne's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the Federal income tax considerations anticipated to be material to prospective stockholders of Shelbourne. The discussion does not address the tax consequences that may be relevant to particular stockholders in light of their specific circumstances or to stockholders who are subject to special treatment under certain Federal income tax laws, such as dealers in securities, traders in securities that elect to mark-to-market, banks, insurance companies, tax-exempt organizations except to the extent discussed under the heading "-- TAXATION Of TAX-EXEMPT STOCKHOLDERS", or non-United States persons except to the extent discussed under the heading "-- TAXATION OF NON-U.S. STOCKHOLDERS". This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     The information in this discussion and the opinions of Rosenman & Colin LLP referenced below are based on current provisions of the Internal Revenue Code, existing, temporary and currently proposed Treasury Regulations thereunder, the legislative history of the Code, existing administrative interpretations and practices of the Internal Revenue Service, and judicial decisions, all of which are subject to change either prospectively or retroactively. Rosenman & Colin has rendered an opinion to the effect that the discussion set forth under this heading, to the extent that it contains descriptions of applicable Federal income tax law, is correct in all material respects as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations or judicial decisions will not significantly change the current law or adversely affect existing interpretations of current law, including the conclusions reached by Rosenman & Colin. No rulings will be sought in connection with any aspect of the Federal income tax consequences described below.

     YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND (IF APPLICABLE) FOREIGN TAX CONSEQUENCES TO YOU OF THE CONVERSION AND THE OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK IN LIGHT OF YOUR SPECIFIC TAX AND INVESTMENT SITUATION.

THE CONVERSION

     The proposed conversion has been structured in a manner intended to result in no recognition of taxable income by you. Rosenman & Colin has rendered an opinion to the effect that, under current Federal income tax law, (1) the conversion will qualify as an exchange governed by Section 351 of the Code in which your partnership will be treated as transferring all of its assets to Shelbourne in exchange for common stock and the assumption by Shelbourne of your partnership's liabilities, followed by your partnership's distribution of the common stock to the unitholders in complete liquidation of your partnership, and
(2) accordingly, no gain or loss will be recognized for Federal income tax purposes by your partnership, the unitholders or Shelbourne as a result of the conversion. A legal opinion is not binding on the Service or the courts. Although the Service has issued a private letter ruling confirming these tax consequences in the case of a transaction substantially similar to the proposed conversion, the letter ruling was not issued to your partnership and analyzed a transaction that was not identical to the proposed conversion. Accordingly, there can be no assurance that the Service will agree with the conclusions reached by Rosenman & Colin in its opinion.

     Your aggregate adjusted tax basis in the common stock that you receive in the conversion will be the same as your aggregate tax basis in your units immediately before the conversion, reduced by your share of your partnership's liabilities, if any, assumed by Shelbourne in the conversion. Your holding period in the common stock generally will include your partnership's holding period in its assets other than assets, if any, that are not capital assets or property described in Section 1231 of the Code.

     Shelbourne and its stockholders will be required to comply with certain reporting requirements set forth in the Treasury Regulations, which will require the reporting of certain information regarding the conversion. Shelbourne will provide stockholders with the documentation that they will be required to furnish with their tax returns for the year of the conversion.

TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST

GENERAL

     The sections of the Code and the corresponding Treasury Regulations relating to the taxation of real estate investment trusts and their stockholders are highly technical and complex. The following discussion sets forth the material aspects of the rules that govern the Federal income tax treatment of a real estate investment trust and its stockholders.

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     Under Federal income tax law, if certain detailed conditions (discussed below) imposed by the Code and the related Treasury Regulations are satisfied, an entity that invests principally in real estate and that would otherwise be subject to tax as a corporation may elect to be treated as a real estate investment trust for U.S. Federal income tax purposes. These conditions relate, in part, to the nature of the entity's assets and income.

     Shelbourne intends to elect to be treated for tax purposes as, and to operate so as to qualify as, a real estate investment trust under Sections 856 through 860 of the Code, commencing with its taxable year ending on December 31, 2000. No assurance can be given that Shelbourne will operate in a manner so as to qualify, or remain qualified, as a real estate investment trust.

     Rosenman & Colin has rendered an opinion to the effect that, commencing with Shelbourne's tax year ending on December 31, 2000, Shelbourne will be organized in conformity with the requirements for qualification as a real estate investment trust, and Shelbourne's proposed method of operation will enable it to meet the requirements for qualification and taxation as a real estate investment trust, provided that (1) the conversion and the procedural steps described below are completed in a timely fashion and (2) Shelbourne and the operating partnership operate in accordance with the customary representations and assumptions for transactions of this nature, including representations with respect to organization, business, properties and operations. The opinion is based upon certain facts, representations and assumptions as of its date, including assumptions and factual representations as to your partnership's organization, business, properties and operation prior to the conversion, and is not binding on the Service or the courts. Qualification and taxation as a real estate investment trust will depend upon whether Shelbourne will be able to meet on an ongoing basis, through its actual annual operating results, its asset base, distribution levels and diversity of share ownership, various qualification tests, the results of which will not be reviewed by Rosenman & Colin. No assurance can be given that the actual results of Shelbourne's operations for any particular taxable year will satisfy such requirements. See "-- FAILURE OF SHELBOURNE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST."

     If Shelbourne qualifies for taxation as a real estate investment trust, it generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a regular corporation. However, Shelbourne will be subject to Federal income tax in the following circumstances:

     (1) Shelbourne will be subject to tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains;

     (2) Under certain circumstances, Shelbourne may be subject to the "alternative minimum tax" on its items of tax preference, if any;

     (3) If Shelbourne has (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, Shelbourne will be subject to tax at the highest corporate rate on such income;

     (4) If Shelbourne has net income from the sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business (a "prohibited transaction"), such income will be subject to a 100% tax;

     (5) For taxable years after 2000, if Shelbourne receives non-arm's length income directly from or as a result of any services provided by a "taxable REIT subsidiary", as defined below, such income will be subject to a 100% tax;

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     (6) If Shelbourne fails to satisfy the 75% gross income test or the 95%
gross income test as discussed below but nonetheless has maintained its qualification as a real estate investment trust because other requirements have been met, Shelbourne will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amount by which Shelbourne fails the 75% or 95% test multiplied by (2) a fraction intended to reflect Shelbourne's profitability;

     (7) If Shelbourne fails to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for such year, (2) 95% of its capital gains for such year, less any capital gains that it elects to retain and pay tax on, and (3) any undistributed taxable income from prior periods, less any capital gains that it elected to retain and pay tax on, Shelbourne will be subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed plus the amounts on which Shelbourne was taxed for such calendar year;

     (8) If Shelbourne acquires any asset from a corporation that is subject to full corporate-level taxation in a transaction in which the basis of the asset in the hands of Shelbourne is determined by reference to the basis of the asset in the hands of such corporation, and Shelbourne recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Shelbourne, then, to the extent of the excess of (a) the fair market value of such asset over (b) Shelbourne's adjusted basis in the asset, determined when Shelbourne acquired the asset, such gain will be subject to tax at the highest regular corporate income tax rate then applicable.

REQUIREMENTS FOR QUALIFICATION

     To qualify as a real estate investment trust, Shelbourne must elect to be treated as such on its Federal income tax return for its taxable year ending December 31, 2000, and must meet the requirements discussed below relating to Shelbourne's organization, sources of income, nature of assets, and distributions of income.

ORGANIZATIONAL REQUIREMENTS

     The outstanding stock of Shelbourne must be held by at least 100 persons and not more than 50% of the value of such stock may be owned, directly or indirectly, by five or fewer individuals (as specially defined) at any time during the last half of the taxable year. For these purposes, some entities are treated as individuals. These stock ownership requirements must be satisfied in Shelbourne's second taxable year and in each subsequent taxable year. Following the conversion, Shelbourne expects to have outstanding stock with sufficient diversity of ownership to enable it to satisfy these requirements. In addition, the certificate of incorporation provides for certain restrictions regarding the transfer of Shelbourne's capital stock in order to assist Shelbourne in meeting the stock ownership requirements, although these restrictions cannot insure that Shelbourne will always satisfy these stock ownership requirements. See "DESCRIPTION OF CAPITAL STOCK -- RESTRICTIONS ON TRANSFER."

     To monitor Shelbourne's compliance with the stock ownership requirements, Shelbourne will be required to maintain records regarding the actual ownership of its stock. To do so, Shelbourne must send a letter to its stockholders requesting that they disclose to Shelbourne the identity of the actual owners of the stock, i.e., the persons required to include Shelbourne's dividends in their income. A list of those persons failing or refusing to comply with this demand must be maintained as part of Shelbourne's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its Federal income tax return disclosing the actual ownership of the stock and certain other information.

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INCOME TESTS

     In order to maintain its qualification as a real estate investment trust, Shelbourne must satisfy two gross income requirements each year:

     (1) At least 75% of Shelbourne's gross income, other than gross income from "prohibited transactions," for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments. Income derived from investments in real property includes "rents from real property" as defined in the Code and gain from the sale or disposition of real property other than property held primarily for sale to customers in the ordinary course of business, as well as dividends and gains from shares in other real estate investment trusts; and

     (2) At least 95% of Shelbourne's gross income, other than gross income from "prohibited transactions," for each taxable year must be derived from such real property investments, dividends, interest, gain from the sale or disposition of stock or securities or any combination of the foregoing.

     Shelbourne will own, directly and indirectly, partnership interests in the operating partnership. In the case of a real estate investment trust that is a partner in a partnership, Treasury Regulations provide that the real estate investment trust will be deemed to own its proportionate share of the assets of such partnership and will be deemed to be entitled to the income of such partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of Shelbourne for purposes of satisfying the gross income tests described above and the asset tests described below. Shelbourne Properties I GP, LLC, the operating partnership's general partner, will be a limited liability company wholly-owned by Shelbourne. For Federal income tax purposes, such entity's assets, liabilities and items of income, deduction and credit will be treated as assets, liabilities and items of Shelbourne.

     Shelbourne currently anticipates that its gross income will consist primarily of rents paid under leases of properties owned by the operating partnership. Such rents will qualify as "rents from real property" in satisfying the 75% and 95% gross income tests described above provided that several conditions are met:

     (1) The amount of rent generally must not be based in whole or in part on the income or profits of any person. However, rents will not be excluded from the term "rents from real property" solely by reason of being based on fixed percentages of receipts or sales. Also, rents received from a tenant based on the tenant's income from the property may qualify as "rents from real property" if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a real estate investment trust;

     (2) The rent must not be received from a tenant as to which Shelbourne, or any actual or constructive owner of 10% or more of Shelbourne, directly or indirectly owns 10% or more in voting power or number of shares of such tenant which we refer to as a Related Party Tenant. Recently enacted legislation, which applies to rents received or accrued beginning after December 31, 2000, provides an exception to this rule for rents received under some circumstances from a taxable REIT subsidiary, which is any corporation having a real estate investment trust as a shareholder that makes and maintains a valid election to be treated as a taxable REIT subsidiary under the Code;

     (3) Any rent attributable to personal property leased in connection with a lease of real property must not exceed 15% of the total rent received for the year under the lease;

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     (4) Shelbourne generally must not operate or manage the property or furnish or render services to the tenants of such property other than through an independent contractor who is adequately compensated and from whom Shelbourne derives no income. Beginning after 2000, services also may be provided to tenants through a taxable REIT subsidiary subject to applicable limitations. A real estate investment trust also may provide basic services to tenants without having to engage independent contractors if the services in question are of a limited type that a tax-exempt organization can provide to its tenants without causing its rental income to be treated as taxable under the Code, i.e., services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and that are not considered rendered for the convenience of the occupant of the property. However, receipts for services, whether or not rendered by an independent contractor or, for taxable years after 2000, a taxable REIT subsidiary, that are not customarily provided to tenants in properties of a similar class and in the same geographic market as the relevant property is located will not qualify as "rents from real property."

     Shelbourne anticipates that all or substantially all of the operating partnership's rental income will qualify as "rents from real property" for purposes of the 75% and the 95% gross income tests. The operating partnership does not intend to charge rent for any property that is based in whole or in part on the income or profits of any person except by reason of being based on a fixed percentage of receipts or sales, as described above, and does not intend to derive rents from any persons who, immediately after the conversion, would be Related Party Tenants as to Shelbourne. The operating partnership does not intend to derive rent from personal property leased in connection with real property that exceeds 15% of the total rents under the lease. The operating partnership intends to provide only services of a type that are customarily provided to tenants in properties of a similar class in the geographic market in which the property is located, and all such services will be provided through independent contractors, except that the operating partnership or the advisor may provide basic maintenance services of a type that could be provided by a tax-exempt landlord to its tenants and, after 2000, may also engage taxable REIT subsidiaries to provide permitted services to tenants.

     Net income realized by Shelbourne from the sale or other disposition of property will be treated as income from a "prohibited transaction" and, as such, will not count towards satisfying the 95% and 75% income tests and will be subject to a 100% penalty tax, if the property was held by the operating partnership primarily for re-sale. Under existing law, whether property is held primarily for re-sale is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Accordingly, although Shelbourne currently anticipates that the operating partnership's properties will be held with a view to long-term appreciation and that the operating partnership will make only such occasional sales of properties as are consistent with its investment objectives, there can be no assurance that all of Shelbourne's income from real property sales will be treated as qualifying income which is not subject to the 100% penalty tax.

     The operating partnership may acquire ownership interests in other partnerships or entities treated as partnerships for income tax purposes. Prior to acquiring such interests, the operating partnership will examine the income and assets of such entity, and currently does not intend to acquire partnership interests in an entity if Shelbourne's indirect share of the income or assets of the entity after the acquisition would cause Shelbourne to exceed applicable limits on non-qualifying income or assets.

     It is possible that the operating partnership might have some gross income that is not qualifying income for purposes of one or both of the 75% or 95% gross income tests. However, Shelbourne currently believes that its aggregate gross income from the operating partnership will satisfy the foregoing 75% and 95% gross income tests for each taxable year commencing with Shelbourne's first taxable year.

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     If Shelbourne fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a real estate investment trust for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if:

     (1) Shelbourne's failure to meet such tests was due to reasonable cause and not due to willful neglect;

     (2) Shelbourne attaches a schedule of the sources of its income to its Federal income tax return; and

     (3) Any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether Shelbourne would be entitled to the benefit of these relief provisions in all circumstances. Also, as discussed above under "TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST -- GENERAL," even if these relief provisions apply, a tax would be imposed with respect to the excess gross income.

ASSET TESTS

     Shelbourne, at the close of each quarter of its taxable year, also must satisfy the following three tests relating to the nature of its assets:

     (1) At least 75% of the value of Shelbourne's total assets must be represented by real estate assets, which for these purposes will include (a) its allocable share of real estate assets held by partnerships in which Shelbourne owns an interest including its allocable share of the real estate assets held by the operating partnership, (b) shares in other real estate investment trusts, and (c) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Shelbourne, cash, cash items and government securities;

     (2) Not more than 25% of Shelbourne's total assets may be represented by securities other than those in the 75% asset class; and

     (3) Of the investments included in the 25% asset class, the value of any one issuer's securities owned by Shelbourne directly or through the operating partnership may not exceed 5% of the value of Shelbourne's total assets and Shelbourne may not own more than 10% of the outstanding voting securities of any one issuer other than another real estate investment trust or a qualified REIT subsidiary or a partnership or other flow-through entity, and, after 2000, may not own more than 10% of the voting power or value of the outstanding equity or convertible debt securities of any one issuer other than another real estate investment trust or a qualified REIT subsidiary or a partnership or other flow-through entity. However, after 2000, Shelbourne also will be permitted to own more than 10% of the securities of taxable REIT subsidiaries provided that the total value of these securities does not exceed 20% of the total value of all of Shelbourne's assets.

     Shelbourne anticipates that, as of the closing of the conversion, substantially more than 75% of the fair market value of the assets indirectly owned by Shelbourne through the operating partnership will consist of non-residential rental real estate owned in fee. Shelbourne also expects that, at all times, substantially more than 75% of the assets indirectly owned by Shelbourne through the operating partnership will consist of fee ownership of real property. The operating partnership currently intends to structure its acquisition of any direct or indirect ownership interests in any entity taxable as a corporation for Federal income tax purposes in a manner that Shelbourne determines will be consistent with Shelbourne's satisfying the asset tests both at the time of the acquisition and for the quarter in which the acquisition occurs. Accordingly,

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Shelbourne believes that it will be able to meet the asset tests described above at the time of the conversion and on a going forward basis.

     If Shelbourne should fail to satisfy the asset tests at the end of a quarter, such failure would not cause it to lose its real estate investment trust status if:

     (1) it satisfied all of the asset tests at the close of the preceding quarter; and

     (2) the failure arose solely from changes in the market values of Shelbourne's assets.

If the condition described in clause (2) of the preceding sentence were not satisfied, Shelbourne could still avoid disqualification by curing the failure within 30 days after the close of the quarter in which it arose.

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a real estate investment trust, Shelbourne will be required to make ordinary income distributions to its stockholders in an amount at least equal to (1) the sum of (a) 95% - 90% for taxable years after 2000 - of Shelbourne's "real estate investment trust taxable income," defined as taxable income computed without regard to the dividends paid deduction and excluding net capital gain, and (b) 95% of its after-tax net income, if any, from foreclosure property, minus (2) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Shelbourne timely files its tax return for such year and paid on or before the first regular dividend payment date after such declaration. Shelbourne intends to make timely distributions sufficient to satisfy this requirement.

     To the extent that Shelbourne does not distribute all of its net capital gain or distributes at least 95% (90% after 2000), but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. In addition, if Shelbourne fails to distribute during each calendar year at least the sum of:

     (1) 85% of its ordinary income for such year;

     (2) 95% of its capital gain net income for such year less any capital gains that Shelbourne elects to retain and pay tax on; and

     (3) any undistributed taxable income from prior periods, less any capital gains from such periods that Shelbourne elected to retain and pay tax on,

Shelbourne will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed plus any amounts on which Shelbourne was taxed for such calendar year.

     It is possible that Shelbourne may report taxable income in excess of cash flow due to timing or other differences between the operating partnership's inclusion of income and its actual receipt of the related cash, or due to the operating partnership's payment of non-deductible items, such as principal amortization or capital expenditures, in excess of non-cash deductions, such as deductions for depreciation and accrued but unpaid interest. In that event, if Shelbourne does not have sufficient cash or liquid assets to satisfy the distribution requirements above, Shelbourne or the operating partnership may find it necessary to arrange for short-term, or possibly long-term, borrowings, issue equity or sell assets.

     Under certain circumstances, Shelbourne may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included

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in Shelbourne's deduction for dividends paid for the earlier year. Thus,
Shelbourne may be able to avoid being taxed on amounts distributed as deficiency dividends. However, Shelbourne will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE OF SHELBOURNE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     If Shelbourne fails to qualify for taxation as a real estate investment trust in any taxable year, and if certain relief provisions do not apply, Shelbourne will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Shelbourne fails to qualify as a real estate investment trust will not be deductible by Shelbourne in computing its taxable income. As a result, the cash available for distribution by Shelbourne to its stockholders would be significantly reduced. In addition, if Shelbourne fails to qualify as a real estate investment trust, all distributions to stockholders will be subject to tax as ordinary income, to the extent of Shelbourne's current and accumulated earnings and profits. In that event, subject to applicable limitations, distributions paid to a corporate distributee may qualify for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Shelbourne also would be disqualified from being treated as a real estate investment trust for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances Shelbourne would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

DISTRIBUTIONS BY SHELBOURNE

     Distributions not designated as capital gain dividends that are made to taxable U.S. stockholders will be subject to tax as ordinary income to the extent of Shelbourne's current and accumulated earnings and profits as determined for Federal income tax purposes, and will not qualify for the dividends received deduction in the case of taxable stockholders which are corporations. Dividends will be taxable to stockholders even if the stockholder uses the funds to purchase additional shares of common stock. If the amounts distributed exceed Shelbourne's earnings and profits, the excess will be treated as a tax-free return of capital to a taxable stockholder that will reduce the amount of his adjusted tax basis in his common stock, and, once the taxable stockholder's adjusted tax basis in his common stock has been reduced to zero, as capital gain assuming that the common stock is held as a capital asset.

     Dividends declared by Shelbourne in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month are treated as both paid by Shelbourne and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Shelbourne on or before January 31 of the following calendar year.

     Distributions made by Shelbourne to taxable stockholders that are properly designated by Shelbourne as long-term capital gain dividends will be subject to tax as long-term capital gains without regard to the period for which a stockholder has held his common stock. However, corporate stockholders may be required to treat up to 20% of such capital gain dividends as ordinary income, and, for non-corporate stockholders, a 25% Federal income tax rate, rather than a 20% tax rate, may apply to all or a portion of such capital gain dividends.

     Shelbourne may elect to retain its net long-term capital gains rather than distribute them. In that event, a stockholder would be deemed to receive a capital gain dividend equal to its share of such retained capital gains, if any, and would receive a tax credit or refund for his share of the tax paid by Shelbourne on

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such undistributed capital gains. The stockholder's tax basis in his common stock would be increased by his share of the undistributed capital gains less his share of the tax paid by Shelbourne.

     Shelbourne will notify each stockholder after the close of Shelbourne's taxable year as to the portions of the distributions attributable to that year which constitute ordinary income, capital gain or a return of capital, and, as to capital gain distributions, if any, the portion that is taxable for non-corporate stockholders as a 25% gain distribution and the portion that is taxable as a 20% gain distribution.

PASSIVE ACTIVITY LOSSES AND THE INVESTMENT INTEREST LIMITATION

     Distributions made by Shelbourne and gain, if any, from the sale or exchange of a stockholder's common stock will not be treated as passive activity income. As a result, taxable stockholders generally will not be able to apply any "passive activity losses," including any unused passive activity losses from your partnership, against such income or gain, except that unused passive activity losses from your partnership generally will be deductible, subject to any other applicable limitations, in the year a stockholder sells all his common stock. Dividends from Shelbourne that do not constitute a capital gain dividend or a return of capital generally will be treated as investment income for purposes of the investment interest limitation. However, unless a taxable stockholder elects to pay tax on such gain at ordinary income rates, net capital gain from the sale or other disposition of shares of common stock and capital gain dividends from Shelbourne will not be considered investment income for purposes of the investment interest limitation. See also "COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE -- TAXATION OF TAXABLE LIMITED PARTNERS".

SALE OF COMMON STOCK

     Upon any sale or other disposition of common stock, a taxable stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on such sale or other disposition and (2) such taxable stockholder's adjusted basis in such common stock for tax purposes. Such gain or loss will be capital gain or loss if such taxable stockholder held such common stock as a capital asset and, if the taxable stockholder is an individual, estate or trust, such gain will be taxable at a maximum marginal Federal income tax rate of 20% if such common stock has been held for more than one year. In general, any loss recognized by a taxable stockholder upon the sale or other disposition of common stock that has been held for six months or less under applicable holding period rules will be treated as a long-term capital loss to the extent of any distributions received by the taxable stockholder from Shelbourne that were treated as long-term capital gains.

BACKUP WITHHOLDING

     Shelbourne will report to its taxable stockholders and the Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. A taxable stockholder may be subject to backup withholding at a rate of 31% with respect to dividends unless such taxable stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements. A taxable stockholder that does not provide Shelbourne with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the taxable stockholder's Federal income tax liability. Additional withholding issues may arise for non-U.S. stockholders. See "-- TAXATION OF NON-U.S. STOCKHOLDERS - BACKUP WITHHOLDING TAX AND INFORMATION REPORTING."

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TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Based upon a published ruling by the Service, distributions by Shelbourne to a tax-exempt stockholder will not constitute unrelated business taxable income, provided that the tax-exempt stockholder does not hold its common stock as "debt-financed property" within the meaning of the Code and such common stock is not otherwise used in an unrelated trade or business of the tax-exempt stockholder. Subject to the same proviso, income from the sale of common stock will not constitute unrelated business taxable income to a tax-exempt stockholder. However, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under Sections 501(c)(7), (9), (17) and
(20), respectively, of the Internal Revenue Code are subject to different rules that generally will require them to treat their income from Shelbourne as unrelated business taxable income unless they satisfy applicable set aside and reserve requirements as to which they should consult their own tax advisors. In addition, a portion of the dividends paid by Shelbourne may be treated as unrelated business taxable income to certain U.S. private pension trusts if Shelbourne is treated as a "pension-held real estate investment trust." Based on stock ownership restrictions imposed by Shelbourne (see "THE CONVERSION -- CONDITIONS TO THE CONVERSION" and "DESCRIPTION OF CAPITAL STOCK -- RESTRICTIONS ON OWNERSHIP AND TRANSFER"), Shelbourne does not anticipate that it will be a "pension-held real estate investment trust." In any event, if Shelbourne were to become a pension-held real estate investment trust, these rules generally would apply only to certain U.S. pension trusts that hold more than 10% of Shelbourne's stock.

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing the U.S. Federal income taxation of the ownership and disposition of common stock by persons that are nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts, collectively, "Non-U.S. Holders", are complex, and we have only provided a brief summary of those rules. Prospective Non-U.S. Holders should consult their tax advisors to determine the impact of Federal, state, local and foreign tax laws with regard to an investment in common stock in light of their individual investment circumstances.

DISTRIBUTIONS BY SHELBOURNE

     Distributions received by Non-U.S. Holders that are not attributable to gain on sales or exchanges by Shelbourne of U.S. real property interests and are not designated as capital gain dividends generally will be subject to U.S. withholding tax at the rate of 30% unless reduced by treaty. In cases where the dividend income from a Non-U.S. Holder's investment in common stock is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder will generally be subject to U.S. tax at graduated rates in the same manner as U.S. stockholders, and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation. Distributions in excess of current or accumulated earnings and profits of Shelbourne to Non-U.S. Holders will not be subject to tax to the extent that they do not exceed the Non-U.S. Holder's adjusted basis its common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below.

     Shelbourne expects to withhold U.S. income tax at the rate of 30% on any distribution made to a Non-U.S. Holder unless (a) a lower treaty rate applies and the required form or certification evidencing eligibility for that lower rate is filed with Shelbourne or (b) a Non-U.S. Holder files a Federal Form 4224 with Shelbourne claiming that the distribution is effectively connected income.

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     Distributions to a Non-U.S. Holder that are attributable to gain from sales or exchanges by Shelbourne of United States real property interests will be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, Non-U.S. Holders generally would be subject to tax on such distributions at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. If it is a corporation, a Non-U.S. Holder also may be subject to a 30% branch profits tax. Shelbourne will be required to withhold 35% of any capital gain distribution. That amount will be creditable against the Non-U.S. Holder's Federal income tax liability.

SALE OF COMMON STOCK

     Gain recognized by a Non-U.S. Holder upon the sale or exchange of common stock generally will not be subject to United States taxation so long as Shelbourne is a "domestically-controlled real estate investment trust," i.e., a real estate investment trust in which, at all times during a specified testing period, less than 50% in value of its stock is held directly and indirectly by Non-U.S. Holders. Shelbourne currently anticipates that it will be a "domestically-controlled real estate investment trust," but, because common stock will be publicly traded, cannot assure this result. If Shelbourne ceases to be a "domestically-controlled real estate investment trust," gain arising from the disposition of common stock will not be subject to tax if the Non-U.S. Holder owned 5% or less of Shelbourne's outstanding stock throughout the five-year period ending on the date of disposition. Otherwise, the Non-U.S. Holder would be subject to regular U.S. income tax with respect to such gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of a foreign corporation, and the purchaser of common stock would be required to withhold and remit to the Service, an amount equal to 10% of the purchase price.

     Notwithstanding the foregoing, a Non-U.S. Holder will be subject to tax on gain from the sale or exchange of common stock not otherwise subject to FIRPTA if the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Shelbourne must report annually to the Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such stockholder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-U.S. Holder resides.

     Backup withholding tax otherwise imposed at the rate of 31% generally will not apply to dividends paid on common stock to a Non-U.S. Holder at an address outside the United States.

     The payment of the proceeds from the disposition of common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock to or though a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

     The backup withholding tax is not an additional tax and may be credited against a Non-U.S. Holder's Federal income tax liability or refunded to the extent excess amounts are withheld, provided that the Non-U.S. Holder files an appropriate claim for refund with the Service.

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     The Service has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. These final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 2000. You should consult your tax advisor regarding the application of the final Treasury Regulations and their potential effect on your ownership of common stock.

TAX STATUS OF THE OPERATING PARTNERSHIP

     Substantially all of Shelbourne's investments will be held through the operating partnership. Your partnership and Shelbourne each believe that following the conversion, the operating partnership will be classified as either
(1) a disregarded entity if 100% of its membership interests are held by Shelbourne directly or indirectly through one or more wholly-owned flow-through entities, i.e., a limited liability company or a qualified real estate investment trust subsidiary, or (2) a partnership if, in addition to Shelbourne, at least one other person who or which is not a disregarded entity of Shelbourne, owns an interest in the operating partnership. In this regard, neither the operating partnership nor the limited liability company through which Shelbourne owns an interest in the operating partnership will elect to be classified as an association taxable as a corporation. Accordingly, Shelbourne will include in its income its allocable share of operating partnership income for purposes of the various real estate investment trust income tests and in the computation of its real estate investment trust taxable income. Moreover, for purposes of the real estate investment trust asset tests, Shelbourne will include its proportionate share of assets held through the operating partnership.

     The operating partnership may acquire properties in the future by accepting contributions of property in exchange for which the property contributor will receive limited partnership interests in the operating partnership that are redeemable for cash or, at Shelbourne's option, stock in Shelbourne. The operating partnership's tax basis in any properties so contributed generally will be the same as the tax basis of the properties in the hands of the contributor, which tax basis will likely be less than the fair market value of the contributed properties. This will cause Shelbourne to be allocated lower amounts of depreciation deductions for tax purposes with respect to such properties than would be allocated to Shelbourne if all properties were to have a tax basis equal to their fair market value. This may result in a higher portion of Shelbourne's distributions being taxed as dividends than would have occurred if such properties had a tax basis equal to their fair market value, as would be the case if they were purchased for cash.

OTHER TAXES

     Shelbourne, its subsidiaries or the operating partnership may be subject to state or local tax in various states or localities in which the operating partnership owns property. The state or local tax treatment of Shelbourne and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws upon an investment in common stock in light of their individual investment circumstances.

TRANSFER TAXES

     Transfer taxes may be imposed in certain state and local jurisdictions in connection with the conversion.

POSSIBLE TAX LAW CHANGES

     Shelbourne cannot predict whether one or more provisions affecting real estate investment trusts or Shelbourne will be enacted, what form any final legislative language will take if so enacted, or the effective date of any such legislation. Other changes in the tax law could affect the tax consequences to you of owning common stock.

IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

     The discussion under this heading is intended only as a summary of Federal income tax consequences of the conversion and owning and disposing of common stock, and is not a substitute for careful tax planning with a tax professional. Such tax consequences may vary depending on your individual circumstances. Accordingly, you are urged to consult with your tax advisor about the Federal, state, local and foreign tax consequences of the conversion and owning and disposing of common stock.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission, which we refer to as the SEC, a Registration Statement on Form S-4 under the Securities Act of 1933, as amended. This consent solicitation statement constitutes the prospectus filed as part of the Registration Statement. This consent solicitation statement does not contain all of the information included in the Registration Statement. Any statement that we make in this prospectus concerning the contents of any contract, agreement or document is not necessarily complete. If we have filed any such contract, agreement or document as an exhibit to the Registration Statement you should read the exhibit for a more complete understanding of the document or matter involved. EACH STATEMENT REGARDING A CONTRACT, AGREEMENT OR OTHER DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ACTUAL DOCUMENT.

     Your partnership files periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy the Registration Statement, including the attached exhibits, and any reports, statements or other information that are on file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC, Public Reference Section, at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

     You may also obtain reports and other information concerning your partnership electronically through a variety of databases, including, among others, the SEC's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

     We have not authorized any person to give any information or to make any representation other than those contained in or incorporated by reference into this consent solicitation statement in connection with our solicitation of consents or our offering of securities. You must not rely on any other information or representation as having been authorized by us. Neither the delivery of this consent solicitation statement nor any distribution of common stock offered hereby shall create under any circumstances an implication that there has been no change in the affairs of your partnership or Shelbourne since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. However, if any material change occurs while this consent solicitation statement is required to be delivered, we will amend or supplement this consent solicitation statement accordingly. This consent solicitation statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a consent, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or consent solicitation.

     We will provide you, upon written or oral request, free of charge, a copy of any document referred to above that has been incorporated into this consent solicitation statement by reference, except exhibits to the document. Please send requests for these documents to Resources Capital Corp., 5 Cambridge Center, 9th floor, Cambridge, MA 02142. You should make telephone requests for copies to us at (617) 234-2000. In order to ensure timely delivery of the documents, we should receive such requests by _______ __, 2000.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Your partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Quarterly Report on Form 10-Q for the period ended March 31, 2000 and the Quarterly Report on Form 10-Q for the period ended June 30, 2000, each of which has been filed by your partnership with the SEC pursuant to the Exchange Act, are incorporated herein by reference. Your partnership's SEC file number is 000-14438.

     All documents filed by your partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this consent solicitation statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this consent solicitation statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this consent solicitation statement.

                           FORWARD-LOOKING STATEMENTS

     This consent solicitation statement contains forward-looking statements about the financial condition, results of operations and business of the operating partnership and Shelbourne. All statements, other than statements of historical facts included in this prospectus, that address activities, events or developments that we believe, intend or anticipate will or may occur in the future are forward-looking statements.

     Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Actual results may differ materially from those expressed or implied by the forward-looking statements for various reasons, including those discussed under the "RISK FACTORS" section of this consent solicitation statement. You are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this consent solicitation statement.

                                     EXPERTS

     The financial statements of your partnership as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated in this prospectus by reference from your partnership's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The balance sheet of Shelbourne as of June 30, 2000 included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and is included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The property appraisals referred to in this consent solicitation and filed as exhibits to the Registration Statement to which this consent solicitation is a part have been prepared by Cushman & Wakefield and are included in reliance upon the authority of said firm as experts in giving such reports.

     The valuation analysis report referred to in this consent solicitation and filed as an exhibit to the Registration Statement to which this consent solicitation is a part has been prepared by Insignia/ESG and is included in reliance upon the authority of said firm as experts in giving such reports.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered pursuant to this consent solicitation statement and certain tax matters related to the Partnership and Shelbourne as described under "FEDERAL INCOME TAX CONSEQUENCES" will be passed upon by Rosenman & Colin LLP, New York, New York.

INDEPENDENT AUDITORS' REPORT

To the Shareholders of Shelbourne Properties I, Inc.

We have audited the accompanying consolidated balance sheet of Shelbourne Properties I, Inc. and subsidiaries (the "Company") as of June 30, 2000. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company at June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
September 15, 2000
Boston, Massachusetts

                          SHELBOURNE PROPERTIES I, INC.
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2000

                                     ASSETS

Cash                                                                 $1,000
                                                                     ======

                      LIABILITIES AND STOCKHOLDER'S EQUITY


Common Stock, $.01 par value
100 shares authorized, 100 issued and outstanding                        $1
Additional paid in capital                                              999
                                                                       ----
                                                                     $1,000
                                                                     ======

NOTES:

1.   ORGANIZATION

     Shelbourne Properties I, Inc., a Delaware corporation was formed on February 8, 2000 for the purpose of exchanging common stock of the Company for the units of limited partnership interest of Integrated Resources High Equity Partners, Series 85, A California Limited Partnership (the "Exchange"). The Company has two wholly-owned subsidiaries, Shelbourne Properties I GP, LLC and Shelbourne Properties I L.P. and all intercompany balances have been eliminated in consolidation.

2.   SUMMARY OF ACCOUNTING POLICIES

     Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the reporting date. Actual amounts could differ from those estimates.

     Income Taxes

     The Company intends to qualify and operate as a real estate investment trust ("REIT") under the provisions of the Internal Revenue Code. Under these provisions, the Company is required to distribute at least 95% (90% for taxable years after 2000) of its REIT taxable income to its shareholders to maintain the REIT qualification and not be subject to Federal income taxes for the portion of taxable income distributed. The Company must also satisfy certain tests concerning the nature of its assets and income distributed and meet certain record keeping requirements.

                                   APPENDIX A

                                  CONSENT FORM

                                                                      APPENDIX A

                                                                          Part A

                                  CONSENT FORM

              INTEGRATED RESOURCES HIGH EQUITY PARTNERS, SERIES 85,
                        A CALIFORNIA LIMITED PARTNERSHIP
                   c/o American Stock Transfer & Trust Company
                                 40 Wall Street
                            New York, New York 10005
                              Attn: Cynthia Trotman

Dear Limited Partner:

     Enclosed is a consent solicitation statement describing the proposed tax-free conversion of your partnership into a real estate investment trust that will be listed on the American Stock Exchange-listed real estate investment trust. Your general partners are proposing the conversion as the final step of a court-approved class action settlement. Your general partners believe that the conversion is fair and recommend that you vote "YES" in favor of the conversion.

Your vote is important. Please complete the bottom portion of this consent form and then return it using the enclosed pre-addressed postage paid envelope or by facsimile to (718) 236-2641. If you have any questions, please call (888) 448-5554.

-------------------------------PLEASE DETACH HERE-------------------------------

             INTEGRATED RESOURCES HIGH EQUITY PARTNERS, SERIES 85, A
               CALIFORNIA LIMITED PARTNERSHIP CONSENT SOLICITED BY
                           RESOURCES HIGH EQUITY, INC.
                  CONSENT EXPIRATION DATE: ________ ___, 2000


The undersigned, a holder of units (the "Units") of limited partnership interest in Integrated Resources High Equity Partners, Series 85, A California Limited Partnership (the "Partnership"), hereby acknowledges receipt of the consent solicitation statement, dated _________ ___, 2000, and votes with respect to the conversion of the Partnership described therein, including the merger of the Partnership with and into SHELBOURNE PROPERTIES I L.P. pursuant to the Merger Agreement as set forth in Appendix B thereto, as follows:


       YES                            NO                       ABSTAIN
(Approve conversion)      (Do not approve conversion)    (Same as voting NO)

       [ ]                           [ ]                        [ ]


                                                         Dated:           , 2000
                       ----------------------------------      -----------
                                   Signature


                       ----------------------------------
                          Signature (if held jointly)


                       ----------------------------------
                                     Title

                       Please mark here for change of address [ ]

                       IMPORTANT: Please sign exactly as name appears hereon. When Units are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name. If this card is returned signed but no vote is indicated, you will be deemed to have voted "YES" in favor of the conversion.

                                                                          Part B

     This form appoints each of Michael L. Ashner and Peter Braverman as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the conversion. This power of attorney is intended solely to ease the administrative burden of completing the conversion without requiring your signatures on multiple documents.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Michael L. Ashner and Peter Braverman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to execute any and all documents in connection with the conversion of Integrated Resources High Equity Partners, Series 85, a California Limited Partnership into Shelbourne Properties I, Inc. on my behalf, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Signatures                   Title                                 Date
----------                   -----                                 ----
                             Limited Partner,
------------------------     High Equity Partners, Series 85,  -----------------
Name:                        A California Limited Partnership

                                   APPENDIX B

                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER

                                                                      APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

                                     MERGING
              INTEGRATED RESOURCES HIGH EQUITY PARTNERS, SERIES 85,
                        A CALIFORNIA LIMITED PARTNERSHIP
                                      INTO
                          SHELBOURNE PROPERTIES I L.P.

     AGREEMENT AND PLAN OF MERGER, dated as of _______ ___, 2000 (the "Agreement"), among Shelbourne Properties I, Inc., a Delaware corporation (the "Company"), Shelbourne Properties I L.P., a Delaware limited partnership ("Shelbourne L.P.") and Integrated Resources High Equity Partners, Series 85, a California Limited Partnership ("HEP").

                                    RECITALS:

     A. The Company, Shelbourne L.P. and HEP desire that HEP be merged with and into Shelbourne L.P. pursuant to this Agreement and that each of the outstanding units of limited partnership interest in HEP ("Units") be converted into three
(3) shares of the Company's common stock, $0.01 par value ("Common Stock"), as contemplated by the conversion (the "Conversion") described in the consent solicitation statement/prospectus of the Company and HEP.

     B. As of the date of this Agreement, the general partners of HEP are Resources High Equity Inc. and Presidio AGP Corp., each Delaware corporations (collectively, the "HEP General Partners"), with an aggregate 5% partnership interest and there are 400,010 Units outstanding. As of the date of this Agreement, the Company is the sole limited partner of Shelbourne L.P. with a 99% partnership interest, and Shelbourne Properties I GP, LLC, a Delaware limited liability company, the sole member of which is the Company ("Shelbourne GP"), is the sole general partner of Shelbourne L.P. with a 1% partnership interest.

     C. The HEP General Partners and the limited partners of HEP owning a majority of the outstanding Units have consented to the adoption and authorization of this Agreement, the transactions contemplated hereby, and the plan of merger set forth herein. The Company, as the sole limited partner of Shelbourne L.P., and Shelbourne GP as the sole general partner of Shelbourne L.P., have consented to the adoption and authorization of this Agreement, the transactions contemplated hereby and the plan of merger set forth herein. The adoption and authorization of this Agreement, the transactions contemplated hereby and the plan of merger set forth herein have been approved by the Board of Directors of the Company.

     Accordingly, in consideration of the promises, and the mutual covenants and agreements herein contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

                                    ARTICLE 1

                                   THE MERGER

     SECTION 1.01 MERGER OF HEP INTO SHELBOURNE L.P. At the Effective Time (as defined in Section 1.05 hereof), HEP shall merge with and into Shelbourne L.P. (the "Merger"), and the separate existence of HEP shall cease. Shelbourne L.P. shall be the surviving entity in the Merger (hereinafter, the surviving entity is referred to as the "Operating Partnership") and its existence with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

     SECTION 1.02 EFFECT OF THE MERGER. The Merger shall have the effects provided for in (i) the California Revised Limited Partnership Act ("CRLPA") as applicable to limited partnerships formed and continuing to be governed under the California Uniform Limited Partnership Act ("CULPA") and (ii) the Delaware Revised Uniform Limited Partnership Act ("DRULPA").

     SECTION 1.03 GENERAL PARTNER. Shelbourne GP shall be the sole general partner of the Operating Partnership with a 1% partnership interest therein.

     SECTION 1.04 GOVERNING INSTRUMENT OF THE OPERATING PARTNERSHIP. The Agreement of Limited Partnership of Shelbourne L.P. in effect immediately prior to the Effective Time, shall be the Agreement of Limited Partnership of the Operating Partnership.

     SECTION 1.05 EFFECTIVE TIME. Promptly after the date hereof, a certificate of merger evidencing the Merger shall be filed with the Secretary of State of the State of California pursuant to CRLPA and with the Secretary of State of the State of Delaware pursuant to DRULPA (the "Certificate of Merger"). The Merger shall become effective upon the latest of (i) the time and date of the filing of the Certificate of Merger with the Secretary of State of California and (ii) the time and date of filing of the Certificate of Merger with the Secretary of State of the State of Delaware, except that, in the event that the Certificate of Merger specifies in accordance with DRULPA a date and time subsequent to the date of such filing on or at which the Merger is to become effective, the Merger shall be effective on and at such subsequent time (such time and date when the Merger shall become effective is herein referred to as the "Effective Time").

                                    ARTICLE 2

                              EFFECT ON SECURITIES

     SECTION 2.01 HEP GENERAL PARTNER INTERESTS. The general partner interests in HEP held by the General Partners immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the HEP General Partners, be converted into 63,159 shares of Common Stock.

     SECTION 2.02 UNITS. Each Unit that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the holder thereof, be converted into three (3) shares of Common Stock.

     SECTION 2.03 SHELBOURNE L.P. GENERAL PARTNER INTERESTS. The general partner interest in Shelbourne L.P. held by Shelbourne GP immediately prior to the Effective Time shall continue as an equal general partner interest in the Operating Partnership immediately following the Merger, and Shelbourne GP will thereupon continue as the general partner of the Operating Partnership.

     SECTION 2.04 PARTNERSHIP INTEREST IN SHELBOURNE L.P. HELD BY THE COMPANY. The partnership interest in Shelbourne L.P. held by the Company immediately prior to the Effective Time shall continue as an equal limited partner interest in the Operating Partnership immediately following the Merger, and the Company will thereupon continue as the limited partner of the Operating Partnership.

     SECTION 2.05 COMMON STOCK. Each share of Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the holder thereof, be cancelled and retired, without consideration.

                                    ARTICLE 3

                                  MISCELLANEOUS

     SECTION 3.01 TERMINATION AND AMENDMENT. At any time prior to the filing of the Certificate of Merger pursuant to Section 1.05 hereof, this Agreement may be terminated by the mutual agreement of the Company and the General Partners. This Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 3.02 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

     SECTION 3.03 GENERAL PARTNER ACTIONS. Following the Effective Time, Shelbourne GP, as a general partner of the Operating Partnership, shall be authorized, at such time as it deems appropriate in its full discretion, to execute, acknowledge, verify deliver, file and record, for and in the name of the Operating Partnership, and, to the extent necessary, the general and limited partners of HEP prior to giving effect to the Merger, any and all documents and instruments, and shall do and perform any and all acts required by applicable law or which Shelbourne GP deems necessary or advisable in order to effectuate the Merger.

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first above written.

                                      SHELBOURNE PROPERTIES I, INC.


                                      By:
                                         -----------------------------
                                         Title:




                                      INTEGRATED RESOURCES HIGH EQUITY
                                      PARTNERS, SERIES 85, A CALIFORNIA
                                      LIMITED PARTNERSHIP

                                      By: RESOURCES HIGH EQUITY, INC.
                                            managing general partner


                                      By:
                                         -----------------------------
                                         Title:


                                      SHELBOURNE PROPERTIES I, L.P.

                                      By: SHELBOURNE PROPERTIES I GP, LLC
                                            general partner

                                      By: SHELBOURNE PROPERTIES I, INC.,
                                            sole member


                                      By:
                                         -----------------------------
                                         Title:

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Shelbourne's certificate of incorporation, as amended, and Bylaws provide certain limitations on the liability of Shelbourne's directors and officers for monetary damages to Shelbourne. The certificate of incorporation and Bylaws obligate Shelbourne to indemnify its directors and officers, and permit Shelbourne to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to Shelbourne and the stockholders against these individuals. See "CERTAIN PROVISIONS OF DELAWARE LAW AND SHELBOURNE'S CERTIFICATE AND BYLAWS--Limitation of Liability and Indemnification."

     Shelbourne's certificate of incorporation limits the liability of Shelbourne's directors and officers to Shelbourne to the fullest extent permitted from time to time by Delaware law. The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses, legal fees and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each person acted in good faith and in a manner that be reasonably believed was in or not opposed to Shelbourne's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the actions or indemnification is ordered by the court.

     Shelbourne has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other matters, that Shelbourne indemnify its directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses including legal fees, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, Shelbourne must also indemnify and advance all expenses including legal fees incurred by directors and officers seeking the enforce their rights under the indemnification agreements and may cover directors and officers under Shelbourne's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the Stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act of 1933, as amended (the "Securities Act") is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following documents are filed as part of this Registration
Statement:

   EXHIBIT #                           DESCRIPTION
   ---------                           -----------

      2.1 Form of Merger Agreement (included as Appendix B to the Consent Solicitation Statement/Prospectus included as Part I of this Registration Statement).

      3.1*         Form of Amended and Restated Certificate of Incorporation of
                   Shelbourne

      3.2*         Form of Amended and Restated Bylaws of Shelbourne

      4.1*         Form of Shareholders Rights Agreement

      4.2* Certificate of Designations, Preferences and Rights of Series A Junior Participating Cumulative Preferred Stock


      4.3*         Form of Temporary Stock Certificate


      5.1 Opinion of Rosenman & Colin LLP regarding legality of the shares of the Common Stock issued

      8.1          Opinion of Rosenman & Colin LLP regarding tax matters

     10.1*         Form of Agreement of Limited Partnership of the Operating
                   Partnership

     10.2* Form of Indemnification Agreement between Shelbourne and each of its directors and executive officers


     10.3*         Form of Advisory Agreement


     10.4(P) Appraisal prepared by Cushman & Wakefield of Century Park I Office Complex


     10.5(P) Appraisal prepared by Cushman & Wakefield of 568 Broadway Office Building

     10.6(P) Appraisal prepared by Cushman & Wakefield of Seattle Tower Office Building

     10.7(P)       Appraisal prepared by Cushman & Wakefield of Loch Raven Plaza

     10.8(P) Appraisal prepared by Cushman & Wakefield of Southport Shopping Center

     10.9 Valuation Analysis Report, dated August 31,2000, prepared by Insignia/ESG, Inc. for Integrated Resources High Equity Partners, Series 85, A California Limited Partnership

     23.1          Consent of Rosenman & Colin LLP

     23.2          Consent of Deloitte & Touche LLP

     23.3          Consent of Cushman & Wakefield, Inc.

     23.4          Consent of Insignia/ESG, Inc.

     24.1*         Power of Attorney

     99.1 Form of Consent Form (included as Appendix A to the Consent Solicitation Statement/ Prospectus included as Part I of this Registration Statement).

     99.2* Final Judgment and Order of Dismissal With Prejudice of Superior Court of the State of California.

     99.3          Stipulation of Settlement of Consolidated Class and
                   Derivative Action

     99.4          Continuing Hardship Exemption

      *    Previously filed

     (P)   Filed in paper pursuant to a continuing hardship exemption

     (b) Financial Statement Schedules

     The financial statement schedules are incorporated by reference to the Integrated Resources High Equity Partners, Series 85, A California Limited Partnership Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

ITEM 22. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (e) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof."

         (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on September 15, 2000.

                                       Shelbourne Properties I, Inc.

                                       By:  /s/ Michael L. Ashner
                                          -----------------------------
                                          Michael L. Ashner
                                          President and Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 of Shelbourne Properties I, Inc. has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                           CAPACITY                           DATE
         ---------                           --------                           ----
/s/ Michael L. Ashner
------------------------------
Michael L. Ashner                   President                             September 15, 2000

/s/ Peter Braverman *
------------------------------
Peter Braverman                     Vice President and Director           September 15, 2000

/s/ David T. Hamamoto *
------------------------------
David T. Hamamoto                   Director                              September 15, 2000

/s/ David G. King , Jr.*
------------------------------
David G. King, Jr.                  Vice President and Director           September 15, 2000

/s/ Robert Martin *
------------------------------
Robert Martin                       Director                              September 15, 2000

/s/ W. Edward Scheetz *
------------------------------
W. Edward Scheetz                   Director                              September 15, 2000

/s/ Carolyn Tiffany *
------------------------------
Carolyn Tiffany                     Vice President and Treasurer          September 15, 2000




-------------

*  BY MICHAEL L. ASHNER, ATTORNEY-IN-FACT

                                  EXHIBIT INDEX
                                  --------------

EXHIBIT #                                 DESCRIPTION
---------                                 ------------

   2.1 Form of Merger Agreement (included as Appendix B to the Consent Solicitation Statement/Prospectus included as Part I of this Registration Statement).

   3.1*         Form of Amended and Restated Certificate of Incorporation of
                Shelbourne

   3.2*         Form of Amended and Restated Bylaws of Shelbourne

   4.1*         Form of Shareholders Rights Agreement

   4.2* Certificate of Designations, Preferences and Rights of Series A Junior Participating Cumulative Preferred Stock

   4.3*         Form of Temporary Stock Certificate

   5.1 Opinion of Rosenman & Colin LLP regarding legality of the shares of the Common Stock issued

   8.1          Opinion of Rosenman & Colin LLP regarding tax matters

  10.1*         Form of Agreement of Limited Partnership of the Operating
                Partnership

  10.2* Form of Indemnification Agreement between Shelbourne and each of its directors and executive officers

  10.3*         Form of Advisory Agreement

  10.4(P) Appraisal prepared by Cushman & Wakefield of Century Park I Office Complex

  10.5(P) Appraisal prepared by Cushman & Wakefield of 568 Broadway Office Building

  10.6(P) Appraisal prepared by Cushman & Wakefield of Seattle Tower Office Building

  10.7(P)       Appraisal prepared by Cushman & Wakefield of Loch Raven Plaza

  10.8(P)       Appraisal prepared by Cushman & Wakefield of Southport Shopping
                Center

  10.9 Valuation Analysis Report, dated August 31,2000, prepared by Insignia/ESG, Inc. for Integrated Resources High Equity Partners, Series 85, A California Limited Partnership

  23.1          Consent of Rosenman & Colin LLP

  23.2          Consent of Deloitte & Touche LLP

  23.3          Consent of Cushman & Wakefield, Inc.

  23.4          Consent of Insignia/ESG, Inc.

  24.1*         Power of Attorney

  99.1 Form of Consent Form (included as Appendix A to the Consent Solicitation Statement/ Prospectus included as Part I of this Registration Statement).

  99.2* Final Judgment and Order of Dismissal With Prejudice of Superior Court of the State of California.

  99.3          Stipulation of Settlement of Consolidated Class and Derivative
                Action

  99.4          Continuing Hardship Exemption

 *  Previously filed

(P) Filed in paper pursuant to a continuing hardship exemption